Exhibit (a)(1)(i)

THIS CIRCULAR AND ANY ACCOMPANYING TENDER FORM AND FORM OF PROXY ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION.

If you are in any doubt about the contents of this document or about what action to take, you should immediately seek your own professional advice from your stockbroker, bank, fund manager, solicitor, accountant or other appropriately qualified independent financial advisor authorised under the Financial Services and Markets Act 2000, as amended, if you are taking advice in the United Kingdom or, if you are resident in another jurisdiction, from another appropriately authorised independent financial or professional advisor. All Shareholders are advised to consult their professional advisors regarding their own tax position.

If you sell or otherwise transfer, or have sold or otherwise transferred, all of your Ordinary Shares before 1:00 p.m. (London time) on Thursday 20 June 2024 or ADSs before 5:00 p.m. (New York City time) on Tuesday 18 June 2024, please send this Circular as soon as possible to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. If you sell or otherwise transfer, or have sold or otherwise transferred, only part of your holding of Ordinary Shares or ADSs, you should retain this Circular and the accompanying documentation, and you should consult with the bank, stockbroker or other agent through whom the sale or transfer was effected. If you receive this document as a purchaser or transferee of Ordinary Shares, please contact the Receiving Agent for a Tender Form and for a Form of Proxy. If you receive this document as a purchaser or transferee of ADSs, please contact the Information Agent for details on how to participate in the Tender Offer and the Depositary for details on how to vote in the General Meeting.

Any person (including, without limitation, custodians, nominees and trustees) who may have a contractual or legal obligation or may otherwise intend to forward this Circular to any jurisdiction outside the UK or the United States should seek appropriate advice before taking any action. The distribution of this Circular and any accompanying documents into jurisdictions other than the UK or the United States may be restricted by law. Any person not in the UK or in the United States into whose possession this Circular and any accompanying documents come should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

The Tender Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, email and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Australia, Canada, Japan, New Zealand, Singapore, the Republic of South Africa or any other jurisdiction where the mailing of this Circular or the accompanying documents, or the extension of the Tender Offer, in the manner contemplated by this Circular into or inside such jurisdiction would constitute violation of the laws of such jurisdiction (“Restricted Jurisdiction”). Copies of this Circular and the Tender Form are not being and must not be mailed or otherwise distributed or sent in or into any Restricted Jurisdiction, including to Shareholders with registered addresses in these jurisdictions or to persons whom the Company or Jefferies International Limited (“Jefferies”) know to be trustees, nominees or custodians holding Ordinary Shares (including Ordinary Shares represented by ADSs) for such persons.

Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

PureTech Health plc

Incorporated in England and Wales with registered number 09582467

PROPOSED CAPITAL RETURN OF $100 MILLION TO SHAREHOLDERS BY WAY OF A TENDER OFFER FOR UP TO 33,500,000 ORDINARY SHARES (INCLUDING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES) AT 250 PENCE PER ORDINARY SHARE

AND

NOTICE OF GENERAL MEETING

The return of cash to Shareholders is being implemented by way of a tender offer for the Ordinary Shares to be made by Jefferies acting as principal and on the terms and subject to the Tender Conditions referred to in this Circular. ADS Holders may participate in the Tender Offer by tendering ADSs, which will be deemed an instruction to the Tender Agent to cause the Custodian for the Depositary to tender the Ordinary Shares underlying the tendered ADSs. In the United States, Jefferies LLC, the registered US broker-dealer affiliate of Jefferies, is also participating in the Tender Offer as required by US law. Jefferies and the Company have entered into the Option Agreement pursuant to which Jefferies has the right to require the Company to purchase from Jefferies the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it under the Tender Offer, at the Tender Price. If Jefferies does not exercise its right to require the Company to purchase such Ordinary Shares (including Ordinary Shares represented by ADSs), the Company has the right to require Jefferies to sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to it at the Tender Price.

Holders of Ordinary Shares and ADS Holders should read the whole of this Circular carefully. Your attention is drawn to the letter from the Chair of the Company which is set out in Part III of this Circular and which contains the recommendation from the Board that you vote in favour of the resolutions to be proposed at the General Meeting referred to below. The attention of ADS Holders is drawn to Part VIII of this Circular as it contains important information specifically in respect of tendering ADSs. Part IV and Part V of this Circular relate to Ordinary Shares. Except as set forth in Part VIII of this Circular or as otherwise expressly noted, Part IV and Part V of this Circular do not apply directly to ADSs or to the tender of ADSs. However, as a tender of ADSs will be deemed an instruction to the Depositary to cause the Custodian to tender the Ordinary Shares underlying tendered ADSs, Part IV and Part V of the Circular contain information relevant to ADS Holders as well as Ordinary Shareholders. A summary of the action to be taken by Shareholders is set out in paragraph 11 of Part III of this Circular and in the accompanying Notice of General Meeting.

None of the Company, its Directors, officers, employees or advisors or their respective affiliates makes any recommendation to any Shareholder whether to tender or refrain from tendering any or all of its, his or her Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer and none of them has authorised any person to make any such recommendation. Shareholders are urged to evaluate carefully all information in this Circular and the Tender Form, consult their own investment and tax advisors and make their own decisions as to whether to tender Ordinary Shares (including Ordinary Shares represented by ADSs), and, if so, the number of Ordinary Shares to tender.

The Tender Offer in respect of Ordinary Shares will open on Monday 20 May 2024 and, subject to the passing of the Resolution at the General Meeting, will close at 1:00 p.m. (London time) on Thursday 20 June 2024, unless extended by means of an announcement posted on the Company’s website, delivered through a Regulatory Information Service and by a press release in the US and filed with the SEC. Shareholders who hold their Ordinary Shares in Certificated Form wishing to tender Ordinary Shares for purchase under the Tender Offer should ensure that their completed and signed Tender Forms, including with their share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares tendered, are returned by post to the Receiving Agent at the Pavilions, Bridgewater Road, Bristol, BS99 6AH so as to be received by no later than 1:00 p.m. (London time) on Thursday 20 June 2024. If you hold Ordinary Shares in Uncertificated Form (that is, in CREST) and wish to tender any such Ordinary Shares for purchase by Jefferies under the Tender Offer, you must make your tender electronically through CREST on or after Monday 20 May 2024 and so that the relevant TTE Instruction settles by no later than 1:00 p.m. (London time) on Thursday 20 June 2024.

The Tender Offer in respect of ADSs will open on Monday 20 May 2024 and, subject to the passing of the Resolution at the General Meeting, will close at 5:00 p.m. (New York City time) on Tuesday 18 June 2024 unless extended by means of an announcement posted on the Company’s website, delivered through a Regulatory Information Service and by a press release in the US and filed with the SEC. ADS Holders who hold their ADSs on the books of the Depositary who wish to participate in the Tender Offer should ensure that their completed Letter of Transmittal is returned by post or by hand (during normal business hours only) to the Tender Agent, at the address on the Letter of Transmittal by no later than 5:00 p.m. (New York City time) on Tuesday 18 June 2024. Any ADS Holder who holds their ADSs through a bank, broker or other nominee should contact such bank, broker or nominee in order to determine the procedures required to be followed in order to tender any ADSs in the Tender Offer.

Any financial institution that is a participant in any of DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the Tender Agent’s account at DTC in accordance with DTC’s procedure for such transfer.

Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

Shareholders will be entitled to validly submit tenders for some or all their Ordinary Shares (including Ordinary Shares represented by ADSs) held by them at the Tender Price.

The Offer qualifies as a “Tier II” offer in accordance with Rule 14d-1(d) under the Exchange Act and, as a result, is exempt from certain provisions of Regulation 14E under the Exchange Act or otherwise applicable US statutes and rules relating to tender offers. US and English law and practice relating to tender offers are different in certain material respects. The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where it will follow English law and practice.

The Tender Offer is conditional on approval from Shareholders of certain matters, which is being sought at the General Meeting. The Notice of General Meeting to be held at 6 Tide Street, Boston, Massachusetts, 02210, United States at 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Thursday 6 June 2024 is set out at the end of this Circular. While Shareholders will be able to attend the General Meeting in person, Shareholders are encouraged to vote via proxy in advance of the General Meeting, appointing the “Chair of the Meeting” as proxy to ensure that their vote is counted. Any changes to the General Meeting arrangements will be communicated to Shareholders before the meeting through the Company’s website (www.puretechhealth.com) and, where appropriate, by a Regulatory Information Service announcement.

Save where Shareholders have opted to register proxy appointments electronically, a Form of Proxy to be used in connection with the General Meeting is enclosed with this Circular. Whether or not you intend to attend the General Meeting in person, you are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post but, in any event, so as to be received by the Company’s Registrar at The Pavilions, Bridgwater Road, Bristol, BS99 6AH, by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). If you hold Ordinary Shares in CREST, you may appoint a proxy by completing and transmitting a CREST Proxy Instruction to the Company’s Registrar, Computershare Investor Services (CREST Participant ID 3RA50), so that it is received by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). Proxy appointments may also be submitted electronically at www.investorcentre.co.uk/eproxy or by using the QR Code printed on the Form of Proxy so that the appointment is received by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). The completion and return of a Form of Proxy, electronic proxy application or the submission of a CREST Proxy Instruction, will not preclude you from attending and voting in person (in substitution for your proxy vote) at the General Meeting, or any adjournment thereof, if you wish to do so and are so entitled.

If you do not wish to tender any of your Ordinary Shares, do not complete, sign or return a Tender Form or send any TTE Instructions through CREST.

No person has been authorised to give any information or make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied on as having been so authorised. The delivery of this Circular shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Circular or that the information in it is correct as of any subsequent time.

Jefferies, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom (“FCA”), is acting exclusively for the Company as financial advisor and broker in connection with the Tender Offer and the production of this Circular and is not, and will not be, responsible to anyone other than the Company for providing the protections afforded to its clients nor for providing advice in connection with the Tender Offer or any other matters set out in this Circular.

Apart from the responsibilities and liabilities, if any, which may be imposed on Jefferies under the Financial Services and Markets Act 2000, as amended (“FSMA”) or the regulatory regime established thereunder: (i) neither Jefferies or any persons associated or affiliated with Jefferies accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this Circular and any accompanying documents, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the Directors, in connection with the Company and/or the Tender Offer; and (ii) Jefferies accordingly disclaims, to the fullest extent permitted by law, all and any liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise be found to have in respect of this Circular or any such statement.

This Circular is a circular relating to the Tender Offer which has been prepared in accordance with the Listing Rules made under section 73A of FSMA and approved by the FCA.

NOTICE FOR US SHAREHOLDERS AND ADS HOLDERS

The Tender Offer relates to securities in a non-US company registered in the UK and is subject to the disclosure requirements, rules and practices applicable to companies listed in the UK, which differ from those of the US in certain material respects.

Holders of Ordinary Shares (but not ADS Holders in respect of their holdings of ADSs) who are located in the United States who wish to participate in the Tender Offer must follow the instructions set out in Part V of this Circular.

For ADS Holders, the instructions set out in Part V as to participation in the Tender Offer do not apply. ADS Holders should refer to the instructions in Part VIII in order to participate in the Tender Offer.

ADS Holders will not be provided with the Form of Proxy. If you are an ADS Holder who holds ADSs through a bank, broker or other nominee who wishes for the Depositary to vote your ADSs at the General Meeting, you may provide your voting instructions in accordance with such bank, broker or other nominee’s voting procedures and requirements. If you are an ADS Holder who holds ADSs on the books of the Depositary who wishes for the Depositary to vote your ADSs at the General Meeting, you may provide your voting instructions to the Depositary by sending in a completed voting instruction card, as described on such card. In each case, voting instructions must be received by the Depositary by 10:00 a.m. (New York City time) on Friday 31 May 2024.

In accordance with normal market practice in the UK and pursuant to Rule 14e-5(b)(12) under the Exchange Act, the Company or its nominees or brokers or Jefferies or its affiliates may from time to time make certain purchases of, or arrangements to purchase Ordinary Shares outside the United States, otherwise than pursuant to the Tender Offer, before or during the period in which the Tender Offer remains open for acceptance, such as in open market purchases at prevailing prices or privately negotiated purchases at negotiated prices. Such purchases, or arrangements to purchase will comply with all applicable rules in the UK, including the Listing Rules of the FCA and the Admission and Disclosure Standards of the London Stock Exchange. Any information about such purchases will be disclosed as required in the UK and the US and, if required, will be reported via a Regulatory Information Service and will be available to all investors (including US investors) on the London Stock Exchange website at www.londonstockexchange.com.

While the Tender Offer is being made available to Shareholders in the US, the right to tender Ordinary Shares is not being made available in any jurisdiction in the US in which the making of the Tender Offer or the right to tender such Ordinary Shares would not be in compliance with the laws of such jurisdiction.

If you are an ADS Holder or Ordinary Shareholder, bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at (+1) 866-529-2770 (toll free from the US), from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time). Please note that the Information Agent cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

There may be tax consequences arising in connection with a Shareholder’s or ADS Holder’s sale of Ordinary Shares or ADSs in the Tender Offer or receipt of the Special Dividend (if any). Part VI of this Circular further sets out a general summary of certain material US federal income tax consequences and UK tax consequences of the Tender Offer and the Special Dividend (if any) under current US and UK tax law. Each Shareholder and ADS Holder should consult and seek individual advice from an appropriate professional advisor with respect to the tax consequences to them.

This document has not been approved, disapproved or otherwise recommended by the SEC or any US state securities commission and such authorities have not approved or disapproved of this transaction or passed upon the merits of fairness of such transaction or confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offence in the US.

20 May 2024

FORWARD LOOKING STATEMENTS

This Circular contains forward-looking statements that are subject to assumptions, risks and uncertainties associated with, amongst other things, the economic and business circumstances occurring from time to time in the countries, sectors and business segments in which the Company operates.

Forward-looking statements can be identified typically by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “intends”, “estimates”, “plans”, “assumes”, “predicts” or “anticipates”, as well as the negatives of such words and other words of similar meaning in connection with discussions of future operating or financial performance or of strategy that involve risks and uncertainties.

The forward-looking statements in this Circular are made based upon the Company’s expectations and beliefs concerning future events affecting the Group and therefore involve a number of known and unknown risks and uncertainties. Such forward-looking statements are based on numerous assumptions regarding the Group’s present and future business strategies and the environment in which it will operate, which may prove not to be accurate. The forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in these forward-looking statements; therefore, undue reliance should not be placed on such forward-looking statements.

You are cautioned not to place any undue reliance on the forward-looking statements contained in this Circular which speak only as at the date of this Circular. Neither the Company nor any member of the Group undertakes any obligation publicly to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by any applicable laws and regulations, the Prospectus Regulation Rules, the Listing Rules, the rules of the London Stock Exchange, the Disclosure Guidelines and Transparency Rules, the Takeover Code, any applicable US securities laws and the rules of the NASDAQ Global Market.

Information on the SEC’s website or any other website is not incorporated by reference into this Circular and does not constitute a part of the Tender Offer unless specifically so designated and filed with the SEC.

i

CORPORATE DETAILS AND ADVISORS

Secretary and Registered Office	C/O TMF Group 13th Floor One Angel Court London EC2R 7HJ United Kingdom

Board of Directors

Raju Kucherlapati (Non-Executive Interim Chair)

Bharatt Chowrira (Chief Executive Officer)

Sharon Barber-Lui (Independent Non-Executive Director)

John LaMattina (Independent Non-Executive Director)

Robert Langer (Non-Executive Director)

Kiran Mazumdar-Shaw (Independent Non-Executive Director)

Financial Advisor and Corporate Broker	Jefferies International Limited 100 Bishopsgate London EC2N 4JL United Kingdom

Company’s Auditor	PricewaterhouseCoopers LLP 3 Forbury Place, 23 Forbury Road Reading RG1 3JH United Kingdom

Company’s Registrar / Receiving Agent	Computershare Investor Services PLC The Pavilions, Bridgwater Road Bristol BS99 6AH United Kingdom +44 (0)370 707 4040

Information Agent	Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 United States (+1) 866 529 2770 (toll free number)

Tender Agent	Citibank, N.A. 388 Greenwich Street New York, New York 10013 United States

ii

iii

WHERE TO FIND HELP

You will find answers to some of the questions most frequently asked by shareholders about tender offers and the procedure for participating in the Tender Offer in Part IV of this Circular.

If you have any further questions on how you can participate in the Tender Offer in respect of Ordinary Shares, please use the following means of communication:

•

by calling the Company’s Registrar’s Helpline, calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. (London time), Monday to Friday excluding public holidays in England and Wales; or

•	by writing to the Company’s Registrar at The Pavilions, Bridgwater Road, Bristol BS99 6AH.

ADS Holders should also review Part VIII as it contains important information specifically in respect of tendering ADSs.

If you are an ADS Holder, an Ordinary Shareholder, bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at (+1) 866 529 2770 (toll-free from the US) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 8:00 p.m. (New York City time) Monday through Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

Please note that for legal reasons the Receiving Agent and the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form or Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide legal, financial, investment or taxation advice and calls may be recorded and monitored for security and training purposes.

NOTICE FOR US SHAREHOLDERS AND ADS HOLDERS

Holders of Ordinary Shares (but not ADS Holders in respect of their holdings of ADSs) who are located in the United States who wish to participate in the Tender Offer must follow the instructions set out in Part V of this Circular.

For ADS Holders, the instructions set out in Part V as to participation in the Tender Offer do not apply. ADS Holders should refer to the instructions in Part VIII in order to participate in the Tender Offer.

If you are an ADS Holder, an Ordinary Shareholder, bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at (+1) 866 529 2770 (toll-free from the US) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 8:00 p.m. (New York City time) Monday through Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please contact our Information Agent.

For illustrative purposes only, this Circular contains translations of certain pounds sterling amounts into US dollars or US$ at a rate of £1.00 to US$1.2671 (being the rate on the Latest Practicable Date). The translations should not be construed as representations that the converted amounts actually represent such pounds sterling amounts or that US dollar amounts could be converted into pounds sterling at the rate indicated above.

PART I

SUMMARY TERM SHEET

This general summary is solely for the convenience of Shareholders and is qualified in its entirety by reference to the full text and more specific details in this Circular. Shareholders are urged to read the entire Circular in its entirety as it contains a complete discussion of the Tender Offer.

•

The Tender Offer: Subject to the terms and conditions of the Tender Offer, the Company hereby offers to purchase for cash a maximum of US$100 million in value of Ordinary Shares (including Ordinary Shares represented by ADSs) of the Company, without interest, less any applicable withholding taxes, with such purchases to be made by Jefferies, acting as principal, pursuant to the terms and conditions herein. If the full US$100 million is not returned through the Tender Offer, then, if there is sufficient surplus, the Board intends to return such surplus by way of a Special Dividend, without interest, less any applicable withholding taxes.

•

Closing Dates: The Tender Offer commences on Monday 20 May 2024. The Tender Offer for (i) the Ordinary Shares will expire at 1:00 p.m. (London time) on Thursday 20 June 2024, and (ii) the ADSs will expire at 5:00 p.m. (New York City time) on Tuesday 18 June 2024, unless the Tender Offer is extended. If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. The Company urges you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

•

Number of Ordinary Shares to be Purchased; Tender Price: The Company is offering to purchase up to 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs) at a price of 250 pence per Ordinary Share (equivalent to £25.00 per ADS) up to a maximum aggregate amount of US$100 million. The maximum amount of $100 million will be translated into a pounds sterling amount on the Ordinary Share Closing Date, which pounds sterling amount shall determine the maximum number of Ordinary Shares to be accepted for payment in the Tender Offer. The Tender Price represents a premium of 25 per cent to PureTech’s trailing volume weighted average price per Ordinary Share over the three days prior to 19 March 2024, the date of PureTech’s initial announcement of the Tender Offer proposals and a premium of 12.6 per cent. to the closing price of 222 pence per Ordinary Share on the Latest Practicable Date.

•

Procedures for Tendering Ordinary Shares: For holders of Ordinary Shares, details of the procedures for tendering and settlement of Ordinary Shares are set out in Part V of the Circular or you may contact the Receiving Agent for assistance. For holders of Ordinary Shares, the instructions set out in Part VIII of the Circular as to participation in the Tender Offer do not apply.

•

Procedures for Tendering ADSs: For ADS Holders, details of the procedures for tendering and settlement of ADSs are set out in Part VIII of the Circular or you may contact the Information Agent for assistance. For ADS Holders, the instructions set out in Part V of the Circular as to participation in the Tender Offer do not apply.

•

Currency of Payment: The Tender Price will be denominated in pounds sterling (£) and payments of amounts owing to holders of tendered Ordinary Shares will be made in pounds sterling (£) and for holders of tendered ADSs payment will be made in US dollars ($) in accordance with Part VIII. For illustrative purposes only, this Circular contains translations of certain pounds sterling amounts into US dollars or US$ at a rate of £1.00 to US$1.2671 (being the rate on the Latest Practicable Date).

•

Terms and Conditions of the Offer: The obligation of the Company to effect the purchase of all tendered Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer is subject to the terms and conditions described in Section 2.1 of Part V of the Circular.

•

Withdrawal Rights: Tenders in respect of Ordinary Shares may be withdrawn at any time until 1:00 p.m. (London time) on Thursday 20 June 2024 (or such later date and time as may be notified by the Company). Tenders in respect of ADS may be withdrawn at any time until 5:00 p.m. (New York City time) on Tuesday 18 June 2024 (or such later date and time as may be notified by the Company).

•

Position of the Company, its Directors, Jefferies, the Receiving Agent or the Information Agent: None of the Company, the Board of Directors, Jefferies, the Receiving Agent, the Information Agent or any of their respective affiliates, is making any recommendation to you as to whether you should tender your Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer. You must make your own decision as to whether to tender your Ordinary Shares in the Tender Offer. Shareholders are strongly urged to review and evaluate carefully all information in this Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to tender their Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer.

•

Tax Considerations: Shareholders should carefully consider the income tax consequences of accepting the Tender Offer and receipt of the Special Dividend (if any). See Part VI of the Circular, for details concerning certain material UK tax consequences and US federal income tax consequences. Shareholders should consult their tax advisors.

•

Further Information: For further information regarding the Tender Offer, Shareholders may contact the Receiving Agent or the Information Agent or consult their own brokers. The contact information for the Receiving Agent and Information Agent is set out under “Corporate Details and Advisors” on page ii of this Circular.

PART II

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Announcement of launch of the Tender Offer, publication of this Circular and the Notice of General Meeting	20 May 2024

File Schedule TO with the SEC	20 May 2024

Tender Offer opens	20 May 2024

Latest time and date for receipt by the Depositary of voting instructions in respect of ADSs for the General Meeting	10:00 a.m. (New York City time) on 31 May 2024

Latest time and date for receipt of Forms of Proxy for the General Meeting	11:00 a.m. (New York City time) 4:00 p.m. (London time)) on 4 June 2024

General Meeting	11:00 a.m. (New York City time) (4:00 p.m. (London time)) on 6 June 2024

Announcement of results of the General Meeting	6 June 2024

Latest time and date for receipt by Tender Agent of Letters of Transmittal for ADSs and book-entry transfer of ADSs	5:00 p.m. (New York City time) on 18 June 2024

Latest time and date for receipt of Tender Forms and share certificates in relation to the Tender Offer	1:00 p.m. (London time) on 20 June 2024

Latest time and date for receipt of TTE Instructions in relation to the Tender Offer	1:00 p.m. (London time) on 20 June 2024

Announcement of results of the Tender Offer	24 June 2024

Purchase of Ordinary Shares under the Tender Offer	24 June 2024

CREST accounts credited with Tender Offer proceeds in respect of uncertificated Ordinary Shares	by 25 June 2024

CREST accounts credited for revised, uncertificated holdings of Ordinary Shares (or, in the case of unsuccessful tenders, for entire holdings of Ordinary Shares)	by 25 June 2024

Cheques despatched in respect of Tender Offer proceeds for Certificated Ordinary Shares	by 3 July 2024

Credit of proceeds in respect of book-entry ADSs	by 3 July 2024

Despatch of balance of ADSs	by 3 July 2024

Cheques despatched in respect of Tender Offer proceeds for ADSs held on the books of the Depositary	by 3 July 2024

Return of share certificates in respect of unsuccessful tenders of Certificated Ordinary Shares	by 3 July 2024

Despatch of balancing share certificates (in respect of Certificated Ordinary Shares) for revised, Certificated holdings in the case of partially successful tenders	by 3 July 2024

Notes:

The dates and times set forth above are in accordance with English law and practice and are subject to the Company’s right or, upon certain conditions set forth in the US securities laws, the Company’s obligation to extend or amend the Tender Offer.

A more detailed timetable with respect to ADS Holders is set out in Part VIII of this Circular.

References to times in this timetable are to London time or New York City time (as stated).

PART III

LETTER FROM THE CHAIR OF PURETECH HEALTH PLC

(Incorporated in England and Wales with registered number 09582467)

Directors:

Raju Kucherlapati (Non-Executive Interim Chair)

Bharatt Chowrira (Chief Executive Officer)

Sharon Barber-Lui (Independent Non-Executive Director)

Robert Langer (Non-Executive Director)

John LaMattina (Independent Non-Executive Director)

Kiran Mazumdar-Shaw (Independent Non-Executive  Director)

Registered office: 13th Floor One Angel Court London EC2R 7HJ

20 May 2024

Dear Shareholder

PROPOSED CAPITAL RETURN OF US$100 MILLION BY WAY OF TENDER OFFER AT 250 PENCE PER ORDINARY SHARE

AND

NOTICE OF GENERAL MEETING

1.	INTRODUCTION

On 18 March 2024, the Company announced that it will receive approximately US$293 million gross proceeds from the sale of its remaining stake in Karuna Therapeutics, Inc. (“Karuna”) pursuant to the completed acquisition of Karuna by Bristol Myers Squibb which has acquired all outstanding common stock of Karuna.

On 19 March 2024, the Company announced a proposed capital return of US$100 million to Shareholders by way of a Tender Offer and subsequent repurchase of Ordinary Shares (including Ordinary Shares represented by ADSs) by the Company at a fixed tender price of 250 pence per Ordinary Share. The capital return of US$100 million represents approximately 14 per cent. of the Company’s market capitalisation based on the Company’s closing share price as at 18 March 2024, being the date prior to the announcement of the proposed Tender Offer.

The Company’s US$50 million share buyback program completed on 7 February 2024, which, together with the proposed Tender Offer, would constitute US$150 million of capital returned to Shareholders, representing approximately 20 per cent. of the Company’s market capitalisation as at 16 May 2024, being the Latest Practicable Date before publication of this Circular.

The fixed Tender Price of 250 pence per Ordinary Share (equivalent to £25.00 per ADS) represents:

•

a premium of 25 per cent to PureTech’s trailing volume weighted average price per Ordinary Share over the three days prior to 19 March 2024, the date of PureTech’s initial announcement of the Tender Offer proposals; and

•	a premium of 12.6 per cent. to the closing price of 222 pence per Ordinary Share on the Latest Practicable Date.

Shareholders are not required to tender any or all of their Ordinary Shares (including Ordinary Shares represented by ADSs) if they do not wish to do so. There is no guarantee that the Tender Offer will return the full sum of US$100 million to Shareholders. If the full US$100 million is not returned through the Tender Offer, then, if there is sufficient surplus, the Board intends to return such surplus by way of a special dividend following completion of the Tender Offer, without interest, less any applicable withholding taxes and subject to market and industry conditions at the time and any relevant legal restrictions (the “Special Dividend”).

The purpose of this Circular is to provide you with information about the background to, and reasons for, the Tender Offer and Special Dividend (if any) and why the Board considers that the Tender Offer is in the best interests of the Shareholders as a whole and is recommending your approval. The Company is seeking

Shareholder approval for the maximum number of Ordinary Shares which may be acquired and the fixed price at which Ordinary Shares may be acquired at a General Meeting to be held at 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on 6 June 2024. The Notice of General Meeting is set out in Part X of this Circular.

This Circular contains details of the procedure that should be followed by those Shareholders and ADS Holders wishing to participate in the Tender Offer.

Shareholders and ADS Holders should note that any amounts paid to Shareholders or ADS Holders in respect of the Tender Offer and the Special Dividend (if any) may be subject to US withholding tax unless the appropriate certifying forms can be provided by such Shareholder or ADS Holder to establish an exemption from, or a reduction of, such US withholding tax.

Shareholders and ADS Holders should refer to paragraph 6 of this Part III and Part VI of this document for further information on the important tax considerations in respect of the Tender Offer and Special Dividend (if any), together with instructions on the arrangements to provide appropriate certifying forms.

2.	TENDER OFFER

2.1	Background to and reasons for the Tender Offer

On 18 March 2024, the Company announced the completion of the sale of its stocks in Karuna to Bristol Myers Squibb (“BMS”) for a total equity value of approximately US$14 billion (the “Transaction”). The Company received approximately US$293 million gross proceeds from the sale of its Karuna equity position. In addition, the Company is eligible to receive further milestones and royalty payments based on certain regulatory and commercial successes.

On 25 April 2024, the Company published its annual report and accounts for the year ending 31 December 2023 (“2023 Annual Report”). The Annual Report included an update on subsequent events following the financial year end up to 25 April 2024. The Company’s performance and outlook has continued in line with expectations since the publication of the 2023 Annual Report.

As stated in the 2023 Annual Report, the Company determines its capital allocation with a measured approach that balances support for its current internal and founded entity programs and the funding of future innovation, with the goal of maximising Shareholder returns. The Board will assess ongoing opportunities to improve Shareholder returns, including additional capital returns to Shareholders from future monetisation events, while maintaining a cash runway of at least three years to support its internal programs, founded entities, future innovation and operational needs. The Board has determined that the Tender Offer would be the most suitable way of returning a proportion of the proceeds of the Transaction to Shareholders in a quick and efficient manner, taking account of the relative costs, complexity and timeframes of the possible methods available.

Subject to the passing of the Resolution by Shareholders at the General Meeting, the Directors will give Shareholders the opportunity to tender Ordinary Shares (including Ordinary Shares represented by ADSs) through the Tender Offer for cash only. The Resolution will give the Directors authority to acquire up to 33,500,000 Ordinary Shares at a fixed tender price of 250 pence per Ordinary Share (the “Tender Price”).

Tenders will only be accepted at the Tender Price. Subject to satisfaction of the Tender Conditions to the Tender Offer, Ordinary Shares which are successfully tendered under the Tender Offer will be purchased at the Tender Price.

If the full amount of the US$100 million is not returned through the Tender Offer, and if there is sufficient surplus, the Board intends to return such surplus by way of the Special Dividend.

The Issued Ordinary Share Capital on the Latest Practicable Date was 270,761,077 Ordinary Shares (excluding 18,707,082 Ordinary Shares held in treasury). If the Tender Offer is implemented in full, this will result in the purchase and cancellation of up to 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing approximately 12 per cent. of the Issued Ordinary Share Capital of the Company on the Latest Practicable Date). Shareholders should note that the Issued Ordinary Share Capital numbers referred to in this paragraph take no account of any dilution which may be caused by the Share Plans, which is explained in further detail in paragraph 5 (Share Plans) of this Part III.

2.2	Benefits of the Tender Offer

The Board considered various options for returning cash to Shareholders and determined that the Tender Offer, together with any subsequent Special Dividend (if any), would be the most appropriate means of returning cash to Shareholders. In particular:

•

the Tender Offer provides those Shareholders who wish to sell Ordinary Shares (including Ordinary Shares represented by ADSs) with the opportunity to do so at a market-driven price with a premium as at the Latest Practicable Date;

•	the Tender Offer enables those Shareholders who do not wish to receive capital at this time to maintain their full investment in the Company;

•

the Tender Price represents a premium of 25 per cent to PureTech’s trailing volume weighted average price per Ordinary Share over the three days prior to 19 March 2024, the date of PureTech’s initial announcement of the Tender Offer proposals and a premium of 12.6 per cent. to the closing price of 222 pence per Ordinary Share on the Latest Practicable Date;

•	the Tender Offer is available to all Shareholders regardless of the size of their shareholdings; and

•

the Tender Offer allows the Company to broaden the scope of the return of capital to include Ordinary Shares held by those Shareholders whose Ordinary Shares (including Ordinary Shares represented by ADSs) might not be purchased by the Company through a share purchase programme.

2.3	Principal Terms of the Tender Offer

Jefferies will implement the Tender Offer by acquiring, as principal, the successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) at the Tender Price. Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by Jefferies pursuant to the Tender Offer will be purchased as principal and such purchases will be market purchases in accordance with the provisions of the Act, the Prospectus Regulation Rules, the Listing Rules, the rules of the London Stock Exchange, the Disclosure Guidance and Transparency Rules and the Takeover Code. Immediately following completion of the Tender Offer, Jefferies shall exercise its right to sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to the Company, at the Tender Price, pursuant to the Option Agreement. If Jefferies does not exercise its right to require the Company to purchase such Ordinary Shares (including Ordinary Shares represented by ADSs), the Company has the right to require Jefferies to sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to it at the Tender Price. Purchases of Ordinary Shares by the Company pursuant to the Option Agreement will also be market purchases in accordance with the provisions of the Act, the Prospectus Regulation Rules, the Listing Rules, the rules of the London Stock Exchange, the Disclosure Guidance and Transparency Rules and the Takeover Code.

All of the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by the Company pursuant to the Option Agreement in connection with the Tender Offer will be cancelled. Further details on the Option Agreement are set out in Part VIII of this Circular.

Shareholders can decide whether they want to tender all, some or none of their Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer.

As at the date of this Circular, it is proposed that a maximum of 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs) be purchased under the Tender Offer at the Tender Price, representing approximately 12 per cent. of the Company’s Issued Ordinary Share Capital as at 16 May 2024, being the Latest Practicable Date, for a maximum aggregate amount of US$100 million. The maximum amount of $100 million will be translated into a pounds sterling amount on the Ordinary Share Closing Date, which pounds sterling amount shall determine the maximum number of Ordinary Shares to be accepted for payment in the Tender Offer.

Tenders in respect of Ordinary Shares may only be made at the Tender Price and tenders of ADSs may only be made at the ADS Tender Price.

Each ADS represents 10 Ordinary Shares. Accordingly, the amount an ADS Holder will receive for each ADS in respect of which the underlying Ordinary Shares are successfully tendered under the Tender Offer will be an amount of £25.00 (twenty five pounds sterling), being ten times the Tender Price, with such amounts to be converted by the Tender Agent from pounds sterling into US dollars and paid to the ADS Holder in US dollars (the “ADS Tender Price”). For illustrative purposes, the ADS Tender Price is equivalent to US$31.68 per ADS (each of which represents 10 Ordinary Shares), based on an exchange rate of pounds sterling to US dollars of £1.00 to US$1.2671 (being the exchange rate on the Latest Practicable Date). The actual amount of US dollars such ADS Holder receives will depend upon the exchange rate prevailing at the time the Tender Agent converts the pounds sterling amount into US dollars. ADS Holders should be aware that the US dollar/pound sterling exchange rate that is prevailing on the date on which ADSs are tendered may be different than the US dollar/pound sterling exchange rate prevailing at the time the pounds sterling are converted into US dollars.

Successfully tendered Ordinary Shares that are accepted for payment will be cancelled.

Shareholders do not have to tender any Ordinary Shares if they do not wish to do so, and ADS Holders do not have to tender any ADSs if they do not wish to do so.

ADS Holders should refer to Part VIII of this Circular.

The Tender Offer will close at 1:00 p.m. (London time) on Thursday 20 June 2024 (and for ADS Holders at 5:00 p.m. (New York City time) on Tuesday 18 June 2024) and tenders received after those times (as appropriate) will not be accepted (unless the Tender Offer is extended).

Shareholders should note that, once tendered, Ordinary Shares may not be sold, transferred, charged, or otherwise disposed of other than in accordance with the Tender Offer.

Shareholders who are in any doubt as to the contents of this document or as to the action to be taken should immediately consult their stockbroker, bank manager, solicitor, accountant, or other independent financial advisor authorised under FSMA, if taking advice in the UK or, if resident in another jurisdiction, from another appropriately authorised independent financial or professional advisor.

2.4	Number of Ordinary Shares to be purchased

If the aggregate value at the Tender Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds US$100 million (based on the applicable exchange rate of US dollars to pounds sterling on the Ordinary Share Closing Date), or the number of validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds 33,500,000 Ordinary Shares, acceptances of validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) will be scaled-down pro-rata to the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder, as described in paragraphs 2.14 and 2.15 of Part V of this Circular. Accordingly, where scaling-down applies, there is no guarantee that all of the Ordinary Shares (including Ordinary Shares represented by ADSs) which are tendered will be accepted for purchase.

Successfully tendered Ordinary Shares will be purchased free of commission and dealing charges.

Any Ordinary Shares repurchased by the Company from Jefferies following the purchase by Jefferies will be cancelled. Any rights of Shareholders who choose not to tender their Ordinary Shares or ADSs will be unaffected.

Subject to any applicable law and regulatory requirements (including the rules and regulations of the London Stock Exchange and SEC), the Company reserves the right at any time prior to the expiration of the Tender Offer, and with the prior consent of Jefferies, to extend the period during which the Tender Offer is open, based on market conditions and/or other factors.

2.5	Circumstances in which the Tender Offer may not proceed

There is no guarantee that the Tender Offer will take place.

The Tender Offer is conditional on, among other things:

A.	the passing of the Resolution at the General Meeting;

B.

receipt of valid tenders in respect of at least 2,707,611 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing approximately one per cent. of the Issued Ordinary Share Capital of the Company as at the Latest Practicable Date) by 1:00 p.m. on the Ordinary Share Closing Date (unless the Tender Offer is extended);

C.

Jefferies being satisfied, acting reasonably, that, at all times up to immediately prior to the announcement of the results of the Tender Offer, the Company has complied with its obligations, and is not in breach of any of the representations and warranties given by it, under the Option Agreement;

D.	the Company continuing to have sufficient profits available for distribution to acquire, under the Option Agreement, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer;

E.	there not arising any material adverse change or certain other force majeure events prior to the closing of the Tender Offer; and

F.	certain other Tender Conditions as set out in paragraph 2.1 of Part V of this Circular.

The Company has reserved the right at any time prior to the expiration of the Tender Offer, with the prior consent of Jefferies, to extend the period during which the Tender Offer is open and/or vary the aggregate value of the Tender Offer, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements. Any such decision will be announced by the Company through a Regulatory Information Service and by a press release in the US.

The Company may terminate the Tender Offer if the Company concludes, in its reasonable discretion, one or more of the Tender Conditions set out in paragraph 2.1 of Part V of this Tender Offer have not been satisfied.

2.6	Results announcement

As set out in the expected timetable on page 11 of this Circular, it is expected that the results of the Tender Offer will be announced on 24 June 2024, subject to the satisfaction of the Tender Conditions described in paragraph 2.1 of Part V of this Circular. Settlement is then expected to take place as set out in the timetable on page 11 of this Circular and as provided for in Part V of this Circular.

2.7	Full terms and conditions of the Tender Offer

Full details of the Tender Offer, including the terms and conditions on which it is made, are set out in Part V of this Circular. Some questions and answers related to the Tender Offer are set out in Part IV of this Circular.

Further details of the Tender Offer in respect of the ADSs, including some questions and answers relating to the tender of the Ordinary Shares represented by ADSs and certain terms and conditions on which the Tender Offer is made in respect of the ADSs, are set out in Part VIII of this Circular.

3.	GENERAL MEETING TO APPROVE THE RESOLUTION

The Tender Offer requires the approval by Shareholders of the Resolution at the General Meeting. For this purpose, the Company is convening the General Meeting for 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on 6 June 2024 to be held at 6 Tide Street, Boston, Massachusetts, 02210, United States to consider and, if thought fit, pass the Resolution to authorise and to approve the terms on which the Tender Offer will be effected. A notice convening the General Meeting is set out at the end of this Circular.

The General Meeting has been convened to consider and, if thought fit, approve a resolution authorising the Company to purchase up to a maximum of 33,500,000 Ordinary Shares, representing approximately 12 per cent. of the Issued Ordinary Share Capital as at the Latest Practicable Date.

The Company will not purchase Ordinary Shares pursuant to the Tender Offer unless the Resolution is duly passed.

A summary of action to be taken by Shareholders in connection with the General Meeting is set out in paragraph 9 of Part III of this Circular, together with the notes to the Notice of General Meeting as set out in Part X of this Circular.

4.	SHARE BUYBACK PROGRAMME

On 8 February 2024 the Company announced the completion of its share repurchase program of its Ordinary Shares (the “Share Buyback Program”) of up to US$50.0 million, details of which were announced on 9 May 2022. Between 9 May 2022 and 7 February 2024, the Company repurchased an aggregate of 20,182,863 Ordinary Shares under the Share Buyback Programme, which represents approximately 7 per cent. of the Company’s Issued Ordinary Share Capital at the time the programme commenced. As of the Latest Practicable Date, the Company holds 18,707,082 Ordinary Shares as treasury shares. Such treasury shares do not receive dividend rights and may not exercise voting rights.

5.	SHARE PLANS

The Company grants its employees awards of performance shares and restricted shares, such as restricted stock units (“RSUs”) and performance-based RSUs, under the Company’s performance share plans as well as market-value stock options.

In June 2015, the Group adopted the Performance Stock Plan (the “2015 PSP”). Under the 2015 PSP and subsequent amendments, awards of Ordinary Shares may be made to the Directors, senior managers and employees, and other individuals providing services to the Group up to a maximum authorised amount of 10.0 percent of the total Ordinary Shares outstanding. The awards have various vesting terms over a period of service between one and four years, provided the recipient remains continuously engaged as a service provider. The options awards expire 10 years from the grant date.

In June 2023 the Group adopted a new Performance Stock Plan (the “2023 PSP”) that has the same terms as the 2015 PSP but instituted for all new awards a limit of 10.0 percent of the total Ordinary Shares outstanding over a five-year period. The share-based awards granted under the 2015 PSP and the 2023 PSP (together the “PSPs”) are generally equity-settled.

As at the Latest Practicable Date, the Company has issued share-based awards to purchase an aggregate of 27,384,777 Ordinary Shares under the PSPs, representing 10.1 per cent. of the Issued Ordinary Share Capital (excluding Ordinary Shares held in treasury). If the full authority to purchase 33,500,000 Ordinary Shares is used pursuant to the Tender Offer, the Company’s issued share based awards to subscribe for Ordinary Shares under the PSP will remain over 27,384,777 Ordinary Shares, representing 11.5 per cent. of the reduced Issued Ordinary Share Capital (excluding Ordinary Shares held in treasury).

6.	TAX

Shareholders and ADS Holders should note that, due to the circumstances of its formation and the application of Section 7874 of the United States Internal Revenue Code of 1986, as amended (“Code”), the Company is treated as a US domestic corporation for US federal income tax purposes. Accordingly, the Company is subject to US federal income tax as if it were a US corporation, and distributions made by the Company (including certain payments in respect of the Tender Offer that are treated as distributions for US federal income tax purposes) are generally treated as US-source dividends. As a result, both US Holders and Non-US Holders may be subject to US federal income tax withholding on receipt of cash proceeds from any tendered Ordinary Shares or ADSs accepted in the Tender Offer and the Special Dividend (if any).

The attention of Shareholders and ADS Holders is drawn to Part VI of this document, which provides a summary of certain material UK tax and US federal income tax consequences for Shareholders and ADS Holders of accepting the Tender Offer or receipt of the Special Dividend (if any). Part VI also provides additional information to Shareholders and ADS Holders on Section 302 Certifications, IRS Form W-9 and IRS Form W-8.

This information is not tax advice. Shareholders and ADS Holders should consult their professional tax advisors, in particular regarding their individual tax position and the exemptions or reductions of US withholding tax that may be available to them.

7.	OVERSEAS SHAREHOLDERS

The attention of Shareholders who are not resident in, or nationals or citizens of, the United Kingdom is drawn to paragraph 5 of Part V of this Circular.

8.	PUT AND CALL OPTION AGREEMENT

The Company and Jefferies entered into a Put and Call Option Agreement (the “Option Agreement”) on 20 May 2024 pursuant to which the Company has agreed to purchase from Jefferies, on market, such number of Ordinary Shares as Jefferies shall purchase pursuant to the Tender Offer, at the Tender Price. In the United States, Jefferies LLC, the registered US broker-dealer affiliate of Jefferies, will also participate in the Tender Offer to the extent required.

In acquiring Ordinary Shares pursuant to valid tenders made in the Tender Offer and in selling such Ordinary Shares to the Company, Jefferies will act as principal.

9.	ACTIONS TO BE TAKEN

9.1	General Meeting

A.	Shareholders

Whether or not you intend to attend the General Meeting, you are urged to complete, sign and return the Form of Proxy in accordance with the instructions printed thereon and the notes to the Notice of General Meeting. To be valid, a proxy appointment must be received by post by the Company’s Registrar at The Pavilions, Bridgwater Road, Bristol, BS99 6AH, UK, by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). If you hold Ordinary Shares in CREST, you may appoint a proxy by completing and transmitting a CREST Proxy Instruction to the Company’s Registrar (CREST Participant ID 3RA50), so that it is received by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). Proxy appointments may also be submitted electronically at www.investorcentre.co.uk/eproxy or by using the QR Code printed on the Form of Proxy so that the appointment is received by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). The completion and return of a Form of Proxy, electronic proxy application or the submission of a CREST Proxy Instruction, will not preclude you from attending and voting in person (in substitution for your proxy vote) at the General Meeting, or any adjournment thereof, if you wish to do so and are so entitled.

Resolution 1, which is a special resolution requiring a majority of 75 per cent. or more of the votes cast (whether in person or by proxy) to be in favour, seeks authority to make market purchases of up to 33,500,000 Ordinary Shares in connection with the Tender Offer. The Resolution specifies the maximum number of Ordinary Shares which may be acquired, and the fixed price at which Ordinary Shares may be acquired.

Please read the notes to the Notice of General Meeting at the end of this Circular for further details of the General Meeting, including the appointment of proxies.

B.	ADS Holders

ADS Holders will not be entitled to attend, or vote directly at, the General Meeting in person or by proxy. If you are an ADS Holder who holds ADSs through a bank, broker or other nominee who wishes for the Depositary to vote your ADSs at the General Meeting, you may provide your voting instructions in accordance with such bank, broker or other nominee’s voting procedures and requirements. If you are an ADS Holder who holds ADSs on the books of the Depositary who wishes for the Depositary to vote your ADSs at the General Meeting, you may provide your voting instructions to the Depositary by sending in a completed ADS voting instruction card, as described on such card. Voting instructions must be received by the Depositary by 10:00 a.m. (New York City time) (3:00 p.m. (London time)) on Friday 31 May 2024.

If you are an ADS Holder and you wish to vote directly (whether in person or by proxy) at the General Meeting, you must elect to become a registered ordinary shareholder by surrendering some or all of your ADSs to the Depositary for cancellation to withdraw the Ordinary Shares represented by those ADSs, in accordance with the terms and conditions of the Deposit Agreement, so as to become a registered holder of Ordinary Shares (i) prior to 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 if you intend to become a registered ordinary shareholder and vote by proxy in accordance with the arrangements set out in paragraph 9.1(A) above or (ii) prior to 6:00 p.m. (London time) (1:00 p.m. New York City time)) on Tuesday 4 June 2024 if you intend to become a registered ordinary shareholder and attend the General Meeting and vote in person. Pursuant to the terms of the Deposit Agreement, the Depositary is entitled to receive a cancellation fee of $0.05 per ADS cancelled from each ADS Holder who cancels some or all of their ADSs.

9.2	Participation in the Tender Offer

If you are a Shareholder and hold your Ordinary Shares in Certificated Form and you wish to tender all or any of your Ordinary Shares, you should complete the Tender Form in accordance with the instructions printed on it and in Part V of this Circular and return it by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent, at the Pavilions, Bridgewater Road, Bristol, BS99 6AH so as to be received by no later than 1:00 p.m. (London time) on Thursday 20 June 2024, together with your share certificate(s) in respect of the Ordinary Shares tendered. If you are a Shareholder and hold your Ordinary Shares in Uncertificated Form and you wish to tender all or any of your Ordinary Shares, you should send the TTE Instruction through CREST so as to settle by no later than 1:00 p.m. (London time) on Thursday 20 June 2024.

Any ADS Holder who holds ADSs on the books of the Depositary who wishes to tender pursuant to the Tender Offer should properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, and deliver such documents to the Tender Agent at the appropriate address set forth in the Letter of Transmittal so as to be received no later than 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). In addition, the ADRs evidencing the tendered ADSs must be received by the Tender Agent at the appropriate address or be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such transfer must be received by the Tender Agent) so as to be received no later than 5:00 p.m. (New York City time) on the ADS Closing Date.

If the ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and the ADS Holder wishes to participate in the Tender Offer, such ADS Holder should provide tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions to the Tender Agent so as to be received no later than 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended).

Shareholders holding Ordinary Shares through a broker, custodian or nominee, should consult with their broker, custodian or nominee in respect of any additional processes, timings and costs applied by them.

If you have any questions about the procedure for tendering Ordinary Shares or making a TTE Instruction, you require extra copies of this Circular, the Form of Proxy, or of the Tender Form, or you want help filling in the Form of Proxy, or the Tender Form, please:

•

call the Company’s Registrar’s Helpline, calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. (London time), Monday to Friday excluding public holidays in England and Wales; or

•	write to the Receiving Agent, The Pavilions, Bridgwater Road, Bristol BS99 6AH.

Please note that for legal reasons the Company’s Registrar’s Helpline will only be able to provide information contained in this Circular and the accompanying Form of Proxy and Tender Form and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice.

If you do not wish to sell any of your Ordinary Shares in the Tender Offer, do not complete and return the Tender Form or submit a TTE Instruction (as applicable).

The Information Agent with respect to the Tender Offer for ADSs and Ordinary Shares in the United States is Georgeson LLC If you are an ADS Holder, an Ordinary Shareholder, bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at (+1) 866 529 2770 (toll-free) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

The Tender Agent with respect to the Tender Offer for ADS Holders in the United States is Citibank, N.A.. The Tender Agent is not acting as tender agent for the holders of Ordinary Shares, regardless of where such holders may reside. The Tender Agent is only acting as tender agent for ADS Holders, regardless of where such ADS Holder may reside.

9.3	Notification of interests

Under the articles of association of the Company and applicable law, Shareholders are required to notify the Company of their interests in Ordinary Shares in certain circumstances. Following the Company’s purchase of Ordinary Shares from Jefferies pursuant to the terms of the Option Agreement, and regardless of whether a Shareholder tenders any or all of their Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the terms of the Tender Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) in which a Shareholder is interested when taken as a percentage of the Company’s Issued Ordinary Share Capital as a whole may change, which may give rise to an obligation under the Listing Rules, DTRs, the rules of the London Stock Exchange, any applicable US securities laws and the rules of the NASDAQ Global Market on the part of such Shareholder to notify the Company of their interest in Ordinary Shares as soon as possible and in any case within two trading days of becoming aware or being deemed to have become aware of such change.

If you are in doubt as to whether you should notify the Company, or as to the form of that notification, please consult your professional advisor.

10.	BOARD INTENTIONS

The Company’s Chief Executive Officer, Dr Bharatt Chowrira, has confirmed that he does not intend to tender any of his current individual beneficial holding of Ordinary Shares through the Tender Offer. The remainder of the Board, comprising the Company’s interim chair and the Company’s non-executive directors, are each considering their individual position and may tender Ordinary Shares of which they are the registered or beneficial holder, or otherwise hold on trust as trustees (as applicable), under the Tender Offer.

11.	RECOMMENDATION BY THE BOARD

The Directors consider that the Tender Offer is in the best interests of the Shareholders as a whole. Accordingly, the Board recommends that you vote in favour of the Resolution, as the Directors intend to do for their respective individual beneficial holdings of, in aggregate, 7,938,094 Ordinary Shares, representing approximately 3 per cent. of the Issued Ordinary Share Capital of the Company as at the Latest Practicable Date.

The Board makes no recommendation to Shareholders in relation to participation in the Tender Offer itself. Whether or not Shareholders decide to tender all, or any, of their Ordinary Shares (including Ordinary Shares represented by ADSs) will depend on, among other things, their view of the Company’s prospects and their own individual circumstances, including their own financial and tax position. Shareholders are required to take their own decision and are recommended to consult with their duly authorised independent financial or professional advisor.

If you are in any doubt as to the action you should take, you are recommended to seek your own independent advice. You are advised to read all of the information contained in this Circular before deciding on the course of action you will take in respect of the General Meeting and the Tender Offer.

The results of the General Meeting will be announced through a Regulatory Information Service, the Company’s website and by a press release in the US as soon as possible once known. It is expected that this will be announced on 6 June 2024.

Yours faithfully

Dr Raju Kucherlapati

Non-Executive Interim Chair

PART IV

QUESTIONS AND ANSWERS ON THE TENDER OFFER

1.	INTRODUCTION

This Part IV explains the Tender Offer primarily with respect to Ordinary Shares (and not ADSs). To help you understand what is involved in the Tender Offer with respect to Ordinary Shares, this Part IV includes a summary and some questions and answers. You should read the whole of this Circular and not rely solely on the summary information in this Part IV. Part V of this Circular sets out the detailed terms and the conditions of the Tender Offer with respect to Ordinary Shares. A list of defined terms is set out towards the end of this Circular in Part IX. ADS Holders are directed to Part VIII of this Circular for further information applicable to the Tender Offer with respect to ADSs.

In the event of any inconsistency between the contents of this Part IV and the terms and the conditions set out in Part V of this Circular, the terms and conditions set out in Part IV of this Circular shall prevail.

2.	YOU AND THE TENDER OFFER

2.1	Why am I receiving this Circular?

The Company announced on 19 March 2024 that it was proposing to return US$100 million in aggregate to Shareholders by way of a Tender Offer. Shareholders are being provided with an opportunity to tender their Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer. The Tender Offer requires the approval by Shareholders of the Resolution at the General Meeting. For this purpose, the Company is convening the General Meeting for 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on 6 June 2024 held at 6 Tide Street, Boston, Massachusetts 02210, United States to consider and, if thought fit, pass the Resolution to authorise and to approve the terms on which the Tender Offer will be effected. A notice convening the General Meeting is set out at the end of this Circular.

This Circular sets out information on the details of the Tender Offer and the procedure for participating, should you wish to do so.

2.2	What other documents should I have received?

Shareholders who hold their Ordinary Shares in Certificated Form should receive this Circular, a Tender Form, a Form of Proxy and a prepaid envelope for use in the UK to return the Tender Form and Form of Proxy.

Shareholders who hold their Ordinary Shares in Uncertificated Form (i.e. in CREST) should receive this Circular and a Form of Proxy.

All Shareholders (whether holding their Ordinary Shares in Certificated Form or Uncertificated Form) should receive a Section 302 Certification and a prepaid envelope for use in the UK to return the Section 302 Certification.

If you have not received any of the documents listed please call the Company’s Registrar, on +44 (0)370 707 4040. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. Monday to Friday excluding public holidays in England and Wales. Calls may be recorded and randomly monitored for security and training purposes.

If you are a holder of Ordinary Shares (including Ordinary Shares represented in ADSs), bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at (+1) 866-529-2770 (toll free from the US) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

2.3	Why is the Company returning cash to its Shareholders?

Please refer to paragraph 2.1 of Part III of this Circular for the reasons why the Company is returning cash to its Shareholders.

2.4	Why has the Company chosen a Tender Offer (and associated repurchase) as a way of returning money to Shareholders?

The Board has explored various options for returning cash to Shareholders and the Board has determined that the Tender Offer would be a quick and efficient means of returning cash to Shareholders. Furthermore, it allows Shareholders individually to choose whether or not to participate.

2.5	Who is eligible to participate in the Tender Offer with respect to Ordinary Shares?

Both private and institutional Shareholders are eligible to participate in the Tender Offer with respect to Ordinary Shares.

Shareholders resident outside the UK, or who are nationals or citizens of jurisdictions other than the UK, should read the additional information entitled Overseas Shareholders set out in Part V of this Circular.

2.6	How many Ordinary Shares can I tender?

There is no limit on how many Ordinary Shares you can tender. If you are a Shareholder, you can tender all of the Ordinary Shares held by you at 1:00 p.m. (London time) on the Ordinary Share Closing Date. However, the amount to be purchased from you may be subject to the scaling-down arrangements described in paragraphs 2.14 and 2.15 of Part V of this Circular.

2.7	Can I tender some, but not all, of my Ordinary Shares?

Yes, whether you hold your Ordinary Shares in CREST or in Certificated Form. If you hold your Ordinary Shares in Certificated Form, there is a space on the Tender Form for you to state how many Ordinary Shares you wish to tender, including whether you wish to tender some or all of your Ordinary Shares. If you hold your Ordinary Shares in CREST, you can state how many Ordinary Shares you wish to tender.

2.8	Can I tender some of my Ordinary Shares at one price and some at another?

No. The Tender Offer is being made at the Tender Price, which is fixed at 250 pence per Ordinary Share (equivalent to £25.00 per ADS).

2.9	Do I have to tender my Ordinary Shares?

No. You are not obliged to tender any of your Ordinary Shares. If you choose not to tender any Ordinary Shares, you will not receive any money under the Tender Offer. Your holding of Ordinary Shares will then be unaffected, save for the fact that, assuming successful completion of the Tender Offer and subsequent repurchase of Ordinary Shares by the Company, you will end up owning a greater percentage of the Issued Ordinary Share Capital after the Tender Offer and the subsequent repurchase of Ordinary Shares by the Company than you did before, as there will be fewer Ordinary Shares in issue after completion of the Tender Offer and subsequent repurchase of Ordinary Shares by the Company.

You may vote at the General Meeting to pass the Resolution, even if you do not wish to tender any Ordinary Shares.

2.10	Can I tender my Ordinary Shares by guaranteed delivery?

No. Ordinary Shares (including Ordinary Shares represented by ADSs) may not be tendered in the Tender Offer by guaranteed delivery.

2.11	What will I receive?

What you receive will depend on the action that you take. If you decide to participate and some or all of your Ordinary Shares are successfully tendered in the Tender Offer, you will sell the successfully tendered Ordinary Shares and will receive cash proceeds for them. If you decide to keep your Ordinary Shares, you will not receive any money under the Tender Offer, but assuming successful completion of the Tender Offer and the associated repurchase of Ordinary Shares by the Company, you will end up owning a greater percentage of the Issued Ordinary Share Capital after the Tender Offer than you did before, as explained above.

2.12	What do I need to do now?

You should consider whether you wish to vote in favour of the Resolution and whether you wish to tender all or any of your Ordinary Shares.

Whether or not you intend to attend the General Meeting, or to tender any Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, you are urged to complete, sign and return the Form of Proxy in accordance with the instructions printed thereon and in the notes to the Notice of General Meeting. To be valid, a Form of Proxy must be received by post by the Company’s Registrar at The Pavilions, Bridgwater Road, Bristol BS99 6AH as soon as possible and, in any event, not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment of the General Meeting, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting).

If you hold Ordinary Shares in CREST, you may appoint a proxy by completing and transmitting a CREST Proxy Instruction (in accordance with the procedures set out in the CREST Manual) to the Company’s Registrar, under CREST Participant ID 3RA50. Proxies appointed electronically must be completed online as soon as possible and, in any event, so as to be received by no later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting).

Alternatively, you may appoint a proxy electronically by logging on to www.shareregistrars.uk.com, clicking on the “Proxy Vote” button and then following the on-screen instructions. Proxy votes must be received no later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting).

The completion and return of a Form of Proxy by post, the giving of a CREST Proxy Instruction or submitting your online proxy vote via the Company’s Registrar website, will not preclude Shareholders from attending and voting in person at the General Meeting, or any adjournment thereof, (in each case, in substitution for their proxy vote) if they wish to do so and are so entitled.

If you hold your Ordinary Shares in Certificated Form and you wish to tender some or all of your Ordinary Shares, you should complete the Tender Form in accordance with the instructions printed on it and in Part V of this Circular and return it by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent at The Pavilions, Bridgwater Road, Bristol BS99 6AH, together with your share certificate(s) in respect of the Ordinary Shares tendered.

If you hold your Ordinary Shares in Uncertificated Form and you wish to tender some or all of your Ordinary Shares, you should send a TTE Instruction and follow the procedures set out in Part V of this Circular in respect of tendering uncertificated Ordinary Shares.

Completed Tender Forms and/or TTE Instructions (as appropriate) must be received by the Receiving Agent at The Pavilions, Bridgwater Road, Bristol BS99 6AH by no later than 1:00 p.m. (London time) on Thursday 20 June 2024 after which time Tender Forms and/or TTE Instructions (as appropriate) will be rejected (unless the Ordinary Share Closing Date is extended).

2.13	What is the deadline for returning my Tender Form?

The Tender Offer with respect to Ordinary Shares will close at 1:00 p.m. (London time) on Thursday 20 June 2024 and no tenders received after that time will be accepted unless the Tender Offer is extended.

2.14	What should I do if I have lost my share certificate and wish to participate in the Tender Offer?

You should complete the Tender Form and send it, together with a letter of explanation to Company’s Registrar at The Pavilions, Bridgwater Road, Bristol BS99 6AH in accordance with the instructions in the Tender Form. You should then phone the Company’s Registrar’s Helpline or write to the Company’s Registrar asking for a letter of indemnity to be sent to you, which you should then complete in accordance with the instructions given and send back to the Company’s Registrar immediately.

2.15	If my Ordinary Shares are held by my broker or other nominee, will that person tender my Ordinary Shares on my behalf?

Only if you provide instructions to your broker or other nominee to do so. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to tender your Ordinary Shares. Without your specific instructions, your Ordinary Shares will not be tendered for purchase under the Tender Offer.

2.16	Can I withdraw my tender?

You can only withdraw or amend your tender of Ordinary Shares up until 1:00 p.m. on Thursday 20 June 2024, which is the Ordinary Share Closing Date of the Tender Offer (unless the Tender Offer is extended).

2.17	When do I receive my cash?

Under the expected timetable of events as set out in Part II of this Circular, it is anticipated that, for holders of Ordinary Shares in Certificated Form, a cheque would be despatched to you for the proceeds of any sale by 3 July 2024. CREST account holders would have their CREST accounts credited by 25 June 2024.

2.18	How will I receive the cash if I successfully tender any Ordinary Shares?

For holders of Ordinary Shares, you will receive the cash in pounds sterling (£).

2.19	Do I have to pay any costs and expenses?

No. Neither the Company nor Jefferies is imposing any fees on you in connection with the Tender Offer. If you own your Ordinary Shares through a bank, broker, dealer, trust company or other nominee and such nominee tenders your Ordinary Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

2.20	What is the tax treatment of the Tender Offer?

Shareholders and ADS Holders should note in that, due to the circumstances of its formation and the application of Section 7874 of the United States Internal Revenue Code of 1986, as amended (“Code”), the Company is treated as a US domestic corporation for US federal income tax purposes. Accordingly, the Company is subject to US federal income tax as if it were a US corporation, and distributions made by the Company (including certain payments in respect of the Tender Offer that are treated as distributions for US federal income tax purposes) are generally treated as US-source dividends. As a result, both US Holders and Non-US Holders may be subject to US federal income tax withholding on receipt of cash proceeds from any tendered Ordinary Shares or ADSs accepted in the Tender Offer and the Special Dividend (if any).

The attention of Shareholders and ADS Holders is drawn to Part VI of this document, which provides a summary of certain material UK tax and US federal income tax consequences for Shareholders and ADS Holders of accepting the Tender Offer or receipt of the Special Dividend (if any). Part VI also provides additional information to Shareholders and ADS Holders on Section 302 Certifications, IRS Form W-9, and IRS Form W-8.

This information is not tax advice. Shareholders and ADS Holders should consult their professional tax advisors, in particular regarding their individual tax position and the exemptions or reductions of US withholding tax that may be available to them.

2.21	Do I need to fill out any forms?

If you are a Shareholder and hold your Ordinary Shares in Certificated Form and you wish to tender all or any of your Ordinary Shares, you should:

•	complete the Tender Form in accordance with the instructions printed on it and in Part V of this Circular;

•	complete the Section 302 Certification in accordance with the instructions printed on it;

•	complete IRS Form W-9 (in the case of a US Holder) or an appropriate properly completed IRS Form W-8 (in the case of a Non-US Holder) in accordance with the instructions set out on such IRS Form,

and send the documents by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent, at the Pavilions, Bridgewater Road, Bristol, BS99 6AH so as to be received by no later than 1:00 p.m. (London time) on Thursday 20 June 2024, together with your share certificate(s) in respect of the Ordinary Shares tendered.

If you are a Shareholder and hold your Ordinary Shares in Uncertificated Form and you wish to tender all or any of your Ordinary Shares, you should;

•	send the TTE Instruction through CREST so as to settle by no later than 1:00 p.m. (London time) on Thursday 20 June 2024;

•	complete the Section 302 Certification in accordance with the instructions printed on it;

•	complete IRS Form W-9 (in the case of a US Holder) or an appropriate properly completed IRS Form W-8 (in the case of a Non-US Holder) in accordance with the instructions set out on such IRS Form,

and send the documents by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent, at the Pavilions, Bridgewater Road, Bristol, BS99 6AH so as to be received by no later than 1:00 p.m. (London time) on Thursday 20 June 2024.

If you are an ADS Holder that holds ADS on the books of the Depositary and you wish to tender all or any of your Ordinary Shares, you should:

•	properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents;

•	complete the Section 302 Certification in accordance with the instructions printed on it;

•	complete IRS Form W-9 (in the case of a US Holder) or an appropriate properly completed IRS Form W-8 (in the case of a Non-US Holder) in accordance with the instructions set out on such IRS Forms,

and deliver such documents to the Tender Agent at the appropriate address set forth in the Letter of Transmittal.

Shareholders that own their Ordinary Shares or ADS Holders that own their ADSs through a custodian, nominee or trustee should consult their custodian, nominee or trustee for guidance on providing the forms and certifications described in this section.

If you are a Shareholder holding the Ordinary Shares registered in your own name or as a custodian, nominee or trustee, you should, even if you or your underlying beneficial shareholders do not intend to participate in the Tender Offer:

•

complete IRS Form W-9 (in the case of a US Holder) or an appropriate properly completed IRS Form W-8 (in the case of a Non-US Holder) in accordance with the instructions set out in Part VI of this Circular, and send the documents by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent, at the Pavilions, Bridgewater Road, Bristol, BS99 6AH so as to be received by no later than 1:00 p.m. (London time) on Thursday 20 June 2024.

2.21	What happens if I sell my Ordinary Shares after receiving this Circular?

You may trade your Ordinary Shares in the normal way during the Tender Offer period.

If you sell or transfer, or have sold or otherwise transferred, all of your Ordinary Shares, please forward this Circular (but not the accompanying Tender Form and Form of Proxy) at once to the purchaser or transferee or the agent through whom the sale or transfer was effected, for onward delivery to the purchaser or transferee (but not if such purchaser, transferee or agent is resident in a Restricted Jurisdiction). If you have sold part of your holding of Ordinary Shares, please retain these documents and contact the bank, stockbroker or other agent through whom the sale or transfer was effected as to the actions you should take. Do not forward your Tender Form or Form of Proxy.

2.22	What if I am resident outside the UK or a non-UK national or citizen?

Shareholders resident outside the UK, or who are nationals or citizens of jurisdictions other than the UK, should read the additional information set out in Part V of this Circular.

2.23	Is there a General Meeting of Shareholders to approve the repurchase of Ordinary Shares associated with the Tender Offer and do I need to attend?

The General Meeting of the Company will be held at 6 Tide Street, Boston, Massachusetts, 02210, United States at 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on 6 June 2024 to consider the Resolution, as explained further in the Notice of General Meeting in Part X of this Circular. If you have completed and returned the Form of Proxy enclosed with this Circular to the Company’s Registrar at The Pavilions, Bridgwater Road, Bristol BS99 6AH, so as to be received by no later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or in the case of an adjournment of the meeting not later than not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting), you do not need to attend the General Meeting to have your vote counted. If you hold Ordinary Shares in CREST, you may appoint a proxy by completing and transmitting a CREST Proxy Instruction to the Company’s Registrar (CREST Participant ID 3RA50), so that it is received by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting). Proxy appointments may also be submitted electronically at www.investorcentre.co.uk/eproxy or by using the QR Code printed on the Form of Proxy so that the appointment is received by not later than 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 (or, in the case of an adjournment, not later than 48 hours (excluding any part of a day that is not a Business Day) before the time fixed for the holding of the adjourned meeting).

3.	THE TENDER OFFER

3.1	Can Shareholders decide not to proceed with the Tender Offer?

The Tender Offer is conditional upon, among other matters, the passing of the Resolution at the General Meeting (as detailed in Part V of this Circular). If Shareholders do not vote to pass this Resolution, then the Tender Offer will not proceed.

3.2	Can the Company decide not to proceed with the Tender Offer?

The Tender Offer is conditional upon the satisfaction of the Tender Conditions set out in paragraph 2.1 of Part V of this Circular. Should the Tender Conditions not be satisfied or waived, as the case may be, then the Tender Offer will not proceed.

3.3	What will happen to the Ordinary Shares that are successfully tendered?

The Tender Offer will be implemented by means of on-market purchases by Jefferies, which will, as principal, purchase the Ordinary Shares successfully tendered (subject to the overall limit of the Tender Offer) at the Tender Price and, following completion of those purchases and in accordance with the Option Agreement, sell them on to the Company at the Tender Price by way of an on-market transaction (all of these transactions will be carried out on the London Stock Exchange).

It is the Company’s intention to cancel the Ordinary Shares that are successfully tendered to Jefferies and subsequently purchased by the Company pursuant to the Option Agreement.

3.4	What if I have more questions?

If you have read this Circular and accompanying documents and have any further questions about the Tender Offer and, or the General Meeting, please telephone the Company’s Registrar’s Helpline. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. (London time) Monday to Friday excluding public holidays in England and Wales. Calls may be recorded and randomly monitored for security and training purposes.

If you are a holder of Ordinary Shares, bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, including banks, brokers and institutional holders, please call the Information Agent at (+1) 866-529-2770 (toll free), from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

Please note that for legal reasons neither the Receiving Agent nor the Information Agent will provide advice on the merits of the Tender Offer or Resolution or give any legal, financial, investment or taxation advice. For financial, investment or taxation advice, you should consult your own financial, investment or tax advisor. ADS Holders should refer to Part VIII where additional information is set out.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The SEC maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto. In addition, if and when filed, the Company will provide copies of such documents free of charge to its security holders.

PART V

TERMS AND CONDITIONS OF THE TENDER OFFER IN RESPECT OF ORDINARY SHARES

This Part V relates to Ordinary Shares and the Tender Offer in respect of the Ordinary Shares (and not ADSs). Except as otherwise expressly noted and except as set forth in this Part V, this Part V does not apply to ADSs or the tender of ADSs. However, as a tender of ADSs will be deemed to be an instruction to the Depositary to cause the Custodian to tender the Ordinary Shares underlying the tendered ADSs, the following Part V contains information relevant to ADS Holders as well as holders of Ordinary Shares. ADS Holders are directed to Part VIII of this Circular for further details of the Tender Offer with respect to ADSs.

1.	INTRODUCTION

1.1

Shareholders are being invited to tender some or all of their Ordinary Shares for purchase by Jefferies on the terms and subject to the conditions set out in this Circular and, in the case of Certificated Ordinary Shares only, in the accompanying Tender Form.

1.2	Shareholders who do not wish to participate in the Tender Offer need take no action. The rights of Shareholders who choose not to tender their Ordinary Shares will be unaffected.

1.3

The Tender Offer will be implemented by means of on-market purchases by Jefferies, which will, as principal, purchase the Ordinary Shares successfully tendered (subject to the overall limit of the Tender Offer) at the Tender Price and, following completion of those purchases and in accordance with the Option Agreement, exercise its right to sell them on to the Company at the Tender Price by way of an on-market transaction (all of these transactions will be carried out on the London Stock Exchange). For this purpose, in accordance with the terms of the Option Agreement: (a) the Company has granted a put option to Jefferies, which, on exercise, obliges the Company to purchase from Jefferies, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer; and (b) Jefferies has granted the Company a call option which, on exercise, obliges Jefferies to sell to the Company, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer. The Ordinary Shares that the Company purchases from Jefferies will be cancelled.

2.	TERMS AND CONDITIONS OF THE TENDER OFFER

2.1

Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase and pay for any Ordinary Shares tendered (including Ordinary Shares represented by ADSs), and the Company may terminate or withdraw the Offer, or may postpone the acceptance for purchase of, or the purchase of and the payment for, Ordinary Shares, subject to Rule 14e-1(c) under the Exchange Act, to the extent applicable, if any of the Tender Conditions are not satisfied or waived at any time on or prior to the Unconditional Time. The Tender Offer is subject to and conditional upon the following (together, the “Tender Conditions”):

A.	the passing of the Resolution at the General Meeting;

B.

receipt of valid tenders in respect of at least 2,707,611 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing approximately one per cent. of the Issued Ordinary Share Capital of the Company as at the Latest Practicable Date) by 1:00 p.m. (London time) on the Ordinary Share Closing Date (unless the Tender Offer is extended);

C.

Jefferies having being satisfied, acting reasonably, that, at all times up to immediately prior to the announcement of the results of the Tender Offer, the Company has complied with its obligations, and is not in breach of any of the representations and warranties given by it, under the Option Agreement;

D.	the Company continuing to have sufficient profits available for distribution to acquire, under the Option Agreement, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer;

E.

the Company shall not have concluded, in its reasonable discretion, to have occurred prior to the Unconditional Time a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

F.	there shall not have occurred at any time prior to the Unconditional Time and it is unlikely, in the reasonable opinion of Jefferies, that there will occur immediately after the Unconditional Time:

i.

any material adverse change in the financial markets in the United States, the United Kingdom or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

ii.

any suspension of, or occurrence of material limitations to trading in any securities of the Company by the London Stock Exchange or the NASDAQ Global Market or any other exchange or over the counter market, or of trading generally on the London Stock Exchange or NASDAQ Global Market or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States or in Europe;

iii.	a declaration of a banking moratorium by the United States, the United Kingdom or any member or associate member of the European Union;

iv.

any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

(a)

challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and subsequent repurchase of Ordinary Shares, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and subsequent repurchase of Ordinary Shares;

(b)

seeks to make the purchase of, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Ordinary Shares;

(c)

seeks to make the repurchase, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased Ordinary Shares; or

(d)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs); or

v.

any action being taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) being proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the subsequent repurchase of Ordinary Shares or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which:

(a)

indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the Ordinary Shares (including Ordinary Shares represented by ADSs) thereunder or the subsequent repurchase of Ordinary Shares;

(b)	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the subsequent repurchase of Ordinary Shares; or

(c)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

which in the opinion of Jefferies, acting reasonably, makes or would be likely to make it impracticable, impossible or unduly onerous to proceed with the Tender Offer as contemplated by this Circular;

G.

the Company shall not have concluded, in its reasonable discretion, that there would or may be unexpected adverse tax consequences (whether by reason of a change in legislation or practice or otherwise) for the Company or its Shareholders if the Tender Offer were to proceed;

H.

the Company shall not have concluded, in its reasonable discretion, that the Tender Offer or effecting the purchase of all tendered Ordinary Shares is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities laws, are not available or not available on terms reasonably acceptable to the Company in respect of the Tender Offer and, if required under any such laws, the Company shall have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Tender Offer; or

I.

at no time during which the Tender Offer remains open, the aggregate value of the FTSE 250 Index having fallen more than 20 per cent. at the close of trading on any day from the aggregate value of 20,822.84 (being the aggregate value of the FTSE 250 Index as at the close of trading on 16 May 2024.

For these purposes, the “Unconditional Time” shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Tender Conditions referred to above, 1:00 p.m. on the Ordinary Share Closing Date (unless the Tender Offer is extended).

Jefferies will not purchase the Ordinary Shares pursuant to the Tender Offer unless the Tender Conditions have been satisfied or, as provided below, waived. In the event that the Tender Conditions are not satisfied, the Company shall (with the prior consent of Jefferies) be entitled to waive, excluding paragraphs A and D above, such Tender Condition(s) and to elect to proceed with the implementation of the Tender Offer, subject to applicable law. The purchase by Jefferies of the Ordinary Shares pursuant to the Tender Offer will occur upon the Tender Conditions being satisfied or waived. If any of the Tender Conditions are not satisfied or waived by the Unconditional Time, the Tender Offer will lapse.

Each of the foregoing conditions must be complied with or waived at or prior to the Unconditional Time. If any of the conditions referred to above are waived, the Company will promptly notify Shareholders. Any waiver of a Tender Condition, or the withdrawal of the Tender Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated to the Receiving Agent. The Company, after giving notice to the Receiving Agent of any waiver of a condition or the withdrawal of the Tender Offer, shall forthwith thereafter make a public announcement by way of a Regulatory Information Service of such waiver or withdrawal and will file such notice as an amendment to its tender offer statement on Schedule TO (“Schedule TO”) filed with the SEC with respect to the Tender Offer. If the Tender Offer is withdrawn, the Company shall not be obligated to effect the purchase of any tendered Ordinary Shares (including Ordinary Share represented by ADSs) under the Tender Offer and all Ordinary Shares (including Ordinary Shares represented by ADS) and all ADSs previously tendered and not withdrawn will be promptly returned to tendering holders.

If the Company materially changes the terms of the Tender Offer, including any waiver of a material condition, or the information concerning the Tender Offer, the Company will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five US

Business Days following such a material change in the terms of, or information concerning, the Tender Offer. The Company intends for the Tender Price to remain fixed throughout the Tender Offer. If the Company increases or decreases the Tender Price and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight (New York City time), on the tenth US Business Day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 2, then the Tender Offer will be extended until the expiration of such period of 10 US Business Days.

The foregoing conditions are for the exclusive benefit of the Company and Jefferies and may be asserted by the Company at any time prior to the Unconditional Time in its discretion regardless of the circumstances giving rise to any such assertion (excluding any action or inaction by the Company), or may, subject to applicable law, be waived by the Company (with the prior consent of Jefferies) in whole or in part at any time prior to the Unconditional Time in its discretion, without prejudice to any other rights which the Company may have. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time. Any determination by the Company or Jefferies, as applicable, concerning the events described in this paragraph 2 of Part V of this Circular shall be made in the reasonable opinion of such person, and shall be final and binding on all parties, subject to such parties disputing such determination in a court of competent jurisdiction.

2.2	All Ordinary Shares tendered by Shareholders under the Tender Offer will be tendered at the Tender Price, which is fixed. Ordinary Shares may not be tendered at any other price.

2.3

The maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) that may be purchased under the Tender Offer is 33,500,000. This will equate to approximately 12 per cent. of the Issued Ordinary Share Capital at the Ordinary Share Closing Date and ADS Closing Date. As at 16 May 2024, being the Latest Practicable Date, there are 289,468,159 Ordinary Shares in issue, of which 18,707,082 Ordinary Shares are held in treasury.

2.4

The maximum aggregate consideration to be paid by Jefferies in respect of the Tender Offer shall not exceed US$100 million. The maximum amount of $100 million will be translated into a pounds sterling amount on the Ordinary Share Closing Date, which pounds sterling amount shall determine the maximum number of Ordinary Shares to be accepted for payment in the Tender Offer.

2.5

Ordinary Shares successfully tendered under the Tender Offer will be sold to Jefferies (acting as principal) fully paid and with full title guarantee, free from all liens, charges, equitable interests and encumbrances and with all rights attaching to the same. Ordinary Shares purchased by Jefferies pursuant to the Tender Offer will be purchased by Jefferies as principal and such purchases will be market purchases in accordance with rules of the London Stock Exchange. Immediately following completion of the Tender Offer, Jefferies shall sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to the Company, at a price per Ordinary Share equal to the Tender Price, pursuant to the Option Agreement. Purchases of Ordinary Shares by the Company pursuant to the Option Agreement will also be market purchases in accordance with rules of the London Stock Exchange.

For this purpose, in accordance with the terms of the Option Agreement:

A.

the Company has granted a put option to Jefferies, which, on exercise, obliges the Company to purchase from Jefferies, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer; and

B.

Jefferies has granted the Company a call option which, on exercise, obliges Jefferies to sell to the Company, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer.

2.6	All of the Ordinary Shares purchased by the Company pursuant to the Option Agreement in connection with the Tender Offer will be cancelled.

2.7

Subject to paragraph 2.23 of this Part V, the Tender Offer for Ordinary Shares will close at 1:00 p.m. (London time) on Thursday 20 June 2024 and no tenders received after that time will be accepted unless otherwise approved by Jefferies (with the consent of the Company).

2.8

Tender Forms which have been, or are deemed to be, validly and properly completed (for Ordinary Shares held in Certificated Form) and submitted to the Receiving Agent and TTE Instructions which have settled (for Ordinary Shares held in Uncertificated Form) will become irrevocable and cannot be withdrawn at or after 1:00 p.m. (London time) on Thursday 20 June 2024.

2.9	All tenders:

A.

in respect of Ordinary Shares held in Certificated Form must be made on the accompanying Tender Form, duly completed in accordance with the instructions set out below and in the Tender Form itself (which together constitute part of the terms of the Tender Offer). Such tenders will be valid only if the procedures contained in this Circular and in the Tender Form are complied with; and

B.

in respect of Ordinary Shares held in Uncertificated Form (that is, in CREST) must be made by the input and settlement of a TTE Instruction in CREST in accordance with the instructions set out in this Part V and the relevant procedures in the CREST Manual which together constitute part of the terms of the Tender Offer. Such tenders will be valid only if the procedures contained in this Circular and in the relevant parts of the CREST Manual are complied with.

2.10

All tenders of Ordinary Shares held in Uncertificated Form (that is, in CREST) must be made by the input and settlement of an appropriate TTE Instruction in CREST in accordance with the instructions set out below and the relevant procedures in the CREST Manual which together constitute part of the terms of the Tender Offer. Such tenders will be valid only if the procedures contained in this Circular and in the relevant parts of the CREST Manual are complied with.

2.11

The Tender Offer and all tenders will be governed by, and construed in accordance with, the laws of England and Wales and, to the extent applicable, US federal law and the delivery of a Tender Form or the input of a TTE Instruction in CREST, as applicable, will constitute submission to the jurisdiction of the courts of England and Wales in relation to all matters arising out of or in connection with the Tender Offer and the Tender Form.

2.12

Subject to paragraph 2.23 of this Part V, the results of the Tender Offer will be announced on Monday 24 June 2024. Ordinary Shares (other than Ordinary Shares represented by ADSs) will be deemed accepted upon the issuance of the announcement of the final results of the Tender Offer.

2.13

Under the Tender Offer and subject to the terms and conditions set out in this Part V, and (where relevant) the Tender Form, Shareholders will be entitled to sell to Jefferies all or part of their Ordinary Shares.

2.14

If the aggregate value at the Tender Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds US$100 million (based on the applicable exchange rate of US dollars to pounds sterling on the Ordinary Share Closing Date), or the number of validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds 33,500,000 Ordinary Shares, then not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, tenders by each Shareholder will be scaled down pro-rata to the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$100 million and the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed 33,500,000 Ordinary Shares.

2.15

Should any fractions arise from any scaling-down arrangements under paragraph 2.14 of this Part V of this Circular, the number of Ordinary Shares tendered by each Shareholder to be accepted in the Tender Offer shall be rounded down to the nearest whole Ordinary Share (or to nil, as the case may be). Such rounded down whole number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder will be accepted and purchased in the Tender Offer and the balance of the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder will not be accepted and purchased in the Tender Offer.

2.16

All documents and remittances sent by or to Shareholders and all instructions made by or on behalf of a Shareholder in CREST relating to the Tender Offer will be sent or made (as the case may be) at the risk of the sender or maker. If the Tender Offer does not become unconditional, or does not proceed, and lapses, in respect of Ordinary Shares held in Certificated Form, Tender Forms, share certificates and other documents of title will be returned by post to Shareholders promptly after the date of such lapse, or, in respect of Ordinary Shares held in Uncertificated Form (that is, in CREST), the Company’s Registrar will provide instructions to Euroclear to transfer all Ordinary Shares held in escrow balances by TFE Instruction to the original available balances to which those Ordinary Shares relate.

2.17	If only part of a holding of Ordinary Shares is successfully tendered pursuant to the Tender Offer, the relevant Shareholder will be entitled to receive the following:

A.	if Ordinary Shares are held in Certificated Form, a certificate in respect of the unsold Ordinary Shares; or

B.	if Ordinary Shares are held in Uncertificated Form (that is, in CREST), the transfer by the Company’s Registrar by TFE Instruction to the original available balances of those unsold Ordinary Shares.

2.18

Further copies of the Tender Form may be obtained on request from the Receiving Agent or by calling the Company’s Registrar’s Helpline. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. Monday to Friday excluding public holidays in England and Wales. Calls may be recorded and randomly monitored for security and training purposes.

If you are a holder of Ordinary Shares (including Ordinary Shares represented by ADSs), bank, broker or institutional holder in the United States and have questions on how you can participate in the Tender Offer, please call the Information Agent at (+1) 866-529-2770 (toll free), from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time). Please note that the Information Agent cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

2.19	All Ordinary Shares (including Ordinary Shares represented by ADSs) successfully tendered will be purchased by Jefferies, as principal and not as agent, nominee or trustee, at the Tender Price.

2.20

All questions as to the number of Ordinary Shares (including Ordinary Shares represented by ADSs) tendered and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Ordinary Shares (including Ordinary Shares represented by ADSs) under the Tender Offer will be determined by the Company (with the prior consent of Jefferies), which determination shall be final and binding on all parties (except as otherwise required under applicable law). The Company reserves the right to reject any or all tenders it determines, in its reasonable discretion, not to be in proper form or the acceptance or payment for which may, in the reasonable opinion of the Company be unlawful. The Company (with the prior consent of Jefferies) also reserves the right to waive any defect or irregularity in the tender of any particular Ordinary Share or any particular holder thereof. No tender of Ordinary Shares will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be despatched (in respect of Certificated Ordinary Shares) or made by way of a CREST payment (in respect of uncertificated Ordinary Shares), until after (in the case of Certificated Ordinary Shares) the Tender Form is complete in all respects and the share certificates and/or other document(s) of title satisfactory to the Company and Jefferies have been received or (in the case of uncertificated Ordinary Shares) the relevant TTE Instruction has settled. None of the Company, Jefferies, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

2.21	Ordinary Shares will be purchased from tendering Shareholders under the Tender Offer free of all commissions and dealing charges.

2.22

The failure of any person to receive a copy of this Circular or the Tender Form shall not invalidate any aspect of the Tender Offer. None of the Company, Jefferies, the Company’s Registrar or any other person will incur any liability in respect of any person failing to receive this document and/or, for a person who holds their Ordinary Shares in Certificated Form, the Tender Form.

2.23

The Company reserves the right, at any time prior to the Ordinary Shares Closing Date and with the prior consent of Jefferies, to amend the terms and conditions of the Tender Offer in order to comply with any applicable rules and regulations, including rules and regulations of the SEC. The Company also reserves the right, at any time prior to the Ordinary Shares Closing Date and with the prior consent of the Jefferies, to revise the Tender Price or change the aggregate value of the Tender Offer, based on market conditions and/or other factors, subject to compliance with applicable legal and regulatory requirements. Subject to any applicable rules and regulations of the SEC, the Company also reserves the right, at any time prior to the Unconditional Time and with the prior consent of Jefferies, to extend the period during which the Tender Offer is open, in which event the term “Unconditional Time” shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Tender Conditions referred to above, 1:00 p.m. on the Ordinary Share Closing Date (unless the Tender Offer is extended). The Company shall notify Shareholders of any such revision, change or extension promptly by public announcement. The Company will post such announcement on its website, deliver such announcement through a Regulatory Information Service not later than 8:00 a.m. (London time) and by press release in the US and file such announcement with the SEC no later than the earlier of 9:00 a.m. (New York City time) and the first opening of the NASDAQ Global Market in each case, on the next US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the amount of Ordinary Shares (including Ordinary Shares represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and the rules of the NASDAQ Global Market.

3.	PROCEDURE FOR TENDERING

3.1	Different procedures for Certificated and Uncertificated Ordinary Shares

If you hold Ordinary Shares in Certificated Form, you may tender such Ordinary Shares only by completing and returning the Tender Form in accordance with the instructions printed thereon and set out in paragraph 3.2 of this Part V.

If you hold Ordinary Shares in Certificated Form, but under different designations, you should complete a separate Tender Form, as appropriate, in respect of each designation. Additional copies of the Tender Form can be obtained from the Receiving Agent or by calling the Company’s Registrar’s Helpline. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. Monday to Friday excluding public holidays in England and Wales. Calls may be recorded and randomly monitored for security and training purposes.

If you are a Shareholder and hold Ordinary Shares in Uncertificated Form (that is, in CREST) you may only tender Ordinary Shares by TTE Instruction in accordance with the procedure set out in paragraph 3.4 of this Part V and, if those Ordinary Shares are held under different member account IDs, you should send a separate TTE Instruction for each member account ID.

No Ordinary Shares may be tendered in the Tender Offer by guaranteed delivery.

3.2	Ordinary Shares held in Certificated Form (that is, not in CREST)

To participate in the Tender Offer, Shareholders holding Ordinary Shares in Certificated Form must complete, sign, have witnessed and return the Tender Form in accordance with these instructions and the instructions on the Tender Form.

Completed, signed and witnessed Tender Forms, together with the relevant valid share certificate(s) and/or other document(s) of title, should be sent by post in the accompanying reply-paid envelope (for use in the UK only) to the Receiving Agent at the Pavilions, Bridgwater Road, Bristol BS99 6AH as soon as possible and, in any event, so as to be received by no later than 1:00 p.m. (London time) on Thursday 20 June 2024. Tenders received after that time will be accepted only at the discretion of the Company (with the prior consent of Jefferies). For further information on Overseas Shareholders, see paragraph 5 of this Part V below.

Duly completed Tender Forms sent by any of the means set out above and received signed and complete in all respects by the prescribed time will be treated as tenders of Ordinary Shares in accordance with the terms and conditions of the Tender Offer. No acknowledgement of receipt of documents will be given.

The completed and signed Tender Form should be accompanied, where possible, by the relevant share certificate(s) and/or other document(s) of title.

If your share certificate(s) and/or other document(s) of title are not readily available (for example, if they are with your stockbroker, bank or other agent) or are lost, the Tender Form should nevertheless be completed, signed and returned as described above so as to be received by the Receiving Agent at the Pavilions, Bridgwater Road, Bristol BS99 6AH by no later than 1:00 p.m. (London time) on Thursday 20 June 2024 together with any share certificate(s) and/or document(s) of title that you may have available and a note of explanation stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. The relevant share certificate(s) and document(s) of title should be forwarded as soon as possible thereafter.

In respect of those Ordinary Shares for which your share certificate(s) is/are unavailable and you have been sent a Tender Form, a letter of indemnity can be obtained by writing to Computershare Investor, at the Pavilions, Bridgwater Road, Bristol BS99 6AH or contacting them on the Company’s Registrar’s Helpline. If a separate letter of indemnity is completed, this should be returned with the Tender Form as described above so as to be received by the Receiving Agent, at the Pavilions, Bridgwater Road, Bristol BS99 6AH by no later than 1:00 p.m. (London time) on Thursday 20 June 2024. A fee may be payable by the Shareholder in respect of each letter of indemnity.

Where you have returned a letter of indemnity in respect of unavailable share certificate(s) and you subsequently find or obtain the relevant share certificate(s), you should immediately send the certificates by post to the Receiving Agent at the Pavilions, Bridgwater Road, Bristol BS99 6AH.

If you are in any doubt as to the procedure for acceptance, please telephone the Company’s Registrar’s Helpline. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 8:30 a.m. and 5:30 p.m. (London time) Monday to Friday excluding public holidays in England and Wales. Calls may be recorded and randomly monitored for security and training purposes. For legal reasons, the Receiving Agent will not be able to give advice on the merits of the Tender Offer or provide legal, financial or personal taxation advice and accordingly for such advice you should consult your stockbroker, solicitor, accountant, bank manager or other independent professional advisor.

By signing and returning a Tender Form, you will be deemed to have appointed Jefferies as your agent in respect of the tender process. Jefferies will therefore issue contract note(s) on behalf of all tendering Shareholders whose Ordinary Shares are so purchased under the Tender Offer and will remit the cash consideration to Computershare Investor Services with instructions that such consideration be remitted to tendering Shareholders in accordance with the instructions set out on the Tender Form.

3.3	Withdrawal of Ordinary Shares held in Certificated Form

Tenders in respect of Certificated Ordinary Shares may be withdrawn by written notice received by the Receiving Agent at any time until 1:00 p.m. (London time) on Thursday 20 June 2024. After 1:00 p.m. (London time) on Thursday 20 June 2024, all tenders will be irrevocable. All questions as to the validity of notices of withdrawal (including time of receipt) will be determined by the Company (with the prior consent of Jefferies), which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, Jefferies, the Receiving Agent or any other person is or will be obliged to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

3.4	Ordinary Shares in Uncertificated Form (that is, in CREST)

If your Ordinary Shares are in Uncertificated Form, to tender such Ordinary Shares under the Tender Offer you should take (or procure the taking of) the action set out below to transfer (by means of a TTE Instruction) the number of Ordinary Shares you wish to tender under the Tender Offer to the relevant escrow account specifying Computershare Investor Services PLC (in its capacity as a CREST Participant under the relevant participant ID(s) and member account ID(s) referred to below) as the escrow agent, as soon as possible and in any event so that the TTE Instruction settles by no later than 1:00 p.m. (London time) on Thursday 20 June 2024. Please note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) and you should therefore ensure you time the input of any TTE Instructions accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph 3.4 shall constitute an offer to Jefferies to sell to it the number of Ordinary Shares at the Tender Price on the terms of the Tender Offer by transferring such Ordinary Shares to the relevant escrow account as detailed below. This offer will become irrevocable and cannot be withdrawn at or after 1:00 p.m. (London time) on Thursday 20 June 2024.

If you are a CREST Sponsored Member, you should refer to your CREST Sponsor before taking any action. Your CREST Sponsor will be able to confirm details of your participant ID and the member account ID under which your Ordinary Shares are held. In addition, only your CREST Sponsor will be able to send the TTE Instruction to Euroclear in relation to the Ordinary Shares which you wish to tender. The corporate action number is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST.

After settlement of the TTE Instruction, you will not be able to access in CREST the Ordinary Shares concerned for any transaction or charging purposes, notwithstanding that they will be held by the Receiving Agent as the escrow agent until completion, termination or lapse of the Tender Offer. If the Tender Offer becomes unconditional by 1:00 p.m. (London time) on Thursday 20 June 2024, or such later time and date as the Company and Jefferies may agree, the Receiving Agent will transfer the successfully tendered Ordinary Shares to itself as the agent of Jefferies, returning any Ordinary Shares not successfully tendered to you.

You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedures outlined below. This can be downloaded off the Internet on the Euroclear website at www.euroclear.co.uk.

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST Sponsor) to enable a TTE Instruction relating to your Ordinary Shares to settle prior to 1:00 p.m. (London time) on Thursday 20 June 2024. You are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

3.5	Electronic Tenders

To tender Ordinary Shares in Uncertificated Form you should send (or, if you are a CREST Sponsored Member, procure that your CREST Sponsor sends) a TTE Instruction to Euroclear in relation to such Ordinary Shares.

The TTE Instruction must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain, in addition to the other information that is required for the TTE Instruction to settle in CREST, the following details:

A.	the number of Ordinary Shares in respect of which you wish to tender and be transferred to the relevant escrow account;

B.	your Member Account ID;

C.	your Participant ID;

D.	the Participant ID of Computershare Investor Services, in its capacity as a CREST Receiving Agent, which is 3RA18;

E.	the Member Account ID of Computershare Investor Services in its capacity as escrow agent, which is PURETC01;

F.	the corporate action ISIN in respect of the Ordinary Shares, which is GB00BY2Z0H74;

G.	the intended settlement date. This should be as soon as possible and, in any event, no later than 1:00 p.m. (London time) on Thursday 20 June 2024;

H.	the contact name and telephone number inserted in the shared note field;

I.	the corporate action number for the Tender Offer, which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

J.	input with a standard delivery instruction priority of 80.

The Company and/or Jefferies will make an appropriate announcement if any of the details contained in this paragraph 3.5 relating to settlement in CREST are materially altered.

3.6	Withdrawal of Electronic Tenders

In the case of Ordinary Shares held in Uncertificated Form, withdrawals of Electronic Tenders are permitted up until 1:00 p.m. (London time) on Thursday 20 June 2024, and a Shareholder may withdraw its, his or her Electronic Tender through CREST by sending (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Tender to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

A.	the number of Ordinary Shares to be withdrawn, together with the corporate action ISIN, which is GB00BY2Z0H74;

B.	your Member Account ID;

C.	your Participant ID;

D.	the Member Account ID of the escrow agent included in the relevant Electronic Tender, together with the escrow agent’s Participant ID;

E.	the transaction reference number of the Electronic Tender to be withdrawn;

F.	the intended settlement date for the withdrawal; and

G.	the corporate action number for the relevant Tender Offer Price Range of the Electronic Tender to be withdrawn.

Any such withdrawal will be conditional upon Computershare Investor Services verifying that the withdrawal request is validly made. Accordingly, Computershare Investor Services will on behalf of Jefferies reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) message or receiving agent accept (AEAN) message.

The Company and/or Jefferies will make an appropriate announcement if any of the details contained in this paragraph 3.6 relating to withdrawal of electronic tenders are materially altered.

3.7	Deposits of Ordinary Shares into, and withdrawals of Ordinary Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Ordinary Shares that are, or are to be, converted from uncertificated to Certificated Form or vice versa during the course of the Tender Offer (whether such conversion arises as a result of a transfer of Ordinary Shares or otherwise). Shareholders who are proposing to convert any Ordinary Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Ordinary Shares as a result of the conversion to take all necessary steps in connection with such person’s participation in the Tender Offer (in particular, as regards delivery of share certificates and/or other documents of title or transfers to an escrow balance as described above) prior to 1:00 p.m. (London time) on Thursday 20 June 2024.

3.8	Validity of tenders

A.	Ordinary Shares held in Certificated Form – validity of Tender Forms

The Company (with the prior consent of Jefferies) reserves the right to treat as valid only Tender Forms which are received entirely in order by 1:00 p.m. (London time) on Thursday 20 June 2024 and which are accompanied by the relevant share certificate(s) and/or other document(s) of title or a satisfactory indemnity in lieu thereof in respect of the entire number of Ordinary Shares tendered. An appropriate announcement will be made if any of the details contained in this paragraph are altered.

B.	Ordinary Shares held in Uncertificated Form – validity of Electronic Tenders

A Tender Form which is received in respect of Ordinary Shares held in Uncertificated Form will not constitute a valid tender and will be disregarded. Shareholders holding Ordinary Shares in Uncertificated Form who wish to tender such Ordinary Shares should note that a TTE Instruction will be a valid tender as at Thursday 20 June 2024 only if it has settled on or before 1 p.m. (London time) on that date. An appropriate announcement will be made if any of the details contained in this paragraph are altered.

C.	General

Notwithstanding the completion of a valid Tender Form or settlement of a TTE Instruction, as applicable, the Tender Offer may lapse in accordance with the conditions set out in this Part V or be withdrawn.

The decision of the Company (with the prior consent of Jefferies) as to which Ordinary Shares have been validly tendered shall be conclusive and binding on all Shareholders. The decision of the Company as to the results of the Tender Offer shall be final and binding on all Shareholders.

If you are in any doubt as to how to complete the Tender Form or as to the procedure for making an Electronic Tender please contact the Receiving Agent or the Company’s Registrar’s Helpline. You are reminded that, if you are a CREST Sponsored Member, you should contact your CREST Sponsor before taking any action. Shareholders should note that, once tendered, Ordinary Shares may not be sold, transferred, charged or otherwise disposed of.

3.9	Shareholders tendering Ordinary Shares held in Certificated Form – Tender Forms

Each Shareholder by whom or, as applicable, on whose behalf, a Tender Form is executed and lodged, including a Tender Form which is treated by Jefferies as valid, irrevocably undertakes, represents, warrants and agrees to and with Jefferies (so as to bind it, him or her, and its, his or her personal representatives, heirs, successors and assigns) that:

A.

the execution of the Tender Form shall constitute an offer to sell to Jefferies such number of Ordinary Shares as are inserted in Box 2 of the Tender Form, or deemed to be tendered, as applicable, on and subject to the terms and conditions set out or referred to in this Circular and the Tender Form, as applicable and that, once lodged, such tender shall be irrevocable after 1:00 p.m. on the Ordinary Share Closing Date (unless the Tender Offer is extended);

B.

such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which such offer is accepted (together with all rights attaching thereto) and, when the same are purchased by Jefferies, Jefferies will acquire such Ordinary Shares with full title guarantee and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, including the right to receive all dividends and other distributions declared, paid or made after that date;

C.

such execution and lodgement, shall, subject to the Tender Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of Jefferies as such Shareholder’s attorney and/or agent (“Attorney”), and an irrevocable instruction to the Attorney to:

•

complete and execute any and all instruments of transfer and/or other documents or forms and take any and all actions which are necessary or, in such Attorney’s absolute discretion deemed necessary, in relation to the Ordinary Shares referred to in paragraph 1.1 of this Part V, in favour of Jefferies or its nominee(s) or such other person(s) as Jefferies may direct; and

•

deliver such instrument(s) of transfer and/or other documents or forms at the discretion of the Attorney, together with the share certificates and/or other documents of title relating to such Ordinary Shares, for registration within six months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in Jefferies or its nominee(s) or such other person(s) as Jefferies may direct such Ordinary Shares;

D.

such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by Jefferies and/or the Receiving Agent or any of their respective directors or officers or any person nominated by Jefferies or the Receiving Agent or any of their respective directors or officers in the proper exercise of their respective powers and/or authorities hereunder;

E.

such Shareholder holding Ordinary Shares in Certificated Form will deliver to the Receiving Agent its, his or her share certificate(s) and/or other document(s) of title in respect of the Ordinary Shares referred to in paragraph 1.1 of this Part V, or an indemnity acceptable to Jefferies in lieu thereof, or will procure the delivery of such document(s) to the Receiving Agent as soon as possible thereafter and, in any event, by no later than 1:00 p.m. (London time) on Thursday 20 June 2024;

F.	the provisions of the Tender Form shall be deemed to be incorporated into the terms and conditions of the Tender Offer;

G.

such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Jefferies to be desirable, in each case in order to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

H.

such Shareholder, if an Overseas Shareholder, has fully observed the laws of all relevant jurisdictions, obtained any requisite consents and complied with all applicable formalities, that the invitation under the Tender Offer may be made to it, him or her under the laws of the relevant jurisdictions, and has not taken or omitted to take any action which would otherwise result in Jefferies or the Company acting in breach of any applicable legal or regulatory requirement in respect of the purchase by Jefferies of the Ordinary Shares tendered by it, him or her under the Tender Offer;

I.	its offer to sell Ordinary Shares to Jefferies and any acceptance thereof will not be unlawful under the laws of any jurisdiction;

J.

the despatch of a cheque to a Shareholder as referred to in paragraph 6.1 of this Part V will discharge fully any obligation of Jefferies to pay such Shareholder the consideration to which it, he or she is entitled under the Tender Offer;

K.	on execution a Tender Form takes effect as a deed;

L.

the execution of a Tender Form constitutes such Shareholder’s submission to the jurisdiction of the courts of England and Wales in relation to all matters arising out of or in connection with the Tender Offer or the Tender Form; and

M.

the execution of the Tender Form constitutes a warranty by such Shareholder that the information given by or on behalf of the Shareholder in the Tender Form will be true in all respects at the time Jefferies purchases the Ordinary Shares referred to in paragraph 1.1 of this Part V as if it had been given afresh at such time and shall not be extinguished by such purchase; and if the appointment of attorney and/or agent provision under paragraph C of this Part V shall be unenforceable or invalid or shall not operate so as to afford any director or officer of Jefferies the benefit or authority expressed to be given therein, the Shareholder shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Jefferies to secure the full benefits of paragraph C of this Part V. Each Shareholder to which this paragraph 3.9 applies hereby consents to the assignment by Jefferies of all such benefit as Jefferies may have in any covenants, representations and warranties in respect of the Ordinary Shares which are successfully tendered under the Tender Offer.

A reference in this paragraph 3.9 to a Shareholder includes a reference to the person or persons executing a Tender Form and in the event of more than one person executing a Tender Form, the provisions of this paragraph 3.9 will apply to them jointly and severally.

3.10	Shareholders tendering Ordinary Shares held in Uncertificated Form – Electronic Tenders

Each Shareholder by whom, or on whose behalf, a TTE Instruction which is treated by Jefferies as valid is made irrevocably undertakes, represents, warrants and agrees to and with Jefferies (so as to bind it, him or her, and its, his or her personal representatives, heirs, successors and assigns) that:

A.

the input of the TTE Instruction shall constitute an offer to sell to Jefferies such number of Ordinary Shares as are specified in the TTE Instruction, on and subject to, the terms and conditions set out or referred to in this Circular and the TTE Instruction and that, at 1:00 p.m. (London time) on Thursday 20 June 2024, such tender shall be irrevocable;

B.

such Shareholder has full power and authority to tender, sell, assign or transfer the Ordinary Shares in respect of which the Tender Offer is accepted (together with all rights attaching thereto) and, when the same are purchased by Jefferies, Jefferies will acquire such Ordinary Shares with full title guarantee and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, on or after 1:00 p.m. on the Ordinary Share Closing Date, including the right to receive all dividends and other distributions declared, paid or made after that date;

C.

the input of the TTE Instruction, will, subject to the Tender Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of Jefferies as such Shareholder’s agent (“Agent”), and an irrevocable instruction and authority to the Agent to complete and execute all or any instruments of transfer and/or other documents or input any instructions into Euroclear at the Agent’s discretion in relation to the Ordinary Shares referred to in paragraph A of this Part V in favour of and Jefferies or such other person or persons as Jefferies may direct and to deliver any documents or input any instructions into Euroclear relating to such Ordinary Shares, for registration within six months of the Tender Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Agent be necessary or expedient for the purpose of, or in connection with, the Tender Offer and to vest in Jefferies or its nominee(s) or such other person(s) as Jefferies may direct, such Ordinary Shares;

D.

such Shareholder agrees to ratify and confirm each and every act or thing which may be done or effected by Jefferies and/or Computershare Investor Services or any of their respective directors or officers or any person nominated by Jefferies or Computershare Investor Services or any of their respective directors or officers in the proper exercise of their respective powers and/or authorities hereunder;

E.

if, for any reason, any Ordinary Shares in respect of which a TTE Instruction has been made are, prior to 1:00 p.m. (London time) on Thursday 20 June 2024, converted into Certificated Form, the Electronic Tender in respect of such Ordinary Shares shall cease to be valid and the Shareholder will need to comply with the procedures for tendering Ordinary Shares in Certificated Form as set out in this Part V in respect of the Ordinary Shares so converted, if it, he or she wishes to make a valid tender of such Ordinary Shares pursuant to the Tender Offer;

F.

such Shareholder shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Jefferies to be desirable, in each case in order to complete the purchase of the Ordinary Shares and/or to perfect any of the authorities expressed to be given hereunder;

G.	such Shareholder, if an Overseas Shareholder, has observed the laws of all relevant jurisdictions, obtained any requisite consents, complied with all applicable formalities, that the invitation under the Tender Offer may be made to it, him or her under the laws of the relevant jurisdictions, and has not taken or omitted to take any action which would otherwise result in Jefferies or the Company acting in breach of any applicable legal or regulatory requirement in respect of the purchase by Jefferies of the Ordinary Shares tendered by it, him or her under the Tender Offer;

H.	its offer to sell Ordinary Shares to Jefferies and any acceptance thereof will not be unlawful under the laws of any jurisdiction;

I.

the creation of a payment obligation in favour of such Shareholder’s payment bank in accordance with the CREST payment arrangements as referred to in paragraph 6.2 of this Part V will discharge fully any obligation of Jefferies to pay to such Shareholder the consideration to which it, he or she is entitled under the Tender Offer;

J.

the input of the TTE Instruction constitutes such Shareholder’s submission to the jurisdiction of the courts of England and Wales in relation to all matters arising out of or in connection with the Tender Offer; and

K.

if the appointment of agent provision under paragraph C of this Part V shall be unenforceable or invalid or shall not operate so as to afford any director or officer of Jefferies the benefit or authority expressed to be given therein, the Shareholder shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Jefferies to secure the full benefits of paragraph C of this Part V.

Each Shareholder to which this paragraph 3.10 applies hereby consents to the assignment by Jefferies of all such benefit as Jefferies may have in any covenants, representations and warranties in respect of the Ordinary Shares which are successfully tendered under the Tender Offer.

4.	SETTLEMENT

Settlement of the consideration to which any Shareholder is entitled pursuant to valid tenders accepted by Jefferies will be made by the despatch of cheques or CREST messages as follows:

4.1	Ordinary Shares in Certificated Form

Where an accepted tender relates to Ordinary Shares held in Certificated Form, cheques for the consideration due will be despatched by the Receiving Agent (on behalf of Jefferies) by or on Thursday 20 June 2024 by first class post to the person or agent whose name and address is set out in Box 1 of the Tender Form or, if none is set out, to the registered address of the tendering Shareholder or, in the case of joint holders, the address of the first named Shareholder. All payments will be made in pounds sterling (£) by cheque, drawn on a branch of a UK clearing bank. Share certificates related to any remaining Certificated holding of Ordinary Shares will be despatched to the registered address of the tendering Shareholder by first class post.

The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where the Company will follow English law and practice. Under no circumstances will interest accrue or be paid by the Company, Jefferies or the Receiving Agent to persons tendering Ordinary Shares in the Tender Offer by reason of any delay in effecting payment for the tendered Ordinary Shares or otherwise.

4.2	Ordinary Shares in Uncertificated Form (that is in CREST)

Where an accepted tender relates to Ordinary Shares held by Shareholders in Uncertificated Form, the consideration due will be paid by or on Tuesday 25 June 2024 through CREST by Computershare Investor Services (on behalf of Jefferies) procuring the creation of a payment obligation in favour of the payment banks of tendering Shareholders in accordance with the CREST payment arrangements.

The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where the Company will follow English law and practice. Under no circumstances will interest accrue or be paid by the Company, Jefferies or the Receiving Agent to persons tendering Ordinary Shares in the Tender Offer by reason of any delay in effecting payment for the tendered Ordinary Shares or otherwise.

4.3	US Withholding Tax

Payments made in connection with the Tender Offer and the Special Dividend (if any) may be subject to US withholding tax. All Shareholders are referred to “B.1 MATERIAL US FEDERAL INCOME TAX CONSEQUENCES” and “B.2 CERTIFICATION OF EXEMPTION FROM, OR REDUCTION OF, US WITHHOLDING TAX” of Part VI of this document.

Shareholders are urged to consult their professional tax advisors regarding the tax consequences to them of the Tender Offer and the Special Dividend (if any).

5.	OVERSEAS SHAREHOLDERS

5.1

Overseas Shareholders should inform themselves about and observe any applicable or legal regulatory requirements. If you are in any doubt about your position, you should consult your professional advisor in the relevant jurisdiction.

5.2

The making of the Tender Offer in, or to persons who are citizens or nationals of, or resident in, jurisdictions outside the United Kingdom or to custodians, nominees or trustees for citizens, residents or nationals of other countries may be prohibited or affected by the laws of the relevant jurisdiction. Shareholders who are not citizens or nationals of, or resident in, the United Kingdom, or who are custodians, nominees or trustees for citizens, residents or nationals of countries outside the United Kingdom, should inform themselves about and observe any applicable legal requirements. It is the responsibility of any Overseas Shareholder wishing to take up the Tender Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, the compliance with other necessary formalities and the payment of any transfer or other taxes or other requisite payments due in such jurisdiction. Any Overseas Shareholder will be responsible for any such transfer or other taxes or other requisite payments by whomsoever payable and the Company, the Receiving Agent and Jefferies and any person acting on their behalf shall be fully indemnified and held harmless by such Shareholder on an after-tax basis for any such transfer or other taxes or other requisite payments such person may be required to pay. No steps have been taken to qualify the Tender Offer or to authorise the extension of the Tender Offer in any territory outside the United Kingdom other than in the United States.

5.3

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an issuer tender offer statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, by writing or calling the Information Agent for the Tender Offer at the telephone numbers set forth on the cover of this Circular. The SEC also maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto. In addition, if and when filed, the Company will provide copies of such documents free of charge to its security holders.

5.4

In particular, the Tender Offer is not being made directly or indirectly in, into or from or by use of the mail or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and email) of interstate or foreign commerce of, or of any facility of a national securities exchange of, a Restricted Jurisdiction.

5.5

Accordingly, copies of this Circular, the Tender Form and any related documents are not being and must not be mailed or otherwise distributed or sent in, into, or from a Restricted Jurisdiction, including to Shareholders with registered addresses in a Restricted Jurisdiction, or to persons who are custodians, nominees or trustees holding Ordinary Shares for persons in a Restricted Jurisdiction.

5.6	Persons receiving such documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in, into or from a Restricted Jurisdiction.

5.7

The provisions of this paragraph 5 of this Part V and/or any other terms of the Tender Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Shareholders or on a general basis by Jefferies (with the prior consent of the Company) in its discretion, but only if Jefferies is satisfied that such waiver, variation or modification will not constitute or give rise to a breach of applicable securities or other law. Subject to this, the provisions of this paragraph 5 of this Part V supersede any terms of the Tender Offer inconsistent therewith.

5.8

References to a Shareholder shall include references to the persons executing a Tender Form and in the event of more than one person executing Tender Forms, the provisions of this paragraph 5 of this Part V shall apply to them jointly and severally.

6.	PARTIES ENGAGED IN SOLICITATIONS

6.1	The following parties have been engaged on behalf of the Company to make solicitations in connection with the Tender Offer:

A.	Jefferies: The Company and Jeffries entered into an Option Agreement on 20 May 2024 pursuant to which (i) Jefferies has agreed to carry out the Tender Offer as principal; (ii) the Company agreed to grant Jefferies an option for Jefferies to require the Company to acquire from Jefferies up to 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs); and (iii) Jefferies agreed to grant the Company an option for the Company to require Jefferies to sell up to 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs) to the Company, subject to the maximum consideration payable by Jefferies not exceeding US$100 million. The Tender Offer is being carried out by Jefferies outside the United States and by Jefferies LLC in the United States on the terms and conditions set out in this Circular, respectively. Jefferies and its affiliates have provided, and may in the future provide, various investment banking and other services to the Company, for which Jefferies has received and expects to receive, as the case may be, customary compensation from the Company. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Jefferies and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Company’s securities.

B.

Information Agent and Receiving Agent: The Company has retained Georgeson LLC to act as Information Agent and Computershare Investor Services PLC to act as Receiving Agent in connection with the Tender Offer with respect to US and non-US shareholders and with respect to receiving inquiries from US and non-US shareholders, respectively. The Information Agent and the Receiving Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Receiving Agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

6.2

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to Jefferies, Receiving Agent and Information Agent as described above) for soliciting tenders of Ordinary Shares pursuant to the Tender Offer. Shareholders holding Ordinary Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if Shareholders tender Ordinary Shares through the brokers or banks and not directly to the Receiving Agent. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the materials related to the Tender Offer to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorised to act as the Company’s agent or the agent of Jefferies, the Information Agent or the Receiving Agent for purposes of the Tender Offer.

7.	GENERAL

Shareholders will not be obliged to pay brokerage fees, commissions or transfer taxes or stamp duty in the UK on the purchase by Jefferies of Ordinary Shares pursuant to the Tender Offer.

The publication and delivery of this Circular shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

Except as contained in this document, no person has been authorised to give any information or make any representations with respect to the Company or the Tender Offer and, if given or made, such other information or representations should not be relied on as having been authorised by the Company or Jefferies.

The Company (with the prior consent of Jefferies) reserves the right to reject any tender that does not, in the Company’s reasonable opinion, meet the requirements of the Tender Offer. The Company (with the prior consent of Jefferies) also reserves the right to waive any defect or irregularity in the tender of any Ordinary Shares, including any TTE Instruction. None of Jefferies, the Company, the Receiving Agent, the Company’s Registrar, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Neither the Company nor Jefferies shall have any liability to any person as a result of exercising, or not exercising, any discretion conferred on them or either of them in accordance with the terms and conditions of the Tender Offer.

The provisions of the Contracts (Rights of Third Parties) Act 1999 do not apply to this Circular or the Tender Form.

PART VI

CERTAIN TAXATION CONSIDERATIONS IN RELATION TO THE TENDER OFFER AND ANY SPECIAL DIVIDEND

A.	UNITED KINGDOM TAXATION

1.	GENERAL

The following statements provide a general summary of certain aspects of the UK tax treatment of the Tender Offer and the Special Dividend (if any), but do not purport to provide a full analysis of all possible tax consequences relating to the Tender Offer and the Special Dividend (if any). They are based on UK tax law and generally published HMRC practice (which may not be binding on HMRC) as of the date hereof, both of which are subject to change, possibly with retrospective effect. They apply only to Shareholders who:

(a)	are resident, and in the case of individuals domiciled, for tax purposes in (and only in) the UK and to whom “split year” treatment does not apply (“UK Holders”);

(b)	hold their Ordinary Shares as an investment (other than in an individual savings account or exempt pension arrangement); and

(c)

are the absolute beneficial owner of both the Ordinary Shares and any dividends paid on them, and (in relation to Shareholders who are Ordinary Shareholders) who currently hold their Ordinary Shares within CREST, except where the statement in question expressly applies to a Shareholder who is not a UK Holder.

Where a statement expressly applies to a Shareholder who is not a UK Holder, it applies only to a Shareholder that is not resident in the UK and is the absolute beneficial owner of both his/its Ordinary Shares and any dividends paid on them, and that holds his/its Ordinary Shares as an investment.

Furthermore, the statements below assume that (I) a holder of an ADS is the beneficial owner of the underlying Ordinary Shares for UK direct tax purposes; and (II) when the Tender Agent causes the Custodian for the Depositary to tender the Ordinary Shares underlying an ADS that is tendered pursuant to the Tender Offer, for UK direct tax purposes it is the holder of the relevant ADS who should be treated as tendering and disposing of the Ordinary Shares in question. However, Shareholders that hold ADSs should note that:

i.	they may not be, or may not always be, the absolute beneficial owners of the Ordinary Shares represented by their ADSs; and

ii.	HMRC’s published policy at the date of this Circular is that:

A.

the question of whether the holder of a depositary receipt issued outside the UK (such as the ADRs representing the ADSs) is the beneficial owner of the underlying shares (in this case the Ordinary Shares represented by the ADSs, which in turn are represented by the ADRs) will be determined by reference to the law of the territory in which the depositary receipt is issued (in this case the United States); and

B.

if the beneficial ownership of the underlying shares (here, the Ordinary Shares represented by the ADS) cannot conclusively be determined by reference to the law of the territory in which the relevant depositary receipt is issued (here, the law of the United States and the State of New York), HMRC will apply its longstanding practice of regarding the holder of a depositary receipt (here, the ADRs) as the beneficial owner of the underlying Ordinary Shares for the purposes of UK taxes.

The following statements do not address all of the tax considerations that may be relevant to specific Shareholders in light of their particular circumstances or to Shareholders subject to special treatment under UK tax law. In particular, the following statements:

•

only apply to a dividend paid to an Ordinary Shareholder in respect of an Ordinary Share where the dividend is regarded for UK tax purposes as that person’s own income (and not the income of some other person);

•

(a) only address the principal UK tax consequences for a Shareholder who holds an Ordinary Share or ADS as a capital asset, (b) do not address the tax consequences that may be relevant to certain special classes of

Shareholders such as a dealer, broker or trader in shares or securities, a trustee and any other person who holds an Ordinary Share or ADS otherwise than as an investment, (c) do not address the tax consequences for a holder that is a financial institution, insurance company, collective investment scheme, pension scheme, charity or tax-exempt organization, (d) assume that a holder is not an officer or employee of the Company (nor of any related company) and has not (and is not deemed to have) acquired the Ordinary Share or ADS by virtue of an office or employment, and (e) assume that a holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of Ordinary Shares or ADSs), an interest of 10 per cent. or more in the Issued Ordinary Share Capital (or in any class thereof), voting power, rights to profits or capital of the Company, and is not otherwise connected with the Company.

SHAREHOLDERS SHOULD SATISFY THEMSELVES AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER UK TAX LAW AND HMRC PRACTICE OF THE TENDER OFFER, IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR TAX ADVISORS. SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO THEIR TAX POSITION OR WHO MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UK ARE STRONGLY RECOMMENDED TO CONSULT THEIR OWN PROFESSIONAL ADVISORS.

2.	TAXATION OF ANY SPECIAL DIVIDEND

2.1	Withholding Tax

The Company should be able to pay the Special Dividend (if any) without making any withholding or deduction for or on account of UK tax.

Any United States federal income tax withheld from any Special Dividend paid to a UK Holder, should, to the extent that such United States federal income tax withholding does not exceed the withholdable amount, be able to credit the United States federal income tax withholding against their UK income tax or corporation tax liability on the Special Dividend (as to which, see further below). Accordingly, for an individual UK Holder paying income tax on the Special Dividend at the higher or additional dividend income tax rates, their overall effective tax rate on receipt of a Special Dividend should equal their UK income tax liability in respect of that Special Dividend. For other individual UK Holders, the amount withheld on account of United States federal income tax withholding may exceed their UK income tax liability, in which case their overall effective charge will be equal to the US tax withheld.

2.2	Income Tax

An individual UK Holder who receives a Special Dividend (if any) may, depending on his or her particular circumstances, be chargeable to UK income tax on the gross amount of the Special Dividend (if any) received by them.

An individual holder of an Ordinary Share or ADS who is not a UK Holder should not be chargeable to UK income tax on any Special Dividend paid by the Company, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a permanent establishment in the United Kingdom to which the Ordinary Share or ADS is attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to UK income tax on any Special Dividend received from the Company.

All dividends received by a UK Holder from the Company or from other sources will form part of the UK Holder’s total income for UK income tax purposes and will constitute the top slice of that income. The rate of UK income tax that is chargeable on dividends received in the tax year 2024/2025 by (i) an additional rate taxpayer is 39.35 per cent., (ii) a higher rate taxpayer is 33.75 per cent., and (iii) a basic rate taxpayer is 8.75 per cent. A nil rate of income tax will apply to the first £500 of taxable dividend income received by an individual UK Holder in a tax year.

2.3	Corporation Tax

A UK Holder within the charge to UK corporation tax may be entitled to exemption from UK corporation tax in respect of its receipt of any Special Dividend, provided the Special Dividend qualifies for exemption (which is likely) and certain conditions are met (including anti-avoidance conditions). If the conditions for the exemption are not satisfied, or such UK Holder elects for an otherwise exempt dividend to be taxable,

UK corporation tax will be chargeable (currently at a main rate of 25 per cent. subject to a tapering relief for companies with small profits, which may reduce the applicable rate to a rate no lower than 19 per cent.) on the gross amount of a dividend. If Shareholders are in any doubt as to their position, they should consult their own professional advisors.

A corporate shareholder that is not a UK Holder should not be subject to UK corporation tax on a dividend received from the Company, unless it carries on a trade in the United Kingdom through a permanent establishment to which the Ordinary Share or ADS is attributable. In these circumstances, such holder may, depending on its individual circumstances and if the exemption from UK corporation tax discussed above does not apply, be chargeable to UK corporation tax on any Special Dividends received from the Company.

3.	TAXATION OF CHARGEABLE GAINS

3.1	UK Holders

The sale of Ordinary Shares by a Shareholder to Jefferies pursuant to the Tender Offer should be treated as a disposal of those shares for United Kingdom tax purposes. This may, subject to the Shareholder’s individual circumstances and any available exemption or relief, give rise to a chargeable gain (or allowable loss) for the purposes of United Kingdom capital gains tax (“UK CGT”) or corporation tax. The principal factors that will determine the UK CGT position on the payment of the Tender Price are the holder’s “base cost” (e.g. allowable deductions for acquisition costs) in its Ordinary Shares, the extent to which the holder realises any other capital gains in the tax year in which the payment of the Tender Price is made, the extent to which the holder has incurred capital losses in that or any earlier tax year and the level of the annual exemption for chargeable gains in that tax year (the “annual exemption”). The annual exemption for the 2024/2025 tax year is £3,000. If, after all allowable deductions, an individual UK Holder’s total taxable income for the tax year (in which it disposes of Ordinary Shares pursuant to the Tender Offer) exceeds the upper limit of the basic rate income tax band (that is, the threshold at which taxable income becomes chargeable to higher rate income tax rather than basic rate income tax), a taxable capital gain accruing to that UK Holder on the payment of the Tender Price should be charged to UK CGT at the rate of 20 per cent. In other cases, a taxable capital gain accruing to a UK Holder on the payment of the Tender Price in respect of that holder’s disposal of Ordinary Shares pursuant to the Tender Offer should be charged to UK CGT at the rate of 10 per cent. save to the extent that any taxable capital gains accruing to that UK Holder in that tax year exceed (when aggregated with that UK Holder’s total taxable income for the tax year in question) the upper limit of the basic rate income tax band. In that case, the rate of UK CGT currently applicable to the excess would be 20 per cent.

An individual UK Holder who ceases to be resident in the United Kingdom (whether for the purposes of a relevant double taxation treaty or otherwise) for a period of fewer than five years and receives payment of the Tender Price during that period of temporary non-residence may be liable to UK CGT on a chargeable gain accruing on such payment on becoming resident in the United Kingdom again (subject to available exemptions or reliefs).

Payment of the Tender Price to a corporate UK Holder may give rise to a chargeable gain or an allowable loss for the purpose of UK corporation tax. When calculating any chargeable gain or allowable loss accruing to a corporate UK Holder on a disposal of its Ordinary Shares pursuant to the Tender Offer, if the corporate UK Holder held its Ordinary Shares before 31 December 2017 then, it should be entitled to an “indexation allowance” calculated by reference to changes in the value of the retail price index up to and including 31 December 2017. Any foreign exchange gain or loss arising to a corporate UK Holder in respect of currency fluctuations over the period of holding an Ordinary Share or an ADS may also be brought into account for the purposes of UK corporation tax on payment of the Tender Price.

A corporate UK Holder will be subject to UK corporation tax on chargeable gains at the rate of corporation tax applicable to that Shareholder (the main rate of UK corporation tax is currently 25 per cent. for companies with annual profits in excess of £250,000, with a small companies rate of 19 per cent. applying for companies with profits up to £50,000 and intermediate rates applying where profits range between £50,000 and £250,000. These thresholds are reduced where a company is associated with other companies).

US Federal Withholding Tax

UK Holders are encouraged to read Section B (Paragraph 1.5 - “Non-US Holders”) and consult their tax advisors regarding the potential application of US withholding tax to payments under the Tender Offer as it may apply to them.

Any US federal income tax withheld from payments under the Tender Offer, should, to the extent that such US federal income tax withholding does not exceed the applicable withholding rate, be capable of being credited in part against the UK CGT on the capital gain received by the UK Holder, subject to the following considerations and the UK Holder’s personal tax position. For information on the rate of US federal income tax withholding, see “– United States – Material US Federal Income Tax Consequences – Non-US Holders – Distribution Treatment of the Tender Offer of Ordinary Shares or ADSs” below.

In relation to the Tender Offer, credit for any US withholding tax that may apply is subject to HMRC accepting that (a) the withholding made represents US federal income tax, even though the withholding is made by the Company in respect of a share purchase made by Jefferies as principal, and (b) Article 24(4) and (5) of the UK/US Double Taxation Treaty have the effect that the US federal withholding tax is (i) in respect of income but (ii) should be creditable against any covered UK tax under that treaty (which, under Article 2(3)(b), includes both UK income tax and capital gains tax) to the extent of the tax on the UK gain.

Relief by way of credit is also subject to the UK tax being computed by reference to the same profits, income or chargeable gains by reference to which the United States federal income tax is computed. Whilst this should be the case for the purposes of the Special Dividend (if any), for the Tender Offer the UK CGT calculation will take into account a base cost of the Ordinary Shares, whereas the US federal income tax withholding on amounts treated as a dividend for US federal income tax purposes (as described further under “– United States – Material US Federal Income Tax Consequences – Non-US Holders – Distribution Treatment of the Tender Offer of Ordinary Shares or ADSs” below) would not, so that the US federal income tax withholding on the deductible UK base cost should not give rise to a credit in the UK. Therefore, for UK Holders eligible for the benefits of the income tax treaty between the US and the UK, and who have properly certified qualification for the lower treaty rate, for a basic rate CGT payer the effective charge should be equal to the US federal income withholding tax and for a higher rate payer, the credit against the 20 per cent. charge should be no more than the 15 per cent. withholding tax on that gain (with the 15 per cent. withholding tax on the amount equivalent to the UK CGT base cost representing a further charge). Similarly a UK Holder that is a corporate could only claim credit in respect of the 15 per cent. withholding tax applied to the amount of the UK gain, with the 15 per cent. withholding tax on the amount equivalent to the UK CGT base cost representing a further charge.

3.2	Non-UK Holders

An individual holder who is not a UK Holder should not normally be liable to UK capital gains tax on capital gains realised on the payment of the Tender Price unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a permanent establishment in the United Kingdom to which the Ordinary Share or ADS (in respect of which the Tender Price is paid) is attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to UK CGT on chargeable gains arising from the payment of the Tender Price.

A corporate holder of an Ordinary Share or ADS that is not a UK Holder should not be liable for UK corporation tax on chargeable gains realised on the payment of the Tender Price unless it carries on a trade in the United Kingdom through a permanent establishment to which the Ordinary Share or ADS is attributable. In these circumstances, a disposal (or deemed disposal) of an Ordinary Share or ADS by such a holder may give rise to a chargeable gain or an allowable loss for the purposes of UK corporation tax.

4.	TRANSACTIONS IN SECURITIES

As Jefferies will be making the Tender Offer as principal, a UK Holder which sells Ordinary Shares to Jefferies pursuant to the Tender Offer should be treated, for the purposes of UK taxation, as though it had sold them on market to a third party in the normal way. A chargeable gain or allowable loss for the purposes of UK taxation on chargeable gains could therefore arise depending on that Shareholder’s particular circumstances (including the availability of any exemptions, reliefs and allowable losses).

Under the provisions of Chapter 1 of Part 13 of the Income Tax Act 2007 (for UK Holders who are individuals or trusts) and Part 15 of the Corporation Tax Act 2010 (for UK Holders that are companies subject to corporation tax), HMRC can in certain circumstances counteract tax advantages arising in relation to a transaction or transactions in securities (which in principle would include the Tender Offer). If these provisions were to be applied by HMRC to the Tender Offer, in broad terms, Shareholders successfully tendering their Ordinary Shares under the Tender Offer might be liable to income tax or corporation tax (as applicable) as if they had received an income amount rather than a capital amount.

On the understanding and assumption that the Company should not be a “close company” for the purposes of UK income tax and corporation tax legislation (or a company that would be a “close company” for those purposes if it was resident for tax purposes in the UK), the provisions in Chapter 1 of Part 13 of the Income Tax Act 2007 are not expected to apply to UK Holders that are individuals or trusts.

No application has been made to HMRC for clearance in respect of the application of Chapter 1 of Part 13 of the Income Tax Act 2007 or Part 15 of the Corporation Tax Act 2010 to the Tender Offer. UK Resident Shareholders are advised to take independent advice as to the potential application of the above provisions in light of their own particular motives and circumstances.

5.	STAMP DUTY AND STAMP DUTY RESERVE TAX (“SDRT”)

The sale of Ordinary Shares or ADSs pursuant to the Tender Offer should not give rise to any liability to UK stamp duty or SDRT for the selling Shareholder.

Stamp duty at a rate of 0.5 per cent. on the Tender Price paid for the Ordinary Shares repurchased, rounded up to the nearest £5 if necessary, will be payable by the Company on its purchase of Ordinary Shares from Jefferies.

B.	UNITED STATES

1.	MATERIAL US FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material US federal income tax consequences of the Tender Offer (including the tender of ADSs and repurchase of Ordinary Shares represented by ADSs) and the Special Dividend (if any) to US Holders and Non-US Holders (each, as defined below) of Ordinary Shares or ADSs, but does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a US Holder or Non-US Holder. The effects of other US federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-US tax laws, are not discussed. This discussion is based on current provisions of the US Internal Revenue Code of 1986, as amended (the “Code”), US Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements of the US Internal Revenue Service (the “IRS”), and judicial decisions, in each case as in effect as of the date hereof. The foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. We have not sought, and will not seek, a ruling from the IRS with respect to the US federal income tax treatment of the Tender Offer or the Special Dividend (if any), and there can be no assurance the IRS or a court will agree with the discussion below regarding the tax consequences of the Tender Offer or the Special Dividend (if any).

This discussion is limited to US Holders and Non-US Holders that hold Ordinary Shares or ADSs as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all US federal income tax matters that may be relevant to a particular holder, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. Each holder should consult a professional tax advisor with respect to the tax consequences of the Tender Offer and the Special Dividend (if any). In addition, this discussion does not address tax considerations applicable to a holder of Ordinary Shares or ADSs that may be subject to special tax rules including, without limitation, the following:

•	US expatriates and former citizens or long-term residents of the United States;

•	banks or other financial institutions;

•	insurance companies;

•	dealers or traders in securities, currencies, or notional principal contracts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” retirement plan, or governmental organization;

•	regulated investment companies or real estate investment trusts;

•	persons who have elected to mark securities to market;

•	persons that hold our Ordinary Shares as part of a hedge, straddle, conversion, constructive sale or similar transaction involving more than one position;

•	partnerships or other entities or arrangements treated as partnerships for US federal income tax purposes (and investors therein);

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid US federal income tax;

•	persons who acquired our Ordinary Shares or ADSs as compensation for the performance of services;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	holders that own (or are deemed to own) 10 per cent. or more of our Ordinary Shares or ADSs, by vote or value;

•	US Holders that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the US; and

•	US Holders that have a “functional currency” other than the US dollar.

If a partnership (or an entity or arrangement treated as a partnership) or other pass-through entity for US federal income tax purposes holds Ordinary Shares or ADSs, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership or other pass-through entity holding Ordinary Shares or ADSs should consult his, her or its tax advisor regarding the tax consequences to them of the Tender Offer and the Special Dividend (if any).

THIS DISCUSSION IS NOT TAX ADVICE. SHAREHOLDERS AND ADS HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM AND ANY TAX CONSEQUENCES OF THE TENDER OFFER AND SPECIAL DIVIDEND (IF ANY), INCLUDING THE APPLICABILITY OF US FEDERAL, STATE AND LOCAL TAX LAWS, ANY NON-US TAX LAWS AND ANY INCOME TAX TREATY.

1.1	Ownership of ADSs

For US federal income tax purposes, a holder of ADSs generally will be treated as the owner of the Ordinary Shares represented by such ADSs. Gain or loss generally will not be recognized on account of exchanges of Ordinary Shares for ADSs, or of ADSs for Ordinary Shares, for US federal income tax purposes. References to Ordinary Shares in the discussion below are deemed to include ADSs, unless context otherwise requires.

1.2	Treatment of the Company as a Domestic Corporation for US Federal Income Tax Purposes

Even though the Company is incorporated under the laws of England and Wales, due to the circumstances of its formation and the application of Section 7874 of the Code, the Company is treated as a US domestic corporation for US federal income tax purposes. This has implications for all US Holders and Non-US Holders. The Company is subject to US federal income tax as if it were a US corporation, and distributions made by the Company are generally treated as US-source dividends as described below and generally subject to US dividend withholding tax.

1.3	Tax Treatment of the Tender of Ordinary Shares or ADSs Pursuant to the Tender Offer

The tender of a US Holder or Non-US Holder’s Ordinary Shares or ADSs pursuant to the Tender Offer generally will be treated under Section 302 of the Code as a distribution that is taxable as a dividend (as described below), unless it satisfies the requirements of Section 302(b) of the Code. Pursuant to Section 302(b) of the Code, the tender generally should be treated as a sale of a holder’s Ordinary Shares or ADSs, with the tax consequences described below under “—US Holders—Sale or Exchange Treatment of the Tender of Ordinary Shares or ADSs” and “—Non-US Holders—Sale or Exchange Treatment of the Tender of Ordinary Shares or ADSs” if it (i) is “substantially disproportionate” with respect to the holder’s interest in the Company’s stock, (ii) results in a “complete termination” of the holder’s interest in all of the Company’s classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code (the “Section 302 Tests”).

The tender by holders of Ordinary Shares or ADSs will be “substantially disproportionate” with respect to such holder if (i) the percentage of (a) the Company’s outstanding voting shares and (b) the Company’s Ordinary Shares and ADSs actually and constructively owned by the holder immediately following the tender is, respectively, less than 80 per cent. of the percentage of (x) the Company’s outstanding voting shares and (y) the Company’s Ordinary Shares and ADSs actually and constructively owned by the holder immediately before the tender and (ii) immediately after the tender, the holder owns less than 50 per cent. of the total combined voting power of all of the Company’s voting stock.

The tender of Ordinary Shares and ADSs held by a holder will be a “complete termination” of the holder’s equity interest in the Company if either (i) the holder owns none of the Company’s capital stock either actually or constructively immediately after the tender of the holder’s Ordinary Shares and ADSs or (ii) the holder actually owns none of the Company’s capital stock immediately after the tender of the Ordinary Shares and ADSs and, with respect to shares of capital stock constructively owned by the holder immediately after the tender, the holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Holders wishing to satisfy the “complete termination” test through waiver of attribution are advised to consult their tax advisors regarding the requirements, mechanics and desirability of such a waiver.

Even if the tender of Ordinary Shares and ADSs fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the tender results in a “meaningful reduction” in the holder’s equity interest in the Company. Whether the receipt of cash by a holder will be “not essentially equivalent to a dividend” will depend upon the holder’s particular facts and circumstances; however, a tender that results in any reduction of the proportionate equity interest in the Company held by a holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management may be treated as “not essentially equivalent to a dividend”.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A holder must take into account not only the shares of Company capital stock that are actually owned by the holder, but also shares that are constructively owned by the holder within the meaning of Section 318 of the Code. Generally, a holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder actually or constructively has an equity interest or which have an equity interest in the holder, as well as shares the holder has an option to purchase. Holders are advised to consult their tax advisors regarding the application of the Section 302 Tests to their particular circumstances.

It is not possible to predict whether, or the extent to which, the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, the Company may accept from each tendering holder fewer Ordinary Shares or ADSs than are tendered. Therefore, a tendering holder can be given no assurance that a sufficient number of such tendering holder’s Ordinary Shares or ADSs will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for US federal income tax purposes pursuant to the Section 302 Tests.

If a tender of our Ordinary Shares or ADSs held by a holder does not meet any of the Section 302 Tests, the tender proceeds will be treated as a distribution, with the tax consequences described under “—US Holders—Distribution Treatment of the Tender of Ordinary Shares or ADSs” and “—Non-US Holders—Distribution Treatment of the Tender of Ordinary Shares or ADSs” below. In such a case, a holder’s remaining adjusted tax basis in the redeemed Ordinary Shares or ADSs will be transferred to such holder’s remaining shares of Company capital stock. If the holder does not retain any shares of Company stock, proposed Treasury Regulations, if enacted in their current form, would create a deferred loss.

1.4	US Holders

For the purposes of this discussion, a “US Holder” is a beneficial owner of Ordinary Shares or ADSs that is (or is treated as), for US federal income tax purposes:

•	an individual who is either a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to US federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust or (2) such trust has a valid election in effect under applicable US Treasury Regulations to be treated as a United States person for US federal income tax purposes.

A.	Distribution Treatment of the Tender of Ordinary Shares or ADSs

Payments that a US Holder receives with respect to the Tender Offer that are treated as distributions pursuant to the rules discussed above will be treated as US-source dividends includible in the gross income of a US Holder as ordinary income to the extent of the Company’s current and accumulated earnings and profits, as determined under US federal income tax principles. To the extent the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital to the extent of a US Holder’s adjusted tax basis in the Ordinary Shares or ADSs and thereafter as capital gain from the sale of such Ordinary Shares or ADSs and will be treated as described below under “—Sale or Exchange Treatment of the Tender of Ordinary Shares or ADSs”. Subject to applicable limitations and requirements, dividends received on the Ordinary Shares or ADSs generally should be eligible for the “dividends received deduction” available to corporate shareholders. A dividend paid by the Company to a non-corporate US Holder generally will be eligible for preferential rates if certain holding period requirements are met.

The amount of any distribution received (or deemed to be received) by a US Holder in non-US currency will be the US dollar amount of such distribution, calculated by reference to the exchange rate in effect on the date the distribution is received, regardless of whether the payment is in fact converted into US dollars. If the distribution is converted (or treated as converted) into US dollars on such date, the US Holder generally will not be required to recognize foreign currency gain or loss in respect of the distribution. The US Holder may have foreign currency gain or loss if the distribution is converted (or treated as converted) into US dollars after such date. In general, foreign currency gain or loss will be treated as US-source ordinary income or loss.

Because it is unclear whether the cash received by a US Holder in connection with the Tender Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, in accordance with the rules described above, the Company (or the applicable withholding agent) will determine in its discretion the appropriate treatment based on a holder’s representations in the Section 302 Certification, including by treating such payment as a distribution subject to withholding. US Holders must complete and return the Section 302 Certification attached to the Receiving Agent or Tender Agent, as applicable, and are urged to consult with their professional tax advisors regarding the completion of the Section 302 Certification and the tax consequences to them in their particular circumstances.

B.	Sale or Exchange Treatment of the Tender of Ordinary Shares or ADSs

If the tender of Ordinary Shares or ADSs pursuant to the Tender Offer is treated as a sale or exchange by the US Holder pursuant to the rules discussed above, the US Holder generally should recognize capital gain or loss equal to the difference between the amount of cash received pursuant to the Tender Offer and the adjusted tax basis in the Ordinary Shares or ADSs sold or disposed of. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Ordinary Shares or ADSs is more than one year at the time of disposition. Long-term capital gain recognized by non-corporate US Holders (including individuals) generally is subject to a reduced rate of US federal income tax. The deductibility of capital losses is subject to certain limitations. In addition, any gain or loss generally will be US source gain or loss. Because a US Holder’s gain from the taxable disposition of Ordinary Shares or ADSs generally will be US-source gain and a US Holder may use foreign tax credits to offset only the portion of US federal income tax liability that is attributable to foreign source income, a US Holder may be unable to claim a foreign tax credit with respect to any UK tax imposed on gains. There are additional significant and complex limits on a US Holder’s ability to claim foreign tax credits, and recently issued US Treasury regulations that apply to foreign income taxes paid or accrued in taxable years beginning on or after 28 December 2021 further restrict the availability of any such credit based on the nature of the tax imposed by the foreign jurisdiction.

The amount of any consideration received (or deemed to be received) by a US Holder in non-US currency upon the sale or exchange of Ordinary Shares or ADSs will be the US dollar amount of such consideration, calculated by reference to the exchange rate in effect on the date of sale, regardless of whether the payment is in fact converted into US dollars. If the Ordinary Shares or ADSs, as applicable, are treated as traded on an established securities market for US federal income tax purposes, and the relevant US Holder is either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), such holder will determine the US dollar value of the amount realized in foreign currency (if any) by translating the amount received at the spot rate of exchange in effect on the settlement date. If foreign currency received by such a US Holder is converted (or treated as converted) into US dollars on the settlement date, such US Holder generally will not be required to recognize foreign currency gain or loss in respect thereof. The US Holder may have foreign currency gain or loss if the foreign currency received is instead converted (or treated as converted) into US dollars after such date. An accrual basis taxpayer that does not make the special election will recognize exchange gain or loss to the extent attributable to the difference between the US dollar amount on the date of sale and the US dollar amount of the currency such US Holder receives on the settlement date. The US Holder may have additional foreign currency gain or loss if the foreign currency received is converted (or treated as converted) into US dollars after the settlement date. In general, foreign currency gain or loss will be treated as US-source ordinary income or loss.

C.	Consequences to US Holders who do not Tender Ordinary Shares or ADSs Pursuant to the Tender Offer

US Holders who do not sell Ordinary Shares or ADSs pursuant to the Tender Offer will not incur any US federal income tax liability as a result of the consummation of the Tender Offer.

D.	Tax Treatment of the Special Dividend

To the extent applicable, payments that a US Holder receives with respect to the Special Dividend (if any) will be treated in the same manner as a distribution described above under “—Distribution Treatment of the Tender of Ordinary Shares or ADSs”.

E.	Information Reporting and Backup Withholding

Payment of the Tender Price to a US Holder, and the payment Special Dividend (if any), generally will be subject to information reporting, and they may be subject to backup withholding if a US Holder (i) fails to furnish such US Holder’s correct US taxpayer identification number (generally on IRS Form W-9), (ii) furnishes an incorrect US taxpayer identification number, (iii) is notified by the IRS that such US Holder has previously failed to properly report items subject to backup withholding, or (iv) fails to certify under penalty of perjury that such US Holder has furnished its correct US taxpayer identification number and that the IRS has not notified such US Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a US Holder’s US federal income tax liability, provided the required information is timely furnished to the IRS.

1.5	Non-US Holders

For purposes of this discussion, a “Non-US Holder” is a beneficial owner of Ordinary Shares or ADSs (other than a partnership, an entity or arrangement treated as a partnership, or other pass-through entity) that is not a US Holder.

A.	Distribution Treatment of the Tender of Ordinary Shares or ADSs

Payments that a Non-US Holder receives with respect to the Tender Offer that are treated as distributions pursuant to the rules discussed above will be treated as a dividend to the extent of the Company’s current or accumulated earnings or profits. Amounts not treated as dividends for US federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-US Holder’s adjusted tax basis in its Ordinary Shares or ADSs, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Exchange Treatment of the Tender of Ordinary Shares or ADSs”.

Because it is unclear whether the cash received by a Non-US Holder in connection with the Tender Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, in accordance with the rules described above, the Company (or the applicable withholding agent) will determine in its discretion the appropriate treatment based on a holder’s representations in the Section 302 Certification, including by treating such payment as a distribution subject to withholding. The tender of a Non-US Holder’s Ordinary Shares or ADS pursuant to the Tender Offer generally will be treated under Section 302 of the Code as a distribution that is a dividend and subject to US federal income tax withholding unless the tender satisfies one of the Section 302 Tests as described above under “—Tax Treatment of the Tender of Ordinary Shares or ADSs Pursuant to the Tender Offer.” Non-US Holders should complete and return the Section 302 Certification attached to the Receiving Agent or Tender Agent, as applicable, and are urged to consult with their professional tax advisors regarding the completion of the Section 302 Certification and the tax consequences to them in their particular circumstances. Subject to the discussion below on effectively connected income, dividends paid to a Non-US Holder will be subject to US federal withholding tax at a rate of 30 per cent. of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-US Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). The income tax treaty between the UK and the US generally provides for a 15 per cent. rate of withholding on dividends, if the Non-US Holder is eligible for a reduced rate of withholding pursuant to the treaty. A Non-US Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-US Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-US Holder are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-US Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-US Holder will be exempt from the US federal withholding tax described above. To claim the exemption, the Non-US Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to US federal income tax on a net income basis at the regular rates. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30 per cent. (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

A Non-US Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets one of the Section 302 Tests, (ii) if such holder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld or (iii) if the Company determines, following the close of the current taxable year ending 31 December 2024, that all or a portion of such distribution was not made out of the Company’s current and accumulated earnings and profits.

Non-US Holder are urged to consult their tax advisors regarding the application of US federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

B.	Sale or Exchange Treatment of the Tender of Ordinary Shares or ADSs

To the extent the tender of Ordinary Shares or ADSs pursuant to the Tender Offer is treated as a sale or exchange of such Ordinary Shares or ADSs by the Non-US Holder pursuant to the rules discussed above a Non-US Holder will not be subject to US federal income tax on any portion of the payment of the Tender Price, unless:

•

the gain is effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-US Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-US Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	the Ordinary Shares or ADSs constitutes a US real property interests (“USRPIs”) by reason of our status as a US real property holding corporation (“USRPHCs”) for US federal income tax purposes.

Gain described in the first bullet point above generally will be subject to US federal income tax on a net income basis at the regular rates. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30 per cent. (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-US Holder described in the second bullet point above will be subject to US federal income tax at a rate of 30 per cent. (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of the Company’s Ordinary Shares or ADSs, which may be offset by US source capital losses of the Non-US Holder (even though the individual is not considered a resident of the United States), provided the Non-US Holder has timely filed US federal income tax returns with respect to such losses.

With respect to the third bullet point above, the Company believes it is not, and does not anticipate becoming, a USRPHC. Because the determination of whether the Company is a USRPHC depends, however, on the fair market value of the Company’s USRPIs relative to the fair market value of the Company’s non-US real property interests and the Company’s other business assets, there can be no assurance the Company is currently not a USRPHC or will not become one in the future. Even if the

Company is or was to become a USRPHC, gain arising from the sale or other taxable disposition of our Ordinary Shares or ADSs by a Non-US Holder will not be subject to US federal income tax if the Ordinary Shares or ADSs are “regularly traded”, as defined by applicable US Treasury Regulations, on an established securities market and such Non-US Holder owned, actually and constructively, 5 per cent. or less of the Company’s Ordinary Shares or ADSs throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-US Holder’s holding period.

Non-US Holders are urged to consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

C.	Consequences to Non-US Holders who do not Tender Ordinary Shares or ADSs Pursuant to the Tender Offer

Non-US Holders who do not sell Ordinary Shares or ADSs pursuant to the Tender Offer will not incur any US federal income tax liability as a result of the consummation of the Tender Offer.

D.	Tax Treatment of the Special Dividend

To the extent applicable, payments that a Non-US Holder receives with respect to the Special Dividend (if any) will be treated in the same manner as a distribution described above under “—Distribution Treatment of the Tender of Ordinary Shares or ADSs”.

E.	Information Reporting and Backup Withholding

Payments of dividends (including the Special Dividend (if any), and any amounts treated as dividends pursuant to the rules discussed above) on the Ordinary Shares or ADSs will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-US status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on the Ordinary Shares or ADSs paid to the Non-US Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of our Ordinary Shares or ADSs within the United States or conducted through certain US-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds from the sale or other taxable disposition of our Ordinary Shares or ADSs conducted through a non-US office of a non-US broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-US Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-US Holder’s US federal income tax liability, provided the required information is timely furnished to the IRS.

F.	Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-US financial institutions and certain other non-US entities. Specifically, a 30 per cent. withholding tax may be imposed on dividends on, or (subject to the proposed US Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Ordinary Shares or ADSs paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the US Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30 per cent. on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable US Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Ordinary Shares or ADSs. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed US Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed US Treasury Regulations until final US Treasury Regulations are issued.

Shareholders should consult their tax advisors regarding the potential application of withholding under FATCA to the payment of the Tender Price or the Special Dividend (if any).

2.	CERTAIN TAX FORMS REQUIRED TO BE RETURNED TO PARTICIPATE IN THE TENDER OFFER

ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A SALE OF ALL OR A PORTION OF THEIR ORDINARY SHARES OR ADSs PURSUANT TO THE TENDER OFFER AND THE SPECIAL DIVIDEND (IF ANY), INCLUDING OBTAINING ASSISTANCE ON THE PREPARATION AND PROVISION OF ANY CERTIFICATIONS.

INFORMATION SET OUT BELOW RELATES EXCLUSIVELY TO THE PROCESS FOR RETURNING CERTAIN TAX FORMS AND CERTIFICATIONS, AND IS NOT TAX ADVICE.

2.1	Section 302 Certification

All Shareholders should receive, together with this Circular, a Section 302 Certification and a prepaid envelope to return the Section 302 Certification.

Copies of the Section 302 Certification are also available on the Microsite set up by the Company for the purposes of the Tender Offer. The Microsite is available at https://investors.puretechhealth.com/tender-offer.

Shareholders should carefully read section B.1. In consultation with their professional tax advisors regarding their individual circumstances, Shareholders should complete the Section 302 Certification and return the Section 302 Certification to the Receiving Agent or Tender Agent, as applicable, in accordance with the instructions set in the Tender Form and Letter of Transmittal.

The Section 302 Certification must be provided, under penalties of perjury, to the best of the knowledge and belief of the person providing the certification that the information provided is true, correct, and complete. Neither the Company, the Receiving Agent, the Tender Agent, nor Jefferies accepts any liability whatsoever in connection with the Section 302 Certification or its contents. Any Section 302 Certification provided incomplete or incorrectly signed, executed and delivered may not be relied upon and the Company, the Receiving Agent, the Tender Agent and Jefferies will have no liability or responsibility in connection therewith.

Neither the Company, the Receiving Agent, the Tender Agent, nor Jefferies are able to assist with the completion of the Section 302 Certification, and cannot offer tax advice. Shareholders are therefore urged to seek assistance from a relevant professional tax advisor prior to completion of the Section 302 Certification.

The Section 302 Certification must be completed in accordance with the instructions printed thereon. To be valid, the Section 302 Certification must be received by post by the Company’s Receiving Agent at The Pavilions, Bridgwater Road, Bristol, BS99 6AH, UK, by not later than 1:00 p.m. (London time)) on Thursday 20 June 2024 and, solely in the case of ADS Holder who holds ADSs on the books of the Depositary, by the Tender Agent at (a) if by mail, Citibank, N.A., c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011, or (b) if by courier, Citibank, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, MA 02021, in either case by not later than 5:00 p.m. (New York City time) on Tuesday 18 June 2024. It may be possible to claim a tax refund and Shareholders and ADS Holders are urged to consult their professional tax advisors in connection with any tax refund that they may be entitled to. If you own your ADSs through a bank, broker, dealer, trust company or other nominee, the Section 302 Certification must be received by such bank, broker, dealer, trust company or other nominee. Do not return the Section 302 Certification to the Tender Agent.

2.2	IRS Form W-8 or IRS Form W-9

Copies of IRS Form W-9 and the available IRS Form W-8 are available on the IRS’s website at www.irs.gov/forms-instructions.

Copies of IRS Form W-9 and the available IRS Forms W-8 are also available on the Microsite set up by the Company for the purposes of the Tender Offer. The Microsite is available at https://investors.puretechhealth.com/tender-offer.

Shareholders should print out, complete and send to the Receiving Agent the appropriate IRS Form W-9 (for US Holders) or applicable IRS Form W-8 (for Non-US Holders). This applies whether or not Shareholders plan to participate in the Tender Offer. IRS Form W-9 and IRS Forms W-8 will also be relevant in connection with the Special Dividend (if any).

Shareholders should carefully read the guidance and considerations set out in section B.1 above regarding the potential tax treatment of a Shareholder’s receipt of proceeds from the Tender Offer as well as receipt of the Special Dividend (if any). Provision of a duly completed IRS Form W-9 will notify the Receiving Agent or Tender Agent of the Shareholder’s status as a US Holder. Provision of an applicable IRS Form W-8 will notify the Receiving Agent or Tender Agent of the Shareholder’s status as a Non-US Holder’s. All Shareholders are urged to consult their professional tax advisors regarding the completion of all IRS Forms and the tax consequences to them of the receipt of proceeds from the Tender Offer as well as receipt of the Special Dividend (if any) in their particular circumstances.

IRS Form W-9 and IRS Form W-8 must be provided, under penalties of perjury, to the best of the knowledge and belief of the person providing the certification that the information provided is true, correct, and complete. Neither the Company, the Receiving Agent, the Tender Agent, nor Jefferies accepts any liability whatsoever in connection with a Shareholder’s IRS Form W-9 or IRS Form W-8 or its contents. Any IRS Form W-9 or IRS Form W-8 provided incomplete or incorrectly signed, executed and delivered may not be relied upon and the Company, the Receiving Agent, the Tender Agent and Jefferies will have no liability or responsibility in connection therewith.

Neither the Company, the Receiving Agent, the Tender Agent, nor Jefferies are able to assist with the completion of IRS Form W-9 or IRS Form W-8, and cannot offer tax advice. Shareholders are therefore urged to seek assistance from a relevant professional tax advisor prior to completion of IRS Form W-9 or IRS Form W-8.

IRS Form W-9 or applicable IRS Form W-8 must be completed in accordance with the instructions printed thereon. To be valid, the IRS Form W-9 or one of the available IRS Form W-8 must be received by post by the Company’s Receiving Agent at The Pavilions, Bridgwater Road, Bristol, BS99 6AH, UK, by not later than 1:00 p.m. (London time)) on Thursday 20 June 2024 solely in the case of ADS Holder who holds ADSs on the books of the Depositary, by the Tender Agent at (a) if by mail, Citibank, N.A., c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011, or (b) if by courier, Citibank, N.A., c/o Voluntary Corporate Actions, 150 Royall Street, Suite V, Canton, MA 02021, in either case by not later than 5:00 p.m. (New York City time) on Tuesday 18 June 2024.

PART VII

ADDITIONAL INFORMATION

1.	THE COMPANY

•

The Company was incorporated and registered under the laws of England and Wales with the Registrar of Companies of England and Wales, United Kingdom in 8 May 2015 as “PureTech Health plc” with registered number 09582467.

•	The Ordinary Shares of the Company were admitted to trading on the main market of the London Stock Exchange in June 2015, a market operated by the London Stock Exchange.

•	The ADSs were listed on the NASDAQ Global Market on 16 November 2020 and are traded on the NASDAQ Global Market under the symbol “PRTC”. The ADR depositary is Citibank, N.A.

•	The registered office of the Company is, 13th Floor, One Angel Court, London, EC2R 7HJ, United Kingdom.

•

The address of the principal executive offices of the Company is 6 Tide Street, Suite 400 Boston, Massachusetts 02210 United States. The Company’s telephone number of the principal executive offices is +1 617 482 2333.

•

The Company is a clinical-stage biotherapeutics company dedicated to giving life to new classes of medicine to change the lives of patients with devastating diseases. Its principal activity is the research and experimental development on biotechnology.

2.	SHARE INFORMATION

As at 16 May 2024 (being the Latest Practicable Date), the Issued Ordinary Share Capital of the Company was 289,468,159 Ordinary Shares of one pence each, including Ordinary Shares issuable upon conversion of outstanding ADSs, with 18,707,082 of those Ordinary Shares held in treasury by the Company. The total number of voting rights in the Company is therefore 270,761,077. The Company’s Issued Ordinary Share Capital comprises a single class of Ordinary Shares.

The Ordinary Shares are admitted to the premium listing segment of the Official List of the Financial Conduct Authority and to trading on the main market for listed securities of the London Stock Exchange. The high and low quarterly trading prices for the Ordinary Shares on the London Stock Exchange in the period from 1 January 2022 to 16 May 2024 (being the Latest Practicable Date) were as follows (in pounds sterling):

	2022				2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	To Latest Practicable Date
High	£2.92	£2.14	£2.57	£2.95	£2.77	£2.42	£2.32	£1.94	£2.29
Low	£1.80	£1.48	£1.74	£2.12	£2.03	£2.06	£1.81	£1.40	£1.81

The ADSs are listed on the NASDAQ Global Market. The high and low quarterly trading prices for the ADSs on the NASDAQ Global Market in the period from 1 January 2022 to 16 May 2024 (being the Latest Practicable Date) were as follows (in US dollars):

	2022				2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	To Latest Practicable Date
High	$42.00	$28.60	$31.50	$38.51	$35.25	$31.36	$31.01	$28.18	$30.00
Low	$23.70	$18.87	$20.71	$23.50	$24.93	$25.12	$22.50	$17.08	$22.05

3.	OPTIONS AND WARRANTS

The Performance Share Plans

In June 2015, the Company adopted the Performance Stock Plan (the “2015 PSP”). Under the 2015 PSP and subsequent amendments, awards of Ordinary Shares may be made to the Directors, senior managers and employees, and other individuals providing services to the Company up to a maximum authorized amount of 10.0 percent of the total Ordinary Shares outstanding. The awards have various vesting terms over a period of service between one and four years, provided the recipient remains continuously engaged as a service provider. The options awards expire 10 years from the grant date.

In June 2023 the Company adopted a new Performance Stock Plan (the “2023 PSP”) that has the same terms as the 2015 PSP but instituted for all new awards a limit of 10.0 percent of the total Ordinary Shares outstanding over a five-year period.

As at the Latest Practicable Date, the Company has issued share-based awards to purchase an aggregate of 27,384,777 Ordinary Shares under the PSPs, representing 10.1 per cent. of the Issued Ordinary Share Capital (excluding Ordinary Shares held in treasury). If the full authority to purchase 33,500,000 Ordinary Shares is used pursuant to the Tender Offer, the Company’s issued share based awards to subscribe for Ordinary Shares under the PSPs will remain over 27,384,777 Ordinary Shares, representing 11.5 per cent. of the reduced Issued Ordinary Share Capital (excluding Ordinary Shares held in treasury).

As at the Latest Practicable Date, there are no outstanding warrants to subscribe for Ordinary Shares.

4.	DIRECTORS

The names and principal functions of the Directors are as follows:

Name	Position

Dr .Raju Kucherlapati	Non-Executive Interim Chair

Dr. Bharatt Chowrira	Chief Executive Officer

Ms. Sharon Barber-Lui	Independent Non-Executive Director

Dr. John LaMattina	Independent Non-Executive Director

Dr. Robert Langer	Non-Executive Director

Ms. Kiran Mazumdar-Shaw	Independent Non-Executive Director

5.	DIRECTORS AND OFFICERS’ INTEREST

The table below sets out current Directors’ shareholdings which are beneficially owned or subject to a performance condition and interests of connected persons as at the Latest Practicable Date:

	Number of Ordinary Shares Owned Outright	Percentage of Issued Share Capital (excluding Ordinary Shares held in treasury) owned outright	Directors’ Share Interests Vested but Unexercised Options	Options subject to Service	RSUs subject to Performance Conditions		RSUs subject to Service Conditions		Total
Director
Bharatt Chowrira	1,000,001	0.37	1,762,500	187,500	1,282,499	[1]	—		4,232,500
Sharon Barber-Lui	21,507	0.01	—	—	—		17,122	[2]	38,629
Raju Kucherlapati	2,492,528	0.92	—	—	—		17,122	[2]	2,509,650
John LaMattina	1,414,530	0.52	—	—	—		17,122	[2]	1,431,652
Robert Langer	2,976,831	1.10	—	—	—		17,122	[2]	2,993,953
Kiran Mazumdar-Shaw	32,697	0.01	—	—	—		17,122	[2]	49,819

Notes:

1.	Includes the following PSP awards, which are subject to performance conditions: 611,909 (2022) and 670,590 (2023).
2.	Denotes RSUs, which are subject to continued service, that were granted in June 2023 and vest immediately prior to the 2024 Annual General Meeting.

6.	MAJOR SHAREHOLDERS

As at the Latest Practicable Date, the Company had been notified (in accordance with Chapter 5 of the Disclosure Guidance and Transparency Rules) of the following underlying Shareholders with a notifiable interest in the Issued Ordinary Share Capital.

Shareholder	Percentage (%)
Invesco Asset Management Limited	23.76
Lansdowne Partners International Limited	8.10
Baillie Gifford & Co	7.65
Daphne Zohar	4.72
Vanguard Group	4.24
Patient Capital Management	3.90
Recordati SPA Pharmaceutical Company	3.54
M&G Investment Management, LTD	3.39

7.	AGREEMENTS WITH DIRECTORS AND OFFICERS

7.1	Executive Directors – Service contracts

Executive Directors’ service contracts do not provide for liquidated damages, longer periods of notice on a change of control of the Company or additional compensation on an Executive Director’s cessation of employment with the Company, except as discussed below. The Company’s policy is to offer service contracts for Executive Directors with notice periods of no more than 12 months, and typically between 60 to 180 days.

Service contracts provide for severance pay following termination in the case that employment is terminated by the Company without ‘cause’, or by the employee for ’good reason’. In this case severance pay as set out in the contract is no greater than 12-months’ base salary and is aligned to the duration of any restrictive covenants placed on the employee. Service contracts may also provide for the continuation of benefits but for no longer than a 12-month period post termination.

Service contracts also provide for the payment of international tax in non-US jurisdictions if applicable to the Executive Director. They also can provide for garden leave and, if required by applicable law, the recovery and withholding of incentive payments.

Executive Directors	Notice period	Contract date	Maximum potential termination payment	Potential payment on change of control/liquidation
Bharatt Chowrira	90 days	8 April 2024	12 months’ salary (pro-rated target bonus)	Nil

7.2	Non-Executive Directors

Non-Executive Directors are appointed as a Non-Executive Director of the Company by a letter of appointment. These letters usually provide for a notice period of one month from the Company and the Non-Executive Director prior to termination.

Non-Executive Directors	Notice period	Contract date	Contract expiration date
Sharon Barber-Lui	30 days	24 March 2022	24 March 2025
Raju Kucherlapati	30 days	5 June 2021	5 June 2024
John LaMattina	30 days	5 June 2021	5 June 2024
Robert Langer	30 days	5 June 2021	5 June 2024
Kiran Mazumdar-Shaw	30 days	28 September 2023	28 September 2026

8.	DIRECTORS AND MAJOR SHAREHOLDER PARTICIPATION

Our Directors and our major Shareholders are entitled to participate in the Tender Offer on the same basis as all other Shareholders, and one or more of such persons may, but are under no obligation to, do so.

The Company’s Chief Executive Officer, Dr Bharatt Chowrira, has confirmed that he does not intend to tender any of his current individual beneficial holding of Ordinary Shares through the Tender Offer. The remainder of the Board, comprising the Company’s interim chair and the Company’s non-executive directors, are each considering their individual position and may tender Ordinary Shares of which they are the registered or beneficial holder, or otherwise hold on trust as trustees (as applicable), under the Tender Offer.

9.	TRANSACTIONS IN THE ORDINARY SHARES AND ADSS

During the 60 days between 21 March 2024, and 20 May 2024, being the date of the opening of the Tender Offer, no transactions in the Ordinary Shares or ADSs were completed by the Company or by the Directors, executive officers, affiliates and subsidiaries of the Company.

10.	AGREEMENTS RELATING TO THE ORDINARY SHARES AND ADSS

10.1	Option Agreement

By an option agreement between the Company and Jefferies dated 20 May 2024 (“Option Agreement”), the Company has agreed to purchase, and Jefferies has agreed to sell to the Company, as an on-market purchase and at a price per Ordinary Share equal to the Tender Price, all of the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer, such purchase and sale to be completed immediately following the purchase of those Ordinary Shares by Jefferies. For this purpose, in accordance with the terms of the Option Agreement: (a) the Company has granted a put option to Jefferies, which, on exercise, obliges the Company to purchase from Jefferies, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer; and (b) Jefferies has granted the Company a call option which, on exercise, obliges Jefferies to sell to the Company, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer.

Under the Option Agreement, which is conditional on the Tender Offer becoming unconditional in all respects and not lapsing or terminating in accordance with its terms, the Company shall pay an amount equal to the aggregate amount to be paid by Jefferies for the successfully tendered Ordinary Shares purchased by Jefferies pursuant to and in accordance with the terms of the Tender Offer to a segregated client account of Jefferies held to the order of the Company by or on 24 June 2024, being the date on which the results on the Tender Offer are expected to be announced by the Company.

The Option Agreement also contains certain representations, warranties and undertakings from the Company in favour of Jefferies concerning, among other things, its authority to enter into the Option Agreement and to make the purchase of Ordinary Shares pursuant to the Tender Offer.

The Ordinary Shares that the Company purchases from Jefferies pursuant to the Option Agreement will be cancelled and the number of Ordinary Shares in issue carrying voting rights reduced accordingly.

10.2	Information Agent Engagement Letter

The Company has retained Georgeson LLC to act as Information Agent in connection with the Tender Offer in relation to the ADSs and in relation to receiving inquiries from holders of Ordinary Shares located in the US. The Information Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

10.3	Tender Agency Agreement

The Company has retained Citibank, N.A. to act as Tender Agent in connection with the Tender Offer. Pursuant to the Tender Agency Agreement, the Tender Agent will, among other things, receive tenders of ADSs, examine Letters of Transmittal to ascertain whether they have been improperly completed or executed, and facilitate payment to ADS Holders whose Ordinary Shares represented by their tendered ADSs are purchased in the Tender Offer. The Tender Agent will receive customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

10.4	Receiving Agent Agreement

The Company has retained Computershare Investor Services PLC to act as Receiving Agent in connection with the Tender Offer with respect to non-US Shareholders and with respect to receiving inquiries from non-US Shareholders. The Receiving Agent, among other things, will provide a helpline facility to deal with general enquiries from non-US Shareholders in connection with the Tender Offer and/or completion of Forms of Proxy and Tender Forms and process payment of the consideration to non-US Shareholders who have successfully tendered their Ordinary Shares. The Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed by the Company for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer.

10.5	Deposit Agreement

A deposit agreement was entered into by the Company, the Depositary and ADS Holders from time to time and beneficial owners of ADSs issued thereunder on 11 November 2020 (the “Deposit Agreement”). The Deposit Agreement sets out ADS Holder rights as well as the rights and obligations of the Depositary.

The Deposit Agreement and the ADSs are governed by New York law.

A.	Fees and charges payable by ADS holders

Under the terms and conditions of the Deposit Agreement, an ADS Holder may have to pay the following fees to the Depositary:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)	Up to US$0.05 per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share(s) ratio, or for any other reason)	Up to US$0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held

Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to US$0.05 per ADS held

ADS services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of partial entitlement ADSs for full entitlement ADSs, or upon conversion of restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)	Up to US$0.05 per ADS (or fraction thereof) converted

11.	PARTIES ENGAGED IN SOLICITATIONS

11.1	The following parties have been engaged on behalf of the Company to make solicitations in connection with the Tender Offer:

A.	Jefferies: The Company and Jeffries entered into an Option Agreement on 20 May 2024 pursuant to which (i) Jefferies has agreed to carry out the Tender Offer as principal; (ii) the Company agreed to grant Jefferies an option for Jefferies to require the Company to acquire from Jefferies up to 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs); and (iii) Jefferies agreed to grant the Company an option for the Company to require Jefferies to sell up to 33,500,000 Ordinary Shares (including Ordinary Shares represented by ADSs) to the Company, subject to the maximum consideration payable by Jefferies not exceeding US$100 million. The Tender Offer is being carried out by Jefferies outside the United States and by Jefferies LLC, in the United States on the terms and conditions set out in this Circular, respectively. Jefferies and its affiliates have provided, and may in the future provide, various investment banking and other services to the Company, for which Jefferies has received and expects to receive, as the case may be, customary compensation from the Company. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Jefferies and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Company’s securities.

B.

Information Agent and Receiving Agent: The Company has retained Georgeson LLC to act as Information Agent and Computershare Investor Services PLC to act as Receiving Agent in connection with the Tender Offer with respect to US and non-US Shareholders and with respect to receiving inquiries from US and non-US Shareholders, respectively. The Information Agent and the Receiving Agent may contact Shareholders by mail, telephone, email, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Receiving Agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

11.2

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to Jefferies, the Receiving Agent and the Information Agent as described above) for soliciting tenders of Ordinary Shares or ADSs pursuant to the Tender Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the materials related to the Tender Offer to the beneficial owners of Ordinary Shares and ADSs held by them as a nominee or in a fiduciary capacity.

12.	LEGAL PROCEEDINGS

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) relating to the Tender Offer.

13.	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of this Circular will be available for inspection at the principal executive office of the Company at 6 Tide Street, Suite 400 Boston, Massachusetts 02210 and at the registered office of the Company at C/O Tmf Group, 13th Floor, One Angel Court, London, EC2R 7HJ, United Kingdom, during normal business hours on weekdays (Saturdays, Sundays and public holidays excepted) from the date of this document until the completion, lapse or termination of the Tender Offer.

PART VIII

FURTHER INFORMATION FOR ADS HOLDERS

The following information is for ADS Holders wishing to participate in the Tender Offer with respect to ADSs and does not apply to Ordinary Shareholders. As a tender of ADSs will be deemed to be an instruction to the Tender Agent to cause the Custodian to tender the Ordinary Shares underlying tendered ADSs, ADS Holders should also review the entirety of this Circular as it contains information relevant to holders of ADSs as well as Ordinary Shareholders.

INTRODUCTION

The Board has arranged for Jefferies to provide ADS Holders with the opportunity to tender their ADSs, each ADS representing ten Ordinary Shares, in the Tender Offer, upon the terms and conditions set forth in this Circular. The Company intends to repurchase a maximum of 33,500,000 of its Ordinary Shares (including Ordinary Shares represented by ADSs) for up to a maximum aggregate amount of US$100 million following the successful completion of the Tender Offer. The maximum amount of $100 million will be translated into a pounds sterling amount on the Ordinary Share Closing Date, which pounds sterling amount shall determine the maximum number of Ordinary Shares to be accepted for payment in the Tender Offer.

Each ADS represents ten Ordinary Shares. Accordingly, the amount an ADS Holder will receive for each ADS in respect of which the underlying Ordinary Shares are successfully tendered under the Tender Offer will be ten times the Tender Price, which will be converted into US dollars.

Under the terms of the Tender Offer, ADS Holders are invited to tender their ADSs at a price of £25.00 per ADS (each representing 10 Ordinary Shares) (which is currently equivalent to US$31.68 per ADS).

Amounts in pounds sterling will be converted by the Tender Agent or the Depositary to US dollars (in the manner contemplated by the Deposit Agreement) and paid over to ADS Holders whose ADSs are successfully tendered (less any applicable fees and expenses contemplated thereunder). Any fees due to the Tender Agent or Depositary for cancellation of the tendered ADSs and/or distribution of the Tender Price (after converting into US dollars), in each case pursuant to the Deposit Agreement, will be paid by the Company. If you own your ADSs through a bank, broker, dealer, trust company or other nominee and such nominee tenders your ADSs on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Tender Agent is not acting as tender agent for the holders of the Ordinary Shares, regardless of where such holders may reside.

The Information Agent with respect to the Tender Offer for ADSs is Georgeson LLC If you are an ADS Holder, bank, broker or institutional holder and have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent at (+1) 866 529 2770 (toll-free from the US) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please contact our Information Agent.

EXPECTED TIMETABLE APPLICABLE TO ADS HOLDERS

References below are to New York City time unless otherwise stated. If any of the times or dates set out herein should change, the revised times and/or dates will be notified to Shareholders by a public announcement and in accordance with the rules of the SEC.

File Schedule TO with the SEC	20 May 2024

Commencement of Tender Offer	20 May 2024

Latest time and date for receipt by Tender Agent of Letters of Transmittal for ADSs or book-entry transfer of ADSs	5:00 p.m. (New York City time) on 18 June 2024

Announcement of results under Tender Offer	by 24 June 2024

Settlement date for purchases under the Tender Offer	3 July 2024

Credit of proceeds in respect of book entry ADSs	by 3 July 2024

Despatch of cheques for Tender Offer proceeds and despatch of balance ADRs, as applicable	by 3 July 2024

The dates and times set forth above are in accordance with English law and practice and are subject to the Company’s right or, upon certain conditions set forth in the US securities laws, the Company’s obligation to extend or amend the Tender Offer.

Any ADS Holder who holds ADSs on the books of the Depositary who wishes to tender pursuant to the Tender Offer should properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, and deliver such documents to the Tender Agent at the appropriate address set forth in the Letter of Transmittal so as to be received no later than 5:00 p.m. (New York City time) on ADS Closing Date (unless the Tender Offer is extended).

If the ADSs are held through a broker, dealer, commercial bank, trust company or other securities intermediary and the ADS Holder wishes to participate in the Tender Offer, such ADS Holder should provide tender instructions in accordance with the instructions provided by such intermediary in sufficient time so as to ensure that such intermediary can provide such instructions to the Tender Agent so as to be received no later than 5:00 p.m. (New York City time) on the ADS Closing Date.

Notwithstanding any other provision of the Offer, the Company will not be required to accept for purchase and pay for any Ordinary Shares tendered (including Ordinary Shares represented by ADSs), and the Company may terminate or withdraw the Offer, or may postpone the acceptance for purchase of, or the purchase of and the payment for, Ordinary Shares, subject to Rule 14e-1(c) under the Exchange Act, to the extent applicable, if any of the Tender Conditions are not satisfied or waived at any time on or prior to the Unconditional Time. The Tender Offer is subject to and conditional upon the following Tender Conditions:

A.	the passing of the Resolution at the General Meeting;

B.

receipt of valid tenders in respect of at least 2,707,611 Ordinary Shares (including Ordinary Shares represented by ADSs) (representing approximately one per cent. of the Issued Ordinary Share Capital of the Company as at the Latest Practicable Date) by 1:00 p.m. (London time) on the Ordinary Share Closing Date (unless the Tender Offer is extended);

C.

Jefferies having being satisfied, acting reasonably, that, at all times up to immediately prior to the announcement of the results of the Tender Offer, the Company has complied with its obligations, and is not in breach of any of the representations and warranties given by it, under the Option Agreement;

D.	the Company continuing to have sufficient profits available for distribution to acquire, under the Option Agreement, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer;

E.

the Company shall not have concluded, in its reasonable discretion, to have occurred prior to the Unconditional Time a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group, whether or not arising in the ordinary course of business;

F.	there shall not have occurred at any time prior to the Unconditional Time and it is unlikely, in the reasonable opinion of Jefferies, that there will occur immediately after the Unconditional Time:

i.

any material adverse change in the financial markets in the United States, the United Kingdom or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls;

ii.

any suspension of, or occurrence of material limitations to trading in any securities of the Company by the London Stock Exchange or the NASDAQ Global Market or any other exchange or over the counter market, or of trading generally on the London Stock Exchange or NASDAQ Global Market or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the United States or in Europe;

iii.	a declaration of a banking moratorium by the United States, the United Kingdom or any member or associate member of the European Union;

iv.

any threatened, instituted, or pending action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

(a)

challenges or seeks to challenge, restrain, prohibit or delay the making of the Tender Offer, the acquisition of the Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer, or any other matter relating to the Tender Offer and subsequent repurchase of Ordinary Shares, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer and subsequent repurchase of Ordinary Shares;

(b)

seeks to make the purchase of, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) pursuant to the Tender Offer illegal or results in a delay in the ability to accept for payment or pay for some or all of the Ordinary Shares;

(c)

seeks to make the repurchase, or payment for, some or all of the Ordinary Shares (including Ordinary Shares represented by ADSs) to be repurchased by the Company pursuant to the subsequent repurchase, illegal or results in a delay in the ability to accept payment or pay for some or all of such repurchased Ordinary Shares; or

(d)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licences, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs); or

v.

any action being taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) being proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Tender Offer and the subsequent repurchase of Ordinary Shares or the Company or any other member of the Group or any of their respective affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which:

(a)

indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer, the purchase of the Ordinary Shares (including Ordinary Shares represented by ADSs) thereunder or the subsequent repurchase of Ordinary Shares;

(b)	could reasonably be expected to prohibit, restrict or delay consummation of the Tender Offer or the subsequent repurchase of Ordinary Shares; or

(c)

otherwise could reasonably be expected to materially adversely affect the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalisation, stockholders’ equity, operations, licenses, results of operations, credit rating or prospects of the Company or any other member of the Group or any of their respective affiliates, whether or not arising in the ordinary course of business, taken as a whole, or the value of the Ordinary Shares (including Ordinary Shares represented by ADSs);

which in the opinion of Jefferies, acting reasonably, makes or would be likely to make it impracticable, impossible or unduly onerous to proceed with the Tender Offer as contemplated by this Circular;

G.

the Company shall not have concluded, in its reasonable discretion, that there would or may be unexpected adverse tax consequences (whether by reason of a change in legislation or practice or otherwise) for the Company or its Shareholders if the Tender Offer were to proceed;

H.

the Company shall not have concluded, in its reasonable discretion, that the Tender Offer or effecting the purchase of all tendered Ordinary Shares is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities laws, are not available or not available on terms reasonably acceptable to the Company in respect of the Tender Offer and, if required under any such laws, the Company shall have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Tender Offer; or

I.

at no time during which the Tender Offer remains open, the aggregate value of the FTSE 250 Index having fallen more than 20 per cent. at the close of trading on any day from the aggregate value of 20,822.84 (being the aggregate value of the FTSE 250 Index as at the close of trading on 16 May 2024).

For these purposes, the “Unconditional Time” shall be, subject to the satisfaction or (in accordance with these terms and conditions) waiver, where applicable, of the Tender Conditions referred to above, 1:00 p.m. on the Ordinary Share Closing Date (unless the Tender Offer is extended).

Jefferies will not purchase the Ordinary Shares pursuant to the Tender Offer unless the Tender Conditions have been satisfied or, as provided below, waived. In the event that the Tender Conditions are not satisfied, the Company shall (with the prior consent of Jefferies) be entitled to waive, excluding paragraphs A of and D above, such Tender Condition(s) and to elect to proceed with the implementation of the Tender Offer, subject to applicable law. The purchase by Jefferies of the Ordinary Shares pursuant to the Tender Offer will occur upon the Tender Conditions being satisfied or waived. If any of the Tender Conditions are not satisfied or waived by the Unconditional Time, the Tender Offer will lapse.

Each of the foregoing conditions must be complied with or waived at or prior to the Unconditional Time. If any of the conditions referred to above are waived, the Company will promptly notify Shareholders. Any waiver of a Tender Condition, or the withdrawal of the Tender Offer, shall be deemed to be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated to the Receiving Agent. The Company, after giving notice to the Receiving Agent of any waiver of a condition or the withdrawal of the Tender Offer, shall forthwith thereafter make a public announcement by way of a Regulatory Information Service of such waiver or withdrawal and will file such notice as an amendment to its tender offer statement on Schedule TO filed with the SEC with respect to the Tender Offer. If the Tender Offer is withdrawn, the Company shall not be obligated to effect the purchase of any tendered Ordinary Shares (including Ordinary Share represented by ADSs) under the Tender Offer and all Ordinary Shares (including Ordinary Shares represented by ADS) and all ADSs previously tendered and not withdrawn will be promptly returned to tendering holders.

If the Company materially changes the terms of the Tender Offer, including any waiver of a material condition, or the information concerning the Tender Offer, the Company will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five US Business Days following such a material change in the terms of, or information concerning, the Tender Offer. The Company intends for the Tender Price to remain fixed throughout the Tender Offer. If the Company increases or decreases the Tender Price and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight (New York City time), on the tenth US Business Day from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 2, then the Tender Offer will be extended until the expiration of such period of 10 US Business Days.

The foregoing conditions are for the exclusive benefit of the Company and Jefferies and may be asserted by the Company at any time prior to the Unconditional Time in its discretion regardless of the circumstances giving rise to any such assertion (excluding any action or inaction by the Company), or may (subject to applicable law, be waived by the Company (with the prior consent of Jefferies) in whole or in part at any time prior to the Unconditional Time in its discretion, without prejudice to any other rights which the Company may have). The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time. Any determination by the Company or Jefferies, as applicable, concerning the events described in this paragraph 2 of Part V of this Circular shall be made in the reasonable opinion of such person, and shall be final and binding on all parties, subject to such parties disputing such determination in a court of competent jurisdiction.

In the United States, the registered US broker-dealer affiliate of Jefferies, Jefferies LLC, is also participating in the Tender Offer as required by US law.

1.	INFORMATION REGARDING THE COMPANY AND THE TENDER OFFER

PureTech Health plc, a public company incorporated under the laws of England and Wales, is a clinical-stage biotherapeutics company dedicated to giving life to new classes of medicine to change the lives of patients with devastating diseases.

The right to tender ADSs is being made available by the Company to holders of ADSs.

2.	ADDITIONAL QUESTIONS FOR ADS HOLDERS

How can I participate in the General Meeting?

ADS Holders will not be entitled to attend, or vote directly at, the General Meeting in person or by proxy. If you are an ADS Holder who holds ADSs through a bank, broker or other nominee who wishes for the Depositary to vote your ADSs at the General Meeting, you may provide your voting instructions in accordance with such bank, broker or other nominee’s voting procedures and requirements. If you are an ADS Holder who holds ADSs on the books of the Depositary who wishes for the Depositary to vote your ADSs at the General Meeting, you may provide your voting instructions to the Depositary by sending in a completed ADS voting instruction card, as described on such card. Voting instructions must be received by the Depositary by 10:00 a.m. (New York City time) (3:00 p.m. (London time)) on Friday 31 May 2024.

If you are an ADS Holder and you wish to vote directly (whether in person or by proxy) at the General Meeting, you must elect to become a registered ordinary shareholder by surrendering some or all of your ADSs to the Depositary for cancellation to withdraw the Ordinary Shares represented by those ADSs, in accordance with the terms and conditions of the Deposit Agreement, so as to become a registered holder of Ordinary Shares (i) prior to 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on Tuesday 4 June 2024 if you intend to become a registered ordinary shareholder and vote by proxy in accordance with the arrangements set out in paragraph 9.1(A) of Part III or (ii) prior to 6:00 p.m. (London time) (1:00 p.m. New York City time)) on Tuesday 4 June 2024 if you intend to become a registered ordinary shareholder and attend the General Meeting and vote in person. Pursuant to the terms of the Deposit Agreement, the Depositary is entitled to receive a cancellation fee of $0.05 per ADS cancelled from each ADS Holder who cancels some or all of their ADSs.

What is the deadline for returning my Letter of Transmittal?

Letters of Transmittal in respect of ADSs must be returned to the Depositary so as to be received by no later than 5:00 p.m. (New York City time) on the ADS Closing Date. The Tender Offer with respect to the ADSs will close at that time and tenders received after that time will not be accepted (unless the Tender Offer is extended).

If my ADSs are held by my broker or other nominee, will that person tender my ADSs on my behalf?

Only if you provide instructions to your broker or other nominee to do so. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to tender your ADSs. Note that your broker or other nominee may establish a response deadline earlier than that which is established by other brokers and/or nominees and earlier than the deadline imposed by the Tender Agent. Without your specific instructions, your ADSs will not be tendered for purchase under the Tender Offer.

Can I tender my ADSs by guaranteed delivery?

No. ADSs may not be tendered in the Tender Offer by guaranteed delivery.

Can I withdraw my tender?

You can withdraw or amend your tender of ADSs up until 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). The Ordinary Shares represented by ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Company and Jefferies give written notice of acceptance to the Tender Agent. ADSs representing Ordinary Shares that are not accepted for payment will be returned by the Tender Agent.

When do I receive my cash?

Under the expected timetable of events as set forth above, it is anticipated that the Depositary will receive payment in pounds sterling on the purchase settlement date for the Ordinary Shares represented by ADSs purchased by Jefferies through the Tender Offer. As soon as practicable after the Tender Agent converts such payment into US dollars, the Tender Agent will despatch cheques to registered ADS Holders entitled thereto and remit payment through DTC for further credit to its participants in respect of ADSs accepted for payment that were tendered through DTC.

Do I have to pay any costs and expenses?

Neither the Company nor Jefferies is imposing any fees in connection with the Tender Offer. Pursuant to the terms of the Deposit Agreement, the Depositary is entitled to receive (a) a cash distribution fee of $0.05 per ADS held, payable for every ADS held by an ADS Holder whose ADSs are successfully tendered, and (b) a cancellation fee of $0.05 per ADS cancelled. The Company will reimburse the Depositary for such fees.

If you own your ADSs through a bank, broker, dealer, trust company or other nominee and such nominee tenders your ADSs on your behalf, such nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

What is the US federal income tax treatment for holders of ADSs?

For information on certain material US federal income tax consequences of the Tender Offer and Special Dividend (if any) with respect to ADSs, please see Part VI of this Circular. You should consult an independent professional tax advisor.

Do I need to fill out any forms?

If you are an ADS Holder that holds ADS on the books of the Depositary and you wish to tender all or any of your Ordinary Shares, you should:

•	properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents;

•	complete the Section 302 Certification in accordance with the instructions printed on it;

•	complete IRS Form W-9 (in the case of a US Holder) or an appropriate properly completed IRS Form W-8 (in the case of a Non-US Holder) in accordance with the instructions set out on such IRS Forms,

and deliver such documents to the Tender Agent at the appropriate address set forth in the Letter of Transmittal.

If you own your ADS through a custodian, nominee or trustee should you consult your custodian, nominee or trustee for guidance on providing the forms and certifications described in this section.

3.	ADDITIONAL TERMS AND CONDITIONS OF THE TENDER OFFER IN RESPECT OF ADSS

The Tender Offer is open to all ADS Holders. The Tender Offer in respect of ADSs will open on 20 May 2024 and, subject to the passing of the Resolution at the General Meeting, will close at 5:00 p.m. (New York City time) on Tuesday 18 June 2024. All or any part (representing whole ADSs) of ADS Holders’ ADS holdings may be tendered. If an ADS Holder does not tender all of such ADS Holder’s ADSs, the ADSs that are not tendered will remain outstanding and the Tender Offer will not affect the terms of such ADSs or of the underlying Ordinary Shares. Such holders will be entitled to receive dividends, interest, or other periodic distributions, as applicable, in accordance with the terms of the ADSs held.

Once commenced, the Tender Offer will close with respect to ADSs at 5:00 p.m. (New York City time) on the ADS Closing Date, which is two Business Days prior to the Ordinary Share Closing Date. No tenders of ADSs received after that time will be accepted (unless the Tender Offer is extended). If ADSs are held in a brokerage or custodian account through an agent, holders of such ADSs should be aware that banks, brokers and other nominee holders of ADSs generally establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by the Depositary. ADS Holders should be aware that ADSs may not be tendered by guaranteed delivery. After 5:00 p.m.

(New York City time) on the ADS Closing Date, and prior to 1:00 p.m. (London time) on the Ordinary Share Closing Date (unless in each case the Tender Offer is extended), the Tender Agent will instruct the Custodian to tender the number of Ordinary Shares underlying validly tendered ADSs in accordance with the procedures applicable to the tender of Ordinary Shares set forth in this Circular.

The results of the Tender Offer and, if applicable, the extent to which tenders will be scaled down, are expected to be announced on Monday 24 June 2024, unless the Tender Offer is extended. Subject to any applicable rules and regulations of the SEC, the Company also reserves the right, at any time prior to the Ordinary Share Closing Date, and with the prior consent of Jefferies, to extend the period during which the Tender Offer is open, in which event the term “ADS Closing Date” shall mean the time and date at which the Tender Offer applicable to Ordinary Shares represented by ADSs, as so extended, shall close. If the Tender Offer is extended, the Company will notify the Tender Agent by written notice. The Company shall also notify ADS Holders of any such revision, change or extension promptly by public announcement. The Company will post such announcement on its website, deliver such announcement through a Regulatory Information Service not later than 8:00 a.m. (London time) and by press release in the US and file such announcement with the SEC no later than the earlier of 9:00 a.m. (New York City time) and the first opening of the NASDAQ Global Market in each case, on the next US Business Day after the scheduled expiration date of the Tender Offer. Additionally, any change to the amount or percentage of Ordinary Shares (including Ordinary Shares represented by ADSs) that is subject to the Tender Offer will be made in accordance with any applicable US securities laws and the rules of the NASDAQ Global Market.

All Ordinary Shares purchased under the Tender Offer (including Ordinary Shares represented by ADSs) will be purchased at the Tender Price, as set out in this Circular. Jefferies will purchase at the Tender Price up to the maximum number of Ordinary Shares (including Ordinary Shares represented by ADSs) for a total aggregate amount not exceeding US$100 million. The maximum amount of $100 million will be translated into a pounds sterling amount on the Ordinary Share Closing Date, which pounds sterling amount shall determine the maximum number of Ordinary Shares to be accepted for payment in the Tender Offer. Ordinary Shares tendered at a price other than the Tender Price will not be purchased under the Tender Offer.

Under the Option Agreement, the Company has granted to Jefferies a put option, pursuant to which, if exercised, the Company is obliged to purchase from Jefferies, at the Tender Price, the Ordinary Shares purchased by Jefferies pursuant to the Tender Offer. Jefferies has granted a call option to the Company under the Option Agreement, which, on exercise, obliges Jefferies to sell to the Company, at the Tender Price, the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by Jefferies pursuant to the Tender Offer if Jefferies does not exercise its put option. The Company intends to cancel all of the Ordinary Shares purchased by the Company under the Option Agreement.

If, as a result of proration or scaling down, fewer than all ten of the Ordinary Shares underlying an ADS are accepted pursuant to the Tender Offer, the ADS Holder will be entitled to receive payment in respect of the remaining Ordinary Shares in lieu of a fractional ADS. The Tender Agent will, as promptly as practicable, aggregate the fractional ADSs into whole ADSs and sell the ADSs into the market. The amount such ADS Holder receives in lieu of fractional ADSs will be based on the amount received from the sale of ADSs by the Tender Agent (net of applicable fees, taxes or other expenses incurred in such sale). As a result, the amount such ADS Holder receives in lieu of fractional ADSs may be more or less than the corresponding fraction of the ADS Tender Price.

If an ADS Holder’s ADSs are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned promptly after the expiration of the Tender Offer or the proper withdrawal of the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited promptly to the account at DTC from which they were transferred.

ADS Holders whose tender is accepted will be paid in US dollars; however, the Tender Agent will receive payment for the ADSs tendered in pounds sterling. The Tender Agent will convert such funds into US dollars in the same manner as it would do so in its role as Depositary, and promptly after settlement thereof, pay for such ADSs. Therefore, at the time an ADS Holder tenders such ADSs, such ADS Holder will not be able to determine the exact US dollar amount of the cash consideration such ADS holder will receive in the Tender Offer. The actual amount of US dollars such ADS Holder receives will depend upon the exchange rate prevailing at the time the Tender Agent converts the pounds sterling into US dollars. ADS Holders should be aware that the US dollar/pound sterling exchange rate that is prevailing on the date on which ADSs are tendered may be different than the US dollar/pound sterling exchange rate prevailing at the time the pounds sterling are converted into US dollars. In all cases, fluctuations in the US dollar/pound sterling exchange rate are at the risk of the tendering ADS Holder who will receive their consideration in US dollars.

4.	PROCEDURE FOR TENDERING ADSS

Tender Agent

The Company has appointed Citibank, N.A. to act as the Tender Agent to facilitate the tendering of, and payment for, ADSs in the Tender Offer. ADS holders should direct executed Letters of Transmittal, if applicable, to the Tender Agent at the address set forth in the Letter of Transmittal.

If an ADS Holder is required to submit a Letter of Transmittal and such holder delivers a Letter of Transmittal to an address other than the address set forth in the Letter of Transmittal, such tender of ADSs will not be effective.

Information Agent

The Company has appointed Georgeson LLC to act as the Information Agent for the Tender Offer with respect to ADS Holders. This Circular, the Letter of Transmittal and other relevant materials have been or will be mailed or furnished to registered holder of ADSs. Additional copies of these documents may be obtained by contacting the Information Agent at (+1) 866 529 2770 (toll-free from the US) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 5:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

5.	TENDER INSTRUCTIONS FOR ADS HOLDERS

Tender Procedures – Registered ADS Holders

Any ADS Holder who holds ADSs on the books of the Depositary who wishes to tender pursuant to the Tender Offer should properly complete and duly execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, and deliver such documents to the Tender Agent at the appropriate address set forth in the Letter of Transmittal.

Completed documents should be received by the Tender Agent as soon as possible and in any event, by not later than 5:00 p.m. (New York City time), on the ADS Closing Date (unless the Tender Offer is extended).

Delivery of a properly completed and executed Letter of Transmittal and other required documents to the Tender Agent by an ADS Holder will be deemed (without any further action by the Tender Agent) to constitute a tender of ADSs by such ADS Holder as indicated in the Letter of Transmittal, subject to the terms and conditions described in the Letter of Transmittal. If ADSs are tendered, then a separate tender of the Ordinary Shares represented by such ADSs may not be made.

No alternative, conditional or contingent tender will be valid and no fractional ADSs will be purchased. All tendering ADS Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their ADSs for payment.

Book-Entry Transfer of ADSs – DTC

The Tender Agent will establish an account at DTC with respect to the ADSs held through a bank, broker or other nominee participant of DTC for the purposes of the Tender Offer. Any financial institution that is a participant in any of DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the Tender Agent’s account at DTC in accordance with DTC’s procedure for such transfer.

Although delivery of ADSs may be effected through book-entry transfer into such account of the Tender Agent at DTC, Ordinary Shares represented by ADSs will be counted as valid tenders for the purposes of determining the number of Ordinary Shares that have been validly tendered and not withdrawn only after timely confirmation utilizing DTC’s Automated Tender Offer Program (an “ATOP Confirmation”) of such book-entry transfer of ADSs into the Tender Agent’s account, and timely receipt by the Tender Agent of an Agent’s Message and any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC and received by the Tender Agent and forming part of an ATOP Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC tendering ADSs which are the subject of such ATOP Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Jefferies may enforce such agreement against such participant. Delivery of documents to DTC in accordance with DTC’s procedures (including DTC’s ATOP procedures, if applicable) does not constitute delivery to the Depositary.

Tenders of ADSs pursuant to any one of the procedures described above and the instructions to the Letter of Transmittal will constitute the tendering ADS Holder’s acceptance of the terms and conditions of the Tender Offer, as well as the representation and warranty to Jefferies that (i) such ADS Holder has a net long position in the ADSs or equivalent securities being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such ADSs complies with Rule 14e-4 of the Exchange Act. Jefferies’s acceptance for payment of Ordinary Shares underlying ADSs tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering ADS Holder and Jefferies, upon the terms and subject to the Tender Conditions of the Tender Offer.

All successfully tendered Ordinary Shares represented by ADSs successfully tendered will be purchased by Jefferies, as principal, at the Tender Price.

Method of Delivery

The method of delivery of Letters of Transmittal and all other required documents is at the option and risk of the tendering ADS Holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Undertakings

The execution of the Letter of Transmittal or an ATOP Confirmation (as the case may be) shall constitute an offer to sell to Jefferies the Ordinary Shares underlying such number of ADSs (each ADS representing 10 Ordinary Shares) as is specified in such Letter of Transmittal or ATOP Confirmation, in each case, on and subject to the terms and conditions of the Tender Offer.

Validity of Tender

All questions as to the number of ADSs to be accepted, the price to be paid therefor and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of ADSs will be determined by the Company (with the prior consent of Jefferies), which determination shall be final and binding on all of the parties (except as otherwise required under applicable law). The Company reserves the right (with the prior consent of Jefferies) to reject any or all tenders of ADSs determined not to be in proper form and to waive any defect or irregularity in the tender of ADSs. No tender of ADSs will be deemed to be validly made until all defects or irregularities have been cured or waived. In the event of a waiver, the consideration under the Tender Offer will not be despatched until after the Letter of Transmittal, together with any required signature guarantees, is complete in all respects and other document(s) of title satisfactory to the Tender Agent have been received. None of the Company, Jefferies, the Receiving Agent, the Tender Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

Signatures on Letter of Transmittal, Stock Powers and Endorsements

If the Letter of Transmittal is signed by the registered holder(s) of the ADSs being tendered thereby, the signature(s) must correspond with the name(s) as written on the books and records of the Depositary without any change whatsoever. If any of the ADSs being tendered hereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the ADSs being tendered with the Letter of Transmittal are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of ADSs.

If the Letter of Transmittal or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Company of their authority so to act must be submitted.

When the Letter of Transmittal is signed by the registered holder(s) of the ADSs listed and transmitted thereby, no endorsements of certificates or separate stock powers are required unless payment of the purchase price for ADSs not tendered or not purchased are to be issued to a person other than the registered holder(s). Signatures on such stock powers must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (an “Eligible Institution”).

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the ADSs listed, it must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the books and record of the Depositary. Signatures on such stock powers must be guaranteed by an Eligible Institution.

If You Require Additional Assistance

If you have questions regarding the Tender Offer with respect to ADSs, please telephone the Information Agent at (+1) 866-529-2770 (toll free from the US) and (+1) 781 896 6940 (from other countries).

Please note that for legal reasons the Information Agent will only be able to provide information contained in this Circular and the accompanying Tender Form and Letter of Transmittal and will be unable to give advice on the merits of the Tender Offer or to provide financial, investment or taxation advice. If you need additional copies of this Circular or the Letter of Transmittal (or the Tender Form for Ordinary Shares in the United States), please telephone the Information Agent at (+1) 866 529 2770 (toll-free) and (+1) 781 896 6940 (from other countries).

6.	RIGHTS OF WITHDRAWAL FOR ADS HOLDERS

ADSs tendered pursuant to the Tender Offer may be withdrawn in accordance with the procedures described below, but in no event later than 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended). The Ordinary Shares represented by the ADSs tendered pursuant to the Tender Offer will be deemed to have been accepted for payment when, as and if the Company and Jefferies give written notice of acceptance to the Tender Agent. The notice of acceptance to the Tender Agent will be given upon the issuance of the announcement of the final results of the Tender Offer described in Part V, Section 2.12 above.

To be effective, a written notice of withdrawal must be received by the Tender Agent and must specify the name of the person having tendered ADSs in the Tender Offer, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, as the case may be, if different from the name of the person who tendered such securities pursuant to the Tender Offer.

If ADSs have been delivered pursuant to the procedures for book-entry transfer described in Section 5 of this Part VIII, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn ADSs and must otherwise comply with DTC’s procedures. Withdrawals of tendered ADSs may not be rescinded, and any ADS properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn ADSs may be re-tendered by again following the procedures described in Section 5 of this Part VIII at any time on or prior to 5:00 p.m. (New York City time) on the ADS Closing Date (unless the Tender Offer is extended).

All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company (with the prior consent of Jefferies) in its discretion, which determination shall be final and binding (except as otherwise required under applicable law). None of the Company, Jefferies, the Tender Agent, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

7.	SETTLEMENT

If the aggregate value at the Tender Price of all validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds US$100 million (based on the applicable exchange rate of US dollars to pounds sterling on the Ordinary Share Closing Date), or the number of validly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) exceeds 33,500,000 Ordinary Shares, not all of the Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered will be accepted and purchased. In these circumstances, all valid tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) will be scaled down pro-rata to the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) so tendered by that Shareholder, such that the total cost of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed US$100 million and the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) purchased pursuant to the Tender Offer does not exceed 33,500,000 Ordinary Shares.

Payment of the consideration in respect of successfully tendered Ordinary Shares represented by ADSs held by ADS Holders who hold ADSs on the books of the Depositary will be sent by first class mail on or about the dates designated in the “Expected Timetable Applicable to ADS Holders”, at the risk of the person entitled thereto. Payment of the consideration in respect of successfully tendered Ordinary Shares represented by ADSs held by ADS Holders who hold ADSs through a bank, broker or other nominee participant of DTC will be made through DTC. All cash payments of proceeds for successfully tendered Ordinary Shares represented by ADSs under the Tender Offer will be made (i) by Jefferies in pounds sterling by CREST payment to the nominee account of the Depositary, in respect of Ordinary Shares underlying the ADSs, and then (ii) after conversion thereof by the Tender Agent, in US dollars, (a) in the case of ADS Holders whose ADSs are held on the books of the Depositary, by cheque, and (b) in the case of payment to Cede & Co., as nominee for DTC, by wire transfer issued by a US bank, in each case in respect of ADSs purchased in the Tender Offer. The actual amount of US dollars received will depend upon the exchange rate obtained when such currency is exchanged. In all cases, fluctuations in the US dollar/pound sterling exchange rate are at the risk of the tendering ADS Holders who will receive their consideration in US dollars.

The Company intends to rely on the Tier II exemption from Rule 14e-1(c) on prompt payment where the Company will follow English law and practice. Under no circumstances will interest accrue or be paid by the Company or the Receiving Agent to persons tendering Shares in the Tender Offer by reason of any delay in effecting payment for the tendered Shares or otherwise.

8.	ADDITIONAL COPIES OF TENDER INSTRUMENTS

All ADS Holders who hold ADSs on the books of the Depositary are being sent a Letter of Transmittal for use in tendering their ADSs pursuant to the Tender Offer. Any ADS Holder that also holds Ordinary Shares in Certificated Form may request copies of the Tender Form to tender such Ordinary Shares by phoning the Information Agent.

9.	PROCEDURES FOR NOMINEES

Nominees, such as brokers, trustees or depositories for securities, who hold ADSs for the account of others should notify and distribute this Circular and (if the nominee is the registered holder of such ADSs on the books of the Depositary) the Letter of Transmittal (or requests for instructions regarding tenders) to the respective beneficial owners of such ADSs as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Tender Offer. If a beneficial owner so instructs, the nominee should complete the Letter of Transmittal and submit it (if the nominee is the registered holder of such ADSs on the books of the Depositary) to the Tender Agent or follow the procedures within DTC and send an Agent’s message and the ADSs to the account of the Tender Agent through such system. In addition, beneficial owners should contact the nominee and request the nominee to effect tenders in accordance with the beneficial owner’s instructions.

Beneficial owners who hold ADSs through more than one bank, broker or other nominee should arrange for separate tenders to be submitted by each such registered holder.

10.	CERTAIN PROVISIONS CONCERNING TENDERS

The failure of any person to receive a copy of this Circular or the Letter of Transmittal shall not invalidate any aspect of the Tender Offer. Additional copies of this Circular and the Letter of Transmittal may be obtained from the Depositary or the Information Agent at the addresses and telephone numbers set forth below. No acknowledgment of receipt of any Tender Forms, Letters of Transmittal, certificates and/or other documents of title will be given.

11.	ADDITIONAL INFORMATION FOR ADS HOLDERS

If you are an ADS Holder, bank, brokers or institutional holder, and have questions on how you can participate in the Tender Offer in respect of the ADSs, please call the Information Agent at (+1) 866-529-2770 (toll free) and (+1) 781 896 6940 (from other countries) from 9:00 a.m. to 8:00 p.m. (New York City time) Monday to Friday, and Saturday from 10:00 a.m. to 2:00 p.m. (New York City time).

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The SEC maintains a website on the internet at www.sec.gov that contains reports and other information that the Company files with or furnishes to the SEC, including the Schedule TO and the exhibits and any amendments and supplements thereto. The Company will provide copies of such documents free of charge to its security holders.

PART IX

DEFINITIONS

The following definitions apply throughout this document, unless stated otherwise:

Act	the Companies Act 2006 of England and Wales, as amended from time to time;

ADR	American Depositary Receipt representing ADSs;

ADS	American Depositary Share, each representing 10 Ordinary Shares;

ADS Closing Date	Tuesday 18 June 2024 in respect of ADSs representing Ordinary Shares tendered or such other date as may be determined in accordance with Part VIII of this Circular;

ADS Holders	the holder(s) of ADSs from time to time;

ADS Tender Price	has the meaning given to it in paragraph 2.3 of Part III of the Circular;

annual exemption	has the meaning given to it in paragraph 3.1 of Part IV of this Circular;

ARAN message	a registrar’s adjustment message (as defined in the CREST Manual);

BMS	Bristol Myers Squibb, Inc.;

Board or Board of Directors or Directors of the Company	the directors of the Company as at the date of this Circular, whose names are set out on page 15 of this Circular;

Business Day	any day other than a Saturday, Sunday or public holiday on which banks are open in the City of London for the transaction of general commercial business;

Certificated Form or Certificated	a share, title to which is recorded in the relevant register of the share concerned as being held in certificated form (that is, not in CREST);

Circular	this document;

Code	the United States Internal Revenue Code of 1986, as amended;

Company	PureTech Health plc, a public limited company incorporated in England with registered number 09582467 and registered office C/O Tmf Group, 13th Floor, One Angel Court, London, EC2R 7HJ, United Kingdom;

Company’s Registrar’s Helpline	+44 (0)370 707 4040, the helpline available to Shareholders in connection with the Tender Offer in respect of Ordinary Shares and operated by Computer Share Investor Services PLC, in its capacity as, the Company’s Registrar and Receiving Agent;

Company’s Registrar or Computershare Investor	Computershare Investor Services PLC;

CREST	the paperless settlement procedure operated by Euroclear enabling system securities to be evidenced otherwise than by certificates and transferred otherwise than by written instrument;

CREST Manual	the rules governing the operation of CREST as published by Euroclear;

CREST Member	a person who has been admitted by Euroclear as a system member (as defined in the CREST Regulations);

CREST Participant	a person who is, in relation to CREST, a system participant (as defined in the CREST Regulations);

CREST Proxy Instruction	a proxy appointment or instruction made via CREST authenticated in accordance with Euroclear’s specifications and containing the information set out in the CREST manual;

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

CREST Sponsor	a CREST Participant admitted to CREST as a CREST sponsor, being a sponsoring system participant (as defined in the CREST Regulations);

CREST Sponsored Member	a CREST Member admitted to CREST as a sponsored member;

Custodian	Citibank, N.A.– London Branch, as custodian for the Depositary in the United Kingdom, located at Citigroup Centre Canary Wharf, London, E14 5LB;

Depositary	Citibank, N.A., located at 388 Greenwich Street, New York, New York, 10013, United States;

Deposit Agreement	has the meaning given to it in paragraph 9.7 of Part VII of this Circular;

Directors	the directors of the Company, whose names are set out in paragraph 3 of Part VII of this Circular (or, where the context requires, the directors of the Company from time to time);

Disclosure Guidance and Transparency Rules or DTRs	the Disclosure Guidance and Transparency Rules of the FCA made under Part VI of FSMA, as amended from time to time;

DTC	the Depositary Trust Company;

Electronic Tender	the inputting and settlement of a TTE Instruction in accordance with the procedures set out in Part V of this Circular which constitutes or is deemed to constitute a tender of Ordinary Shares pursuant to and on the terms of the Tender Offer as set out in this Circular;

Eligible Institution	has the meaning given to it in paragraph 5 of Part VIII of this Circular;

ESA instructions	an escrow account adjustment input (AESN), transaction type “ESA” (as defined by the CREST Manual issued by Euroclear);

Euroclear	Euroclear UK & International Limited, the operator of CREST;

Exchange Act	United States Securities Exchange Act of 1934, as amended;

Executive Directors	the executive directors of the Company as at the date of this Circular and “Executive Director” means any one of them;

FCA	the Financial Conduct Authority of the United Kingdom;

Form of Proxy	the hard copy proxy form accompanying this Circular to be used in connection with the General Meeting and to be completed and submitted in accordance with the instructions thereof and the terms and conditions of this Circular;

FSMA	the Financial Services and Markets Act 2000, as amended from time to time;

General Meeting	the general meeting of the Company to be held at 6 Tide Street, Boston, Massachusetts, 02210, United States, at 11:00 a.m. (New York City time) (4:00 p.m. (London time) on 6 June 2024, or any adjournment thereof, notice of which is set out in Part X of this Circular;

Group	the Company and its Subsidiaries and Subsidiary undertakings;

HMRC	HM Revenue & Customs;

Information Agent	Georgeson LLC of 1290 avenue of the Americas, 9th floor, New York, NY 10104, United States;

Issued Ordinary Share Capital	the Company’s issued ordinary share capital, excluding any treasury shares from time to time;

Jefferies	Jefferies International Limited;

Karuna	Karuna Therapeutics, Inc.;

Latest Practicable Date	16 May 2024, being the latest practicable date prior to the publication of this Circular;

Letter of Transmittal	the Letter of Transmittal issued with this Circular to registered ADS holders in connection with the Tender Offer;

Listing Rules	the listing rules made under Part VI of FSMA (and contained in the FCA’s publication of the same name), as amended from time to time;

London Stock Exchange	London Stock Exchange plc;

Member account ID	the identification code or number attached to any member account in CREST;

Microsite	the website established by the Company at https://investors.puretechhealth.com/tender-offer for the purposes of the Tender Offer containing copies of the Circular, Section 302 Certification, IRS Form W-9 and IRS Form W-8;

Non-Executive Directors	the non-executive directors of the Company as at the date of this Circular and “Non-Executive Director” means any one of them;

Non-US Holder	has the meaning given to it in paragraph 1.5 of section B of Part VI of this Circular;

Notice of General Meeting	the notice of the General Meeting which appears in Part X of this Circular;
Option Agreement	the option agreement dated 20 May 2024, between Jefferies and the Company, the terms of which are summarised in paragraph 10.1 of Part VII of this Circular;

Ordinary Share Closing Date	20 June 2024 in respect of Ordinary Shares tendered or such other date as may be determined in accordance with paragraph 2.23 of Part V of this Circular;

Ordinary Shareholder(s)	the holder(s) of Ordinary Shares from time to time;

Ordinary Shares	the ordinary shares of one pence each in the capital of the Company;

Overseas Shareholders	a Shareholder who is a resident in, or a national or citizen of, a jurisdiction outside the United Kingdom;

Participant ID	the identification code or membership number used in CREST to identify a particular CREST Member or other CREST Participant;

Prospectus Regulation Rules	the prospectus regulation rules made under Part VI of FSMA (and contained in the FCA’s publication of the same name), as amended from time to time;

PSPs	the Company’s performance share plans as described in paragraph 5 of Part III;

Register	the Company’s register of members;

Receiving Agent	Computershare Investor Services PLC, at The Pavilions Bridgwater Road, Bristol, BS99 6AH, United Kingdom;

Regulatory Information Service	a service approved by the FCA for the distribution to the public of regulatory announcements and included within the list maintained on the FCA’s website;

Resolution	the special resolution to be proposed at the General Meeting, as set out in the Notice of General Meeting;

Restricted Jurisdictions	each and any of Australia, Canada, Japan, New Zealand, Singapore, the Republic of South Africa and any other jurisdiction where the mailing of this Circular or the accompanying documents, or the extension of the Tender Offer, in the manner contemplated by this Circular into or inside such jurisdiction would constitute a violation of the laws of such jurisdiction;

SEC	the United States Securities and Exchange Commission;

Section 302 Certification	means the Section 302 Certification of Treatment of Tender Payment made available to holders of Ordinary Shares and ADS with this Circular and on the Microsite;

Shareholders	the holders of the Ordinary Shares or ADSs, as applicable, from time to time;

Share Buyback Program	has the meaning given to it in paragraph 4 of Part III;

Special Dividend	has the meaning given to it in paragraph 1 of Part III;

Subsidiary	a subsidiary as that term is defined in section 1159 of the Companies Act 2006;

Takeover Code	the City Code on Takeovers and Mergers;

Tender Agent	Citibank, N.A., located at 388 Greenwich Street, New York, New York, 10013, United States;

Tender Conditions	the conditions of the Tender Offer as set out in Part V and Part VIII of this Circular;

Tender Form	the form enclosed with this Circular for use by Ordinary Shareholders who hold Ordinary Shares in Certificated form in connection with the Tender Offer;

Tender Offer	the invitation to Shareholders to tender Ordinary Shares (including Ordinary Shares represented by ADSs) on the terms and conditions set out in this Circular (and, where the context so requires, the associated repurchase of such Ordinary Shares by the Company from Jefferies);

Tender Price	250 pence being the price per Ordinary Share (equivalent to £25.00 per ADS);

TFE Instruction	a transfer from escrow instruction (as defined by the CREST Manual);

TTE Instruction	a transfer to escrow instruction (as defined by the CREST Manual);

Transaction	The acquisition by BMS of the Company’s stocks in Karuna for a total equity value of approximately US$14 billion;

UK CGT	United Kingdom capital gains tax;

Uncertificated Form or Uncertificated	a share recorded on the Register as being held in uncertificated form in CREST and title to which, by virtue of the Uncertified Securities Regulations, may be transferred by means of CREST;

Unconditional Time	has the meaning given to it in paragraph 2.1 of Part V of the Circular;

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland, its territories and dependencies;

UK Holders	has the meaning given to it in paragraph 1 of section A of Part VI of this Circular;

United States or USA	the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

US Business Day	a day other than a Saturday, Sunday or public holiday in New York City;

US dollar or USD or US$ or $	the lawful currency of the United States;

US Holders	has the meaning given to it in paragraph 1.4 of section B of Part VI of this Circular;

US Shareholders	Shareholders who are located in the US;

USRPI	has the meaning given to it in paragraph 1.5 of section B of Part VI of this Circular; and

USRPHC	has the meaning given to it in paragraph 1.5 of section B of Part VI of this Circular.

PART X

NOTICE OF GENERAL MEETING

PURETECH HEALTH PLC

(incorporated and registered in England and Wales with registered number 09582467)

NOTICE IS HEREBY GIVEN that a general meeting of PureTech Health plc (the “Company”) will be held at 11:00 a.m. (New York City time) (4:00 p.m. (London time)) on 6 June 2024 at the principal executive offices of 6 Tide Street, Boston, Massachusetts, 02210, United States, for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution.

SPECIAL RESOLUTION

1

THAT, in addition to the authority granted pursuant to resolution 10 at the annual general meeting of the Company held on 13 June 2023, the Company be and is hereby generally and unconditionally authorised in accordance with section 701 of the Companies Act 2006 to make market purchases (within the meaning of section 693(4) of the Companies Act 2006) of ordinary shares of one pence each in the capital of the Company (“Ordinary Shares”) pursuant to, for the purposes of, or in connection with a tender offer for Ordinary Shares on the terms and conditions set out or referred to in the circular to the Company’s shareholders dated 20 May 2024 (the “Circular”) (a copy of which is produced to the meeting and signed for identification purposes by the chair of the meeting) or otherwise as contemplated by arrangements set out or referred to in the Circular (“Tender Offer”), provided that:

(A)	the maximum number of Ordinary Shares that may be purchased under this authority is 33,500,000 Ordinary Shares;

(B)	the maximum price and minimum price that may be paid for any Ordinary Share shall be a fixed price of 250 pence per Ordinary Share; and

(C)

unless otherwise revoked, varied or renewed by the Company, the authority hereby conferred will expire on 31 August 2024 (or, if the general meeting is adjourned, such date falling one year from the date of such adjourned meeting) save that the Company may before the expiry of such authority make a contract to purchase which will or may be executed wholly or partly after the expiry of such authority and the Company may make a purchase of such shares after such expiry pursuant to such contract.

Dated: 20 May 2024

By order of the Board:	Registered office
13th Floor, One Angel Court London EC2R 7HJ United Kingdom

NOTES OF THE NOTICE OF GENERAL MEETING

The following notes explain your general rights as a shareholder and your right to attend and vote at the General Meeting or to appoint someone else to vote on your behalf.

Proxy appointment

1.

A member is entitled to appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at the General Meeting, or any adjournment thereof. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the General Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. Failure to specify the number of shares each proxy appointment relates to or specifying a number which when taken together with the number of shares set out in the other proxy appointments is in excess of the number of shares held by the shareholder may result in the proxy appointment being invalid. A proxy may only be appointed in accordance with the procedures set out in notes 2-3 and 10 below and the notes to the proxy form.

2.

A form of proxy is enclosed. The appointment of a proxy will ordinarily not prevent a member from subsequently attending and voting at the meeting in person. When appointing more than one proxy, complete a separate proxy form in relation to each appointment. Additional proxy forms may be obtained by contacting the Company’s registrar or the proxy form may be photocopied. State clearly on each proxy form the number of shares in relation to which the proxy is appointed.

3.

To appoint a proxy, the form of proxy and any power of attorney or other authority (if any) under which it is executed (or a duly certified copy of any such power or authority), must be either (a) sent to the Company’s Registrars, Computershare Investor Services PLC, at The Pavilions, Bridgwater Road, Bristol BS99 6AH, or (b) the proxy appointment must be lodged using the CREST Proxy Voting Service in accordance with Note 10 below, or (c) the proxy appointment must be registered electronically on the website www.investorcentre.co.uk/eproxy or by using the QR Code printed on the form of proxy in each case so as to be received no later than 4:00 p.m. (London time) (11:00 a.m. (New York City time)) on Tuesday 4 June 2024 (or, if the meeting is adjourned, no later than 48 hours (excluding any part of a day that is not a working day) before the time of any adjourned meeting). If you are an institutional investor, you may be able to appoint a proxy electronically via the Proxymity platform, a process which has been agreed by the Company and approved by the Registrar. For further information regarding Proxymity, please go to www. proxymity.io. Your proxy must be lodged no later than 4:00 p.m. (London time) (11:00 a.m. (New York City time)) on Tuesday 4 June 2024 in order to be considered valid. Before you can appoint a proxy via this process you will need to have agreed to Proxymity’s associated terms and conditions. It is important that you read these carefully as you will be bound by them and they will govern the electronic appointment of your proxy.

Joint shareholders

4.

In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names appear in the register of members in respect of the share.

Nominated persons

5.

The right to appoint a proxy does not apply to persons whose shares are held on their behalf by another person and who have been nominated to receive communications from the Company in accordance with Section 146 of the Companies Act 2006 (“Nominated Persons”). Nominated Persons may have a right under an agreement with the member who holds the shares on their behalf to be appointed (or to have someone else appointed) as a proxy. Alternatively, if Nominated Persons do not have such a right or do not wish to exercise it, they may have a right under such an agreement to give instructions to the person holding the shares as to the exercise of voting rights. Any electronic communication sent by a member to the Company or the Company’s Registrar which is found to contain a virus will not be accepted by the Company but every effort will be made by the Company to inform said member of the rejected communication. You may not use any electronic address provided either in the notice or any related documents to communicate for any purposes other than those expressly stated.

Information about shares and voting

6.

Holders of ordinary shares are entitled to vote at general meetings of the Company. The total number of issued ordinary shares in the Company on 16 May 2024, which is the latest practicable date before the publication of this document is 289,468,159. The Company holds 18,707,082 ordinary shares in treasury, therefore the total voting rights in the Company as at 16 May 2024 were 270,761,077.

Right to attend and vote

7.

Entitlement to attend and vote at the meeting, and the number of votes which may be cast at the meeting, will be determined by reference to the Company’s register of members at 6:00 p.m. (London time) (1:00 p.m. New York City time)) on Tuesday 4 June 2024 or, if the meeting is adjourned, no later than 48 hours (excluding any part of a day that is not a working day) before the time fixed for the adjourned meeting (as the case may be). In each case, changes to the register of members after such time will be disregarded.

8.	We recommend that all shareholders appoint the chair of the meeting as proxy. This will ensure that your vote will be counted.

CREST members

9.

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the meeting (and any adjournment of the meeting) by following the procedures described in the CREST Manual available on the website of Euroclear UK and International Limited (“Euroclear”) at www.euroclear.com. CREST Personal Members or other CREST sponsored members (and those CREST members who have appointed a voting service provider) should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message (regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy) must, in order to be valid, be transmitted so as to be received by Computershare Investor Services PLC Participant ID 3RA50 by the latest time(s) for receipt of proxy appointments specified in Note 3 above.

For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to a proxy appointed through CREST should be communicated to him by other means. CREST members (and, where applicable, their CREST sponsors or voting service providers) should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members (and, where applicable, their CREST sponsors or voting service providers) are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Corporate representatives

10.

Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that (where there is more than one representative and the vote is otherwise than on a show of hands) they do not do so in relation to the same shares.

Questions

11.

Any member attending the General Meeting has the right to ask questions. The Company must cause to be answered any such question relating to the business being dealt with at the meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of the Company or the good order of the meeting that the question be answered.

Voting by poll

12.

Each of the resolutions to be put to the meeting will be voted on by way of a poll and not a show of hands. A poll reflects the number of voting rights exercisable by each member and so the Board considers it a more democratic method of voting. Members and proxies will be asked to complete a poll card to indicate how they wish to cast their votes. These cards will be collected at the end of the meeting.

Use of electronic address

13.

Members may not use any electronic address provided in either this notice of meeting or any related documents (including the enclosed form of proxy) to communicate with the Company for any purposes other than those expressly stated.

Documents available for inspection

14.

A copy of this Notice of General Meeting may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the registered office of the Company at C/O Tmf Group, 13th Floor, One Angel Court, London, United Kingdom, EC2R 7HJ up to and including the date of the General Meeting, and on the date of the General Meeting itself at the General Meeting venue 15 minutes before the meeting until it ends.

Communication

15.	Except as provided above, shareholders who have general queries about the General Meeting should use the following means of communication (no other methods of communication will be accepted):

•	by calling the Registrar’s helpline on +44 (0)370 707 4040; or

•	by writing to the Registrar, Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6AH.

Donnelley Financial Solutions 820057